UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Notice of 2024 Annual Meeting of Stockholders
and Proxy Statement

# THE ESTĒE LAUDER COMPANIES INC.

The Global House of Prestige Beauty

The Estée Lauder Companies Inc. 767 Fifth Avenue New York, New York 10153
William P. Lauder Executive Chairman

September 19, 2024
Dear Fellow Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders. It will be held on Friday, November 8, 2024, at 10:00 a.m., Eastern Time, where we will ask you to vote on the items set forth in the Notice of Annual Meeting of Stockholders below. Our Annual Meeting will be held in a virtual-only meeting format via live webcast on the Internet.
Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you receive in response to your request. Instructions on each of these voting methods are outlined in this Proxy Statement. Please vote as soon as possible.
Thank you for your continued support.
YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE, OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153
Notice of Annual Meeting of Stockholders

Date: Friday, November 8, 2024
Time: 10:00 a.m., Eastern Time
Meeting Format:
We are holding the 2024 Annual Meeting in a virtual-only meeting format via live webcast on the Internet. You will not be able to attend at a physical location. Stockholders will be able to join and attend online by logging in at www.virtualshareholdermeeting.com/EL2024.
Additional information is provided below, including under the heading “How can I attend the virtual-only Annual Meeting?”
ITEMS OF BUSINESS:
1.
To elect four Class I Director Nominees as Directors to serve until the 2027 Annual Meeting of Stockholders;

2.
To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent auditors for the 2025 fiscal year;

3.
To provide an advisory vote to approve executive compensation; and

4.
To approve The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan.

We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.
By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 19, 2024
THE BOARD OF DIRECTORS URGES YOU TO VOTE BY INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 8, 2024:
The Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended June 30, 2024 with certain exhibits (which constitutes the “Annual Report to Stockholders”) are available at www.proxyvote.com.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. The approximate date on which this Proxy Statement and form of proxy are first being provided to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 19, 2024.
2024 Annual Meeting of Stockholders
Date and Time:	Friday, November 8, 2024 10:00 a.m., Eastern Time	Place:	The Annual Meeting will be held in a virtual-only format via live webcast on the Internet: www.virtualshareholdermeeting.com/EL2024
Record Date:	September 9, 2024
Voting Matters
ITEMS OF BUSINESS		BOARD RECOMMENDATION	PROXY STATEMENT DISCLOSURE
1	Election of Class I Directors	FOR each Director Nominee	Page 9

2	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors	FOR	Page 89

3	Advisory Vote to Approve Executive Compensation	FOR	Page 91

4	Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan	FOR	Page 93

Director Nominees
Below is information about the Class I Director Nominees standing for election to serve until the 2027 Annual Meeting of Stockholders, reflecting committee assignments as of September 9, 2024 (the “Record Date”). Additional information about these Director Nominees and the other Directors can be found in this Proxy Statement. See “Election of Directors.”
Nominee	Current Position	Committee Membership
Paul J. Fribourg	Chairman and Chief Executive Officer, Continental Grain Company	Audit Committee; and Compensation Committee (Chair) and Stock Plan Subcommittee
Jennifer Hyman	Co-founder, Chief Executive Officer, and Chair, Rent the Runway, Inc.	Audit Committee; and Nominating and ESG Committee
Arturo Nuñez	Founder and Chief Executive Officer of AIE Creative	Audit Committee; and Compensation Committee and Stock Plan Subcommittee
Barry S. Sternlicht	Chairman and Chief Executive Officer, Starwood Capital Group	Nominating and ESG Committee

2024 Proxy Statement | 1

**$15.61**
Billion in net sales:
International 75%; U.S. 25%

**4 Major Product Categories**
Skin Care, Makeup,
Fragrance, Hair Care

**~150**
Countries & Territories

Our
## Profit Recovery & Growth Plan
is designed to accelerate rebuilding our profitability, leverage our capabilities, further strengthen our consumer-facing activities, and
## Fuel Long-Term Sustainable Growth

Our
data analytics, consumer insights and
## Innate Creativity
fuel our strategy and innovation and drive competitive advantage

## Recognized by CDP with ratings of
A in Climate Change
A- in Forests, Palm Oil
A- in Forests, Timber
A- in Water Security
for 2023

The Human Rights Campaign (HRC) named The Estée Lauder Companies as a
## "Best Place to Work for LGBTQ+ Equality"
with a perfect score of 100% for HRC's 2023 Corporate Equality Index for the 14th year

JO MALONE
LONDON

Re-Nutriv
ESTĒE LAUDER

Recognized by
## Fortune
as one of the
## World's Most Admired Companies
in 2024

LE LABO

Our
## Rich Heritage
and strong core values include respect for the individual and a
## Culture of Inclusion, Diversity, and Equity

Our
## Hero Products
have generated trial and earned
## Consumer Loyalty

AVEDA
invati

Our
## Strategy
is powered by
## Multiple Engines of Growth
across brands, categories, geographies, channels, and consumer demographics

LA MER

ESTĒE LAUDER | aramis | CLINIQUE | LAB SERIES | ORIGINS | M·A·C
LA MER | BOBBI BROWN | AVEDA | JO MALONE LONDON | Bumble and bumble.
DARPHIN PARIS | TOM FORD | smashbox | AERIN BEAUTY | LE LABO GRASSE – NEW YORK
EDITIONS DE PARFUMS FREDERIC MALLE | GLAMGLOW | Kilian PARIS | Too Faced | Dr.Jart+ | DECIEM The Ordinary. NIOD

2 | 2024 Proxy Statement

## FISCAL 2024 SPOTLIGHT

- Net sales declined 2%, diluted EPS decreased 61%. Organic net sales declined 2%*. In constant currency, adjusted diluted EPS decreased 22%*.
- We accelerated and expanded our Profit Recovery and Growth Plan, designed to benefit fiscal 2025 and 2026, to restore stronger, and more sustainable, profitability and drive leverage in periods of lower sales growth, while also supporting sales growth acceleration and increasing agility and speed-to-market
- La Mer, a global leader in luxury Skin Care, was our best-performing brand across the entire portfolio in organic net sales growth
- Fragrance was our best-performing category, driven by Le Labo and Jo Malone London
- We debuted our first products created in our new China Innovation Labs

TOM FORD
OUD MINÉRALE

The Ordinary.

- We extended our brand reach, with The Ordinary debuting in South Africa and Japan as well as Le Labo entering the Philippines
- We opened our first storefronts in Amazon's U.S. Premium Beauty store beginning with Clinique, Jo Malone London opened its first global flagship store in Japan, and the Estée Lauder brand opened its first Re-Nutriv Skin Longevity Institute in Hainan, China
- We acquired the remaining equity interests in DECIEM, after having become its majority owner in 2021. DECIEM is the Canadian-based, vertically-integrated, multi-brand company which created The Ordinary.
- We continued to create BALMAIN BEAUTY with the luxury fashion house, setting the stage for the brand to launch in the Fragrance category in September 2024

*See Appendix A for reconcilation and other information about these non-GAAP Measures

## SOCIAL IMPACT AND SUSTAINABILITY

Our social impact and sustainability initiatives help drive innovation, growth and efficiency across the business and within our brand portfolio. These initiatives also aim to foster employee engagement and build consumer trust and loyalty.

## PRIORITY FOCUS AREAS

| | |
|---|---|
| CLIMATE AND ENERGY | PACKAGING |
| SOURCING | GREEN CHEMISTRY |
| INCLUSION, DIVERSITY & EQUITY | EMPLOYEE HEALTH & SAFETY |
| SOCIAL INVESTMENTS | INGREDIENT TRANSPARENCY |

**60%**
Of VP positions and above held by women globally[1]

**100%**
Renewable Electricity[2] Sourced Globally for the 5th Consecutive Year

**23%**
Reduction in water withdrawal from our direct manufacturing sites, from a fiscal 2019 baseline, focusing on our high and extremely high water stressed sites[3]

1 As of June 30, 2024

2 For fiscal year 2024. Electricity consumption for all global activities with ELC operational control. Renewable electricity consumption reflects on-site solar generation and consumption at ELC locations, renewable off-site generation (utility contracts), Energy Attribute Certificates (EACs), and a Virtual Power Purchase Agreement (VPPA).

3 As of June 30, 2024. Reduction in water withdrawal is from a fiscal 2019 baseline of 1.5 million cubic meters at ELC-operated manufacturing sites. Excludes DECIEM and any manufacturing sites that were not fully operational within the target timeline.

2024 Proxy Statement | 3

Executive Compensation Highlights
Key Compensation Matters noted in Compensation Discussion and Analysis, Summary Compensation Table, and related tables and narratives
CEO Annual Compensation for Fiscal 2024
In August 2023, the Compensation Committee determined that the base salary rate for Fabrizio Freda, our CEO, would remain at $2.1 million and Mr. Freda’s bonus opportunity would remain at $5.78 million. The Stock Plan Subcommittee determined Mr. Freda’s equity target would remain at $12.5 million. Actual bonus and actual equity grant date value for fiscal 2024 were below target.

Fiscal 2025 Payout of February 2018 Non-Annual Performance Stock Units (“PSUs”) to CEO vested in Fiscal 2021 and 2022
On September 3, 2024 (fiscal 2025), Mr. Freda received a payout of 195,940 shares for both tranches of the non-annual PSUs that were granted in February 2018, as well as a cash payment for dividend equivalents. The service and performance periods for these PSUs covered six-and-a-half years. For additional information, see “Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021.”

NEO Annual Stock-Based Compensation for Fiscal 2024
The annual equity mix remained weighted equally among PSUs, Stock Options, and Restricted Stock Units. The annual stock-based compensation awarded to our Named Executive Officers (the “NEOs”) in fiscal 2024 was based on target grant levels and an assessment of each officer’s performance and expected future contributions. These awards are shown in “Grants of Plan-Based Awards in Fiscal 2024.”

EAIP Payouts for NEOs for Fiscal 2024 are Below Target
Our NEOs achieved fiscal 2024 payout percentages under the Executive Annual Incentive Plan (“EAIP”) ranging from 52.7% to 72.0% out of a possible maximum of 150% of target bonus opportunities. Actual payouts were made in mid-September 2024. Such payouts were determined by applying the payout percentages to the fiscal 2024 target bonus opportunities and are shown in the “Summary Compensation Table.”

No Payout of PSUs granted to NEOs in Fiscal 2022	Based on the Company’s below-threshold performance over the three-year period ended June 30, 2024, the PSUs granted in September 2021 (fiscal 2022) resulted in no payouts to our NEOs.

4 | 2024 Proxy Statement

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 8, 2024
September 19, 2024
Annual Meeting and Voting
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the “Company,” “we,” or “us”), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in a virtual-only meeting format via live webcast on Friday, November 8, 2024, at 10:00 a.m., Eastern Time, and at any adjournment or postponement of the meeting.
How can I attend the virtual-only Annual Meeting?
We are holding the Annual Meeting in a virtual-only meeting format, and you will not be able to attend at a physical location.
If you are a registered stockholder or beneficial owner of Class A Common Stock or Class B Common Stock holding shares at the close of business on September 9, 2024 (the “Record Date”), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/EL2024 and logging in with the 16-digit control number found on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials (the “Notice”), as applicable. If you do not have your 16-digit control number or are not a stockholder, you will be able to register as a guest to view the live webcast by visiting the website referenced in this paragraph; however, you will not be able to vote or submit questions during the meeting. You may access the meeting by logging into www.virtualshareholdermeeting.com/EL2024 beginning at 9:45 a.m., Eastern Time, on November 8, 2024. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time.
How can I ask a question before and during the Annual Meeting?
Stockholders of record may submit questions either before or during the meeting. If you wish to submit a question before the meeting, you may log into www.proxyvote.com using your 16-digit control number and follow the instructions to submit a question. Alternatively, if you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/EL2024 using the 16-digit control number and follow the instructions to submit a question.
Who may vote?
Only stockholders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock. As of the Record Date, there were 233,431,979 shares of Class A Common Stock and 125,542,029 shares of Class B Common Stock issued and outstanding.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
In accordance with rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish to our stockholders this Proxy Statement and our Annual Report to Stockholders by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials),

2024 Proxy Statement | 5

which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.
How do I cast my vote if I am a stockholder of record?
If you are a stockholder of record (which means your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., or you have a physical stock certificate), you can vote your shares in one of the following ways: (i) prior to the meeting, you can use the Internet via www.proxyvote.com and follow the instructions; (ii) if you received a proxy card, you can return the proxy card via mail in the postage paid envelope provided for that purpose; (iii) by telephone; or (iv) by following the instructions provided on the Notice, and by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you receive in response to your request. During the meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/EL2024.
Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received before November 8, 2024. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.
How do I cast my vote if my shares are held in “street name?”
If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in “street name”), on the day of the Annual Meeting, you may go to www.virtualshareholdermeeting.com/EL2024, and log in by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable. If you do not have your control number, you will be able register as a guest; however, you will not be able to vote or submit questions during the meeting.
If you will not be attending the Annual Meeting, you may vote over the Internet or otherwise by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your shares.
If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, i.e. the ratification of the appointment of PricewaterhouseCoopers LLP (Item 2).
Important Consideration for “street name” holders: You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1), the advisory vote to approve executive compensation (Item 3), and the approval of the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4). New York Stock Exchange rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.
May I change my vote?
All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised, at the option of the persons submitting them, by giving written notice to the Secretary of the Company at the mailing address set forth below or by submitting a later-dated proxy (either by mail, telephone, or Internet). The mailing address of our principal executive office is 767 Fifth Avenue, New York, New York 10153. If you attend the Annual Meeting at www.virtualshareholdermeeting.com/EL2024, you may revoke your proxy and change your vote by voting online during the meeting.
What constitutes a quorum?
The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at

6 | 2024 Proxy Statement

the Annual Meeting. Abstentions, broker non-votes, and votes withheld are included in the count to determine a quorum.
What if a quorum is not represented at the Annual Meeting?
In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting whether or not a quorum is present. At a subsequent meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.
What is the vote required to approve each proposal?
Proposal	Vote required for approval (Class A and Class B Common Stock, voting together)	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Item 1: Election of Class I Directors	Plurality of Votes Cast(a)	Not Applicable	No
Item 2: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors	Majority of Votes Cast	No	Yes
Item 3: Advisory vote to approve Executive Compensation	Majority of Votes Cast(b)	No	No
Item 4: Approval of the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan	Majority of Votes Cast	No	No

(a)
In the election of directors (Item 1), shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes, and shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality.

(b)
The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by stockholders. See “Compensation Discussion and Analysis – Advisory Vote on Executive Compensation.”

Broker non-votes and abstentions do not count as votes cast and therefore have no effect on vote outcomes.
How will my shares be voted?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors (Item 1), stockholders may vote in favor of, or withhold their votes from, each nominee. For the ratification of the appointment of PricewaterhouseCoopers LLP (Item 2); the advisory vote to approve executive compensation (Item 3); and the approval of the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4), stockholders may vote in favor of the proposal, may vote against the proposal, or may abstain from voting. Stockholders should specify their choices on the proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:
1.
FOR the election of each nominee as director;

2.
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors;

3.
FOR the advisory vote to approve executive compensation; and

2024 Proxy Statement | 7

4.
FOR the approval of the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan.

If you have returned your signed and completed proxy card, and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
May I see a list of stockholders entitled to vote as of the Record Date?
In accordance with Delaware law, a list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, by appointment, at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, 767 Fifth Avenue, New York, NY 10153, ten days prior to the Annual Meeting.
Can I access the Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders on the Internet?
Our Proxy Statement (including Notice of Annual Meeting) and our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 with certain exhibits (which constitutes the “Annual Report to Stockholders”) are available for stockholders at www.proxyvote.com.
These materials are also available in the “Investors” section of our website at www.elcompanies.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report to Stockholders by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Stockholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.
What is “householding” and how may I obtain a separate set of proxy materials?
Householding is a procedure approved by the SEC under which multiple stockholders (of record or beneficially) who have the same address may receive only one copy of a company’s annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials from the company, broker, bank, or other intermediary, unless one or more of these stockholders notifies the company, broker, bank, or other intermediary, as applicable, that it wishes to receive separate copies. We do not “household” for our stockholders of record. However, if you are a beneficial owner of shares held in “street name,” your broker, bank, or other intermediary may be householding your account. If you are a street name holder, you may contact your broker, bank, or other intermediary directly if you wish (i) to receive a separate copy of the Company’s Annual Report to Stockholders, Proxy Statement, or Notice, as applicable, now or in the future or, alternatively, (ii) to request householding if you and other stockholders at your address are receiving multiple copies. In addition, you may (i) write to the Householding Department at Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, or (ii) phone (866) 540-7095.

8 | 2024 Proxy Statement

Election of Directors
(Item 1)

Board of Directors
As of the Record Date (September 9, 2024), our Board of Directors (the “Board”) is comprised of 15 directors. The directors are divided into three classes, each serving for a period of three years. As of the Record Date, Class I is comprised of four directors, Class II is comprised of six directors, and Class III is comprised of five directors.
The stockholders elect one class of the members of the Board annually. The directors whose terms will expire at the 2024 Annual Meeting of Stockholders are Paul J. Fribourg, Jennifer Hyman, Arturo Nuñez, and Barry S. Sternlicht. Each of these directors has been nominated to stand for re-election as a Class I director at the 2024 Annual Meeting, to hold office until the 2027 Annual Meeting and until his or her successor is elected and qualified.
Lauder Family Members, including related entities, who control the Company have agreed to vote their shares in favor of four individuals as directors: Gary M. Lauder, Jane Lauder, Ronald S. Lauder, and William P. Lauder. The term “Lauder Family Members” is defined below (see “Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation”).
Director Qualifications. Our Board is comprised of individuals with diverse and complementary business experience, leadership experience, and financial experience. Many of our directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges, and strategies. Other directors have government, legal, public policy, or media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described in the biographies below, provide the appropriate perspectives and judgment to guide the Company’s long-term strategy, monitor progress, and oversee management.
The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group’s diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have a diverse Board, including with respect to gender and race. As of the Record Date, six of our directors are women; one of our directors self-identifies as Black or African American; one of our directors self-identifies as Afro-Latino; and two of our directors self-identify as Asian.

The Board recommends a vote FOR each nominee as a director to hold office until the 2027 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

2024 Proxy Statement | 9

Nominees for Election to Term Expiring 2027 (Class I)

Paul J. Fribourg
Director since 2006 Age 70 Class I Committees: • Audit Committee • Compensation Committee (Chair) and Stock Plan Subcommittee
BACKGROUND
Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. He joined Continental Grain Company in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is a member of the Board of Directors of Loews Corporation. Within the past five years, he served as a director of Bunge Limited and Restaurant Brands International Inc. He is a member of Rabobank’s International North American Agribusiness Advisory Board, Temasek Americas Advisory Panel, and the International Business Leaders’ Advisory Council for The Mayor of Shanghai. Mr. Fribourg has been a member of the Council on Foreign Relations since 1985.

QUALIFICATIONS
•
Global management, marketing, and other business experience as Chairman and Chief Executive Officer of Continental Grain Company

•
Board experience at Apollo Global Management, LLC, Bunge Limited, Loews Corporation, and Restaurant Brands International Inc.

•
Affiliation with leading business and public policy associations (Council on Foreign Relations)

•
Financial experience

Jennifer Hyman
Director since 2018 Age 44 Class I Committees: • Audit Committee • Nominating and ESG Committee
BACKGROUND
Ms. Hyman is Co-founder, Chief Executive Officer, and Chair of Rent the Runway, Inc., which enables women to subscribe, rent items, and shop resale from an unlimited closet of designer brands. Prior to co-founding Rent the Runway, Inc. in 2009, she was Director of Business at IMG, a global talent management company, from 2006 to 2007. She was Senior Manager, Sales, at the WeddingChannel.com from 2005 to 2006. Ms. Hyman is on the supervisory board of Zalando SE.

QUALIFICATIONS
•
Management and entrepreneurial experience as Co-founder and Chief Executive Officer of Rent the Runway, Inc.

•
Deep knowledge about millennials, Gen Z, and other consumer segments

•
Omnichannel, disruptive technology, and social-digital experience

•
Board experience at Rent the Runway, Inc. and Zalando SE

•
Financial experience

10 | 2024 Proxy Statement

Arturo Nuñez
Director since 2022 Age 57 Class I Committees: • Audit Committee • Compensation Committee and Stock Plan Subcommittee
BACKGROUND
Mr. Nuñez is Founder and Chief Executive Officer of AIE Creative, a branding and marketing firm which he founded in 2018. From June 2021 until October 2022, he was the Chief Marketing Officer of Nu Holdings Ltd. (“Nubank”), a digital banking platform headquartered in Brazil that serves customers across Brazil, Mexico, and Colombia. From 2018 to 2021, he worked at AIE Creative, and from 2014 to 2018, he was the Head of Marketing, Latin America, for Apple Inc. From 2007 to 2014, Mr. Nunez held various marketing positions at NIKE, Inc., including Global Vice President, Basketball Marketing, and from 1999 to 2007, he held various positions at the National Basketball Association (“NBA”) including Vice President, Managing Director, NBA Latin America and U.S. Hispanic. Mr. Nuñez is a member of the Board of Directors of Abercrombie & Fitch Co.

QUALIFICATIONS
•
Global business, marketing, management, retail, and consumer brand experience in various roles at Apple Inc., NIKE, Inc., the National Basketball Association, and Nu Holdings Ltd.

•
Board experience at
Abercrombie & Fitch Co.

•
Deep knowledge about consumers and consumer goods

•
Innovative technology and digital experience

Barry S. Sternlicht
Director since 2004 Age 63 Class I Committee: • Nominating and ESG Committee
BACKGROUND
Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a privately-held global investment firm focused on global real estate. He also serves as Chairman and CEO of Starwood Property Trust, Inc., a commercial mortgage REIT. Mr. Sternlicht is the Chairman of the Board of Starwood Real Estate Income Trust, Inc. and is founder and Chairman of Jaws Mustang Acquisition Corp. Additionally, within the past five years, he served as a director of A.S. Roma, Cano Health, Invitation Homes, Inc., Jaws Spitfire Acquisition Corp., Jaws Wildcat Acquisition Corporation, Jaws Acquisition Corp., Jaws Hurricane Acquisition Corporation, Jaws Juggernaut Acquisition Corp, and Vesper Healthcare Acquisition Corp. From 1995 through early 2005, Mr. Sternlicht was Chairman and CEO of Starwood Hotels & Resorts Worldwide, Inc. He currently serves as a member of the board of The Robin Hood Foundation, and he is on the board of the Dreamland Film & Performing Arts Center and the Business Committee for the Arts of Americans for the Arts.

QUALIFICATIONS
•
Global business, investment, real estate, financial, private equity, entrepreneurial, and consumer brand and luxury industry expertise at Starwood Capital Group, as Chairman of Starwood Property Trust, Inc., as Chairman of the Board of Starwood Real Estate Trust, Inc., and as founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

•
Board experience at A.S. Roma, Baccarat S.A., Cano Health, Inc., Invitation Homes, Inc., Restoration Hardware Holdings, Inc., Riviera Holdings Corporation, Starwood Property Trust, Inc., and TRI Pointe Group, Inc.

•
Financial experience

2024 Proxy Statement | 11

Incumbent Directors – Term Expiring 2025 (Class II)

Ronald S. Lauder
Director since 2016 Age 80 Class II
BACKGROUND
Mr. R. Lauder is Chairman of Clinique Laboratories, LLC. He was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. He was a member of the Board of Directors of the Company from 1968 to 1986 and again from 1988 to July 2009, prior to rejoining the Board in 2016. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. Mr. Lauder is an Honorary Chairman of the Board of Trustees of the Museum of Modern Art and President of the Neue Galerie. He is also Chairman of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at The Wharton School at the University of Pennsylvania and the co-founder and Co-Chairman of the Alzheimer’s Drug Discovery Foundation.

QUALIFICATIONS
•
Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Affiliation with leading business, civic, and government associations

•
Board experience at Central European Media Enterprises Ltd.

•
Lauder family stockholder and party to Stockholders’ Agreement

William P. Lauder
Director since 1996 Age 64 Class II Committee: • Nominating and ESG Committee
BACKGROUND
Mr. W. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. Mr. Lauder joined the Company in 1986 and has served in various capacities. From July 2001 through 2002, he was Group President, responsible for the worldwide business of the Clinique and Origins brands and the Company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc. Within the past five years, Mr. Lauder served as a director of ICG Hypersonic Acquisition Corp. He currently serves as Chairman of the Board of the Fresh Air Fund, as an Emeritus Trustee of the University of Pennsylvania and The Trinity School in New York City, and as a member of the boards of directors of 92NY (formerly, the 92nd Street Y) and the Partnership for New York City. Mr. Lauder is also on the Advisory Board of Zelnick Media and is Co-Chairman of the Breast Cancer Research Foundation.

QUALIFICATIONS
•
Global business, marketing, Internet, retail, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Experience leading successful creative organizations with innovation programs based on research and development

•
Board experience at GLG Partners, Inc., ICG Hypersonic Acquisition Corp., Jarden Corporation, and True Temper Sports, Inc.

•
An Emeritus Trustee of the University of Pennsylvania and lecturer at The Wharton School

•
Financial experience

•
Lauder family stockholder and party to Stockholders’ Agreement

12 | 2024 Proxy Statement

Richard D. Parsons
Director since 1999 Age 76 Class II Committees: • Compensation Committee • Nominating and ESG Committee
BACKGROUND
Mr. Parsons has been the Chairman of Equity Alliance, a firm that invests in diverse, emerging venture capital fund managers, since January 2021. He is a co-founder and partner of Imagination Capital LLC, a venture capital firm. Until September 2022, he was a senior advisor to Providence Equity Partners LLC, a global private equity and investment firm. From 1996 until 2012, he was a director of Citigroup Inc. and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, Mr. Parsons was Co-Chief Operating Officer of AOL Time Warner. Mr. Parsons is on the boards of directors of Lazard, Inc. and Madison Square Garden Sports Corp. Within the past five years, he served as a director of Group Nine Acquisition Corp. Mr. Parsons serves as Chairman of the Jazz Foundation of America.

QUALIFICATIONS
•
Global business, marketing, media, Internet, banking, and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.

•
Board experience at CBS Corporation, Citigroup Inc., Group Nine Acquisition Corp., Lazard, Inc., Madison Square Garden Sports Corp., and Time Warner Inc.

•
Private equity experience at Providence Equity Partners LLC

•
Legal and government experience

•
Financial experience

Lynn Forester de Rothschild
Director since 2000 Age 70 Class II Committee: • Nominating and ESG Committee
BACKGROUND
Lady de Rothschild is Chief Executive Officer and Chair of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, financial services, and real estate. Until May 2023, she served as Founding and Manager Partner of Inclusive Capital Partners, an investment fund. Lady de Rothschild is the founder, chair, and acting CEO of the Council for Inclusive Capitalism. Within the past five years, she served as a director of Nikola Corporation. Lady de Rothschild serves as chair of the ERANDA Rothschild Foundation and as a board member of the McCain Institute. She is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).

QUALIFICATIONS
•
Global business and investment experience as Chief Executive Officer of E.L. Rothschild LLC, and as an advisor to Inclusive Capital Partners

•
Board experience at Nikola Corporation

•
Board and media experience as director of The Economist Group

•
Affiliation with leading business and public policy associations (Council for Inclusive Capitalism and Council on Foreign Relations)

•
Experience working abroad

•
Legal and government experience

•
Financial experience

2024 Proxy Statement | 13

Jennifer Tejada
Director since 2018 Age 53 Class II Committee: • Nominating and ESG Committee (Chair)
BACKGROUND
Ms. Tejada is Chief Executive Officer and Chair of the Board of PagerDuty, Inc., a digital operations management platform for businesses. Prior to joining PagerDuty in 2016, she was President and Chief Executive Officer of Keynote Systems Corporation, a software company specializing in digital performance analytics and web and mobile testing, from 2013 to 2015. Ms. Tejada was Executive Vice President and Chief Strategy Officer of Mincom, an enterprise software company, from 2008 to 2011. She has also previously held senior positions at Merivale Group, The Procter & Gamble Company, and i2 Technologies. Within the past five years, Ms. Tejada served as a director of UiPath, Inc.

QUALIFICATIONS
•
Management experience at PagerDuty, Inc., Keynote Systems Corporation, and Mincom

•
Digital, mobile, cyber, and software experience

•
Consumer goods experience

•
Experience working abroad

•
Board experience at PagerDuty, Inc., Keynote Systems Corporation, Puppet Labs, Inc., and UiPath, Inc.

•
Financial experience

Richard F. Zannino
Director since 2010 Age 65 Class II Committee: • Audit Committee (Chair)
BACKGROUND
Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors, LLC. He is a partner on the firm’s Investment Committee and co-heads the consumer retail practice. Prior to joining CCMP Capital, Mr. Zannino was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company, Inc. from February 2006 until January 2008. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne, Inc., where he oversaw the finance, administration, retail, fragrance, and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning, and then Executive Vice President and Chief Financial Officer. He is on the boards of directors of IAC/InterActiveCorp and Ollie’s Bargain Outlet Holdings, Inc. Within the past five years, Mr. Zannino served as a director of Hillman Solutions Corp. He currently serves as Vice Chairman of the Board of Trustees of Pace University.

QUALIFICATIONS
•
Management, media, finance, retail, and consumer brand industry experience in various positions at Dow Jones & Company, Inc., Liz Claiborne, Inc., and Saks Fifth Avenue

•
Consumer, retail, media, and private equity experience at CCMP Capital Advisors, LLC

•
Board experience at Dow Jones & Company, Inc., Francesca’s Holdings Corporation, Hillman Solutions Corp., IAC/InterActiveCorp, and Ollie’s Bargain Outlet Holdings, Inc.

•
Trustee of Pace University

•
Financial experience

14 | 2024 Proxy Statement

Incumbent Directors – Term Expiring 2026 (Class III)

Charlene Barshefsky
Director since 2001 Age 74 Class III Presiding Director Committees: • Compensation Committee and Stock Plan Subcommittee
BACKGROUND
Ambassador Barshefsky is Chair of Parkside Global Advisors, a consulting firm. Until March 2021, she was Senior International Partner at WilmerHale, a multinational law firm based in Washington, D.C. Prior to joining the law firm in 2001, she was the United States Trade Representative from 1997 to 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is a member of the Board of Directors of Stagwell Inc. Within the past five years, she served as a director of American Express Company and Intel Corporation. Ambassador Barshefsky is a member of the Council on Foreign Relations and a trustee of the Howard Hughes Medical Institute.

QUALIFICATIONS
•
International, government, and public policy experience as United States Trade Representative

•
Legal experience, including as Senior International Partner at WilmerHale

•
Board experience at American Express Company, Intel Corporation, Stagwell Inc., and Starwood Hotels & Resorts Worldwide, Inc.

•
Trustee of the Howard Hughes Medical Institute

Angela Wei Dong
Director since 2022 Age 50 Class III Committee: • Audit Committee
BACKGROUND
Ms. Dong is the Global Vice President and General Manager of Greater China for NIKE, Inc. (“Nike”), a company that designs and develops, and markets and sells worldwide, athletic footwear, equipment, accessories and services. She has been in her current role since 2015, and prior to that, Ms. Dong held positions of increasing responsibility since joining Nike in 2005. Within the past five years, she served as a member of the Board of Directors of Barry Callebaut AG.

QUALIFICATIONS
•
Global financial and consumer branding and marketing experience in various roles at NIKE, Inc.

•
Consumer goods experience, particularly for Chinese consumers

•
Board experience at Barry Callebaut AG

•
Financial experience

2024 Proxy Statement | 15

Fabrizio Freda
Director since 2009 Age 67 Class III
BACKGROUND
Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw a number of brands in the Company’s portfolio. He also was responsible for the Company’s International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design, and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company (“P&G”), where he was responsible for various operating, marketing, and key strategic efforts for over 20 years. He also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA. He is currently a member of the Board of Directors of BlackRock, Inc., a global asset management company.

QUALIFICATIONS
•
Global management, marketing, and other business, consumer and luxury brand industry experience as President and Chief Executive Officer of The Estée Lauder Companies Inc.

•
Similar experience, including developing and leading global organizations, in leadership positions at P&G and Gucci SpA

•
Experience leading successful, creative organizations with innovation programs based on research and development

•
Board experience at BlackRock, Inc.

•
Experience living and working in several countries

•
Financial experience

Gary M. Lauder
Director since 2023 Age 62 Class III
BACKGROUND
Mr. G. Lauder is the Managing Director of Lauder Partners LLC, a Silicon Valley-based venture capital firm. He has been a venture capitalist since 1985, investing in over 170 private companies across diverse industries. Presently, he invests in technology companies in biomedical, law enforcement, security, and other fields. Mr. Lauder has served as a board member or observer at a number of private companies. In addition, he currently serves on the Advisory Council of the Aspen Institute Science & Society Program and on the Board of Governors of the Alzheimer’s Drug Discovery Foundation.

QUALIFICATIONS
•
Venture capital and investment experience as Managing Director of Lauder Partners LLC

•
Technology innovation and intellectual property experience

•
Board experience at ShotSpotter Inc. (renamed SoundThinking, Inc.)

•
Affiliation with non-profit organizations (Aspen Institute and Alzheimer’s Drug Discovery Foundation)

•
Financial experience

•
Lauder family stockholder and party to Stockholders’ Agreement

16 | 2024 Proxy Statement

Jane Lauder
Director since 2009 Age 51 Class III
BACKGROUND
Ms. Lauder is Executive Vice President, Enterprise Marketing and Chief Data Officer of the Company. She began her career with the Company in 1996 at Clinique and has served in various positions throughout the Company. Ms. Lauder was Global Brand President, Clinique from April 2014 to July 2020. Previously, she was Global President, General Manager of the Origins, Ojon, and Darphin brands from July 2010 to April 2014. She was Senior Vice President/General Manager of the Origins brand from July 2008 to July 2010, and Senior Vice President, Global Marketing for Clinique from July 2006 to July 2008. Ms. Lauder is a member of the Board of Directors of Eventbrite, Inc.

QUALIFICATIONS
•
Management, marketing, and other industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Digital and technology experience

•
Board experience at Eventbrite, Inc.

•
Lauder family stockholder and party to Stockholders’ Agreement

2024 Proxy Statement | 17

Additional Information Regarding the Board of Directors
Stockholders’ Agreement and Lauder Family Control. All Lauder Family Members who are party to a stockholders’ agreement with the Company (the “Stockholders’ Agreement”) have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. The term “Lauder Family Members” is defined below (see “Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation”). Shares subject to the Stockholders’ Agreement represent approximately 84% of the voting power of the Company as of the Record Date. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders’ Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. In accordance with the Stockholders’ Agreement, Leonard A. Lauder designated William P. Lauder and Gary M. Lauder as directors, and Ronald S. Lauder designated himself and Jane Lauder as directors. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder’s daughters, will succeed to their father’s rights upon his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders’ Agreement to be a nominee and to designate a nominee will cease. The Stockholders’ Agreement contains a “sunset provision.” Under this provision, the Stockholders’ Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders’ Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.
Controlled Company Exemptions. The Lauder family has direct and indirect holdings of approximately 84% of the voting power of the Company as of the Record Date. The Company is a “controlled company” under the rules of the New York Stock Exchange (the “NYSE”) because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and ESG Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the NYSE rules for “controlled companies,” our Board does not require that the Nominating and ESG Committee and the Compensation Committee be comprised solely of independent directors.
Board Committees. The Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee (which includes the Stock Plan Subcommittee); and the Nominating and ESG Committee. Each director on these committees is an independent director except for William P. Lauder, who is a member of the Nominating and ESG Committee, and Richard D. Parsons, who is a member of the Nominating and ESG Committee and the Compensation Committee. Each committee reports regularly to the Board and has the authority to engage its own advisors. From time to time, the Board considers the composition of our Board committees. Effective November 17, 2023 (fiscal 2024): (i) Ms. Hyman joined the Nominating and ESG Committee; (ii) Mr. Nuñez joined the Compensation Committee (and the Stock Plan Subcommittee); and (iii) Ms. Tejada joined and became Chair of the Nominating and ESG Committee and left the Compensation Committee (and Stock Plan Subcommittee).

18 | 2024 Proxy Statement

Committee Composition as of the Record Date
Director	Audit Committee	Compensation Committee	Nominating and ESG Committee
Charlene Barshefsky†*
Angela Wei Dong
Paul J. Fribourg†
Jennifer Hyman
William P. Lauder
Arturo Nuñez†
Richard D. Parsons
Lynn Forester de Rothschild
Barry S. Sternlicht
Jennifer Tejada
Richard F. Zannino
   Chair         Member

†
Also a member of the Stock Plan Subcommittee

*
Presiding Director

Copies of the charters adopted by the Board of Directors for each committee may be found in the “Investors” section of the Company’s website, www.elcompanies.com, under “Corporate Governance.”
Audit Committee (as of the Record Date)	• Richard F. Zannino (Chair) • Angela Wei Dong • Paul J. Fribourg	• Jennifer Hyman • Arturo Nuňez
The Audit Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company’s Internal Audit department; reviews audit results; reviews and discusses the Company’s financial statements with management and the independent auditors; reviews and discusses with the Board the Company’s policies for risk assessment and risk management; and is responsible for our related person transactions policy. The committee’s scope of oversight responsibilities includes information technology, cybersecurity, taxes, treasury, and legal matters. The committee meets periodically with the Chief Financial Officer, the head of internal audit, and representatives of the independent auditors. The Board has determined that each of Mr. Fribourg and Mr. Zannino qualifies as an “Audit Committee Financial Expert” in accordance with SEC rules.
Compensation Committee (as of the Record Date)	• Paul J. Fribourg (Chair)* • Charlene Barshefsky*	• Arturo Nuñez* • Richard D. Parsons
*Also a member of the Stock Plan Subcommittee
The Compensation Committee establishes and approves compensation plans and arrangements with respect to the Company’s executive officers and administers the Company’s Executive Annual Incentive Plan. The Stock Plan Subcommittee has authority over all decisions regarding awards to

2024 Proxy Statement | 19

executive officers under the Company’s share incentive plans and authority to administer the Company’s share incentive plans under which executive officers and other employees may receive equity grants. The Company also has an Employee Equity Award Committee, the sole member of which is Mr. Freda; the purpose of this committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers.
Compensation Committee Interlocks and Insider Participation. During fiscal 2024, Ambassador Barshefsky, Mr. Fribourg, Mr. Nuñez, Mr. Parsons, and Mr. Zannino served on the Compensation Committee. Ms. Tejada also served on the Compensation Committee during fiscal 2024 until November 17, 2023. None of these directors is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal 2024, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions) or as a director of any other entity of which an executive officer served on our Board or Compensation Committee. None of the directors who served on our Compensation Committee during fiscal 2024 has any relationship requiring disclosure under this caption under SEC rules.
Nominating and ESG Committee (as of the Record Date)	• Jennifer Tejada (Chair) • Jennifer Hyman • William P. Lauder	• Richard D. Parsons • Lynn Forester de Rothschild • Barry S. Sternlicht
The Nominating and ESG Committee’s responsibility for corporate governance matters includes oversight of the Company’s environmental, social, and governance (“ESG”) activities and practices, including citizenship and sustainability matters. Among other things, the committee proposes candidates to fill vacancies on the Board and recommends nominees for election as members of the Board; oversees CEO succession planning; considers and makes recommendations regarding Board practices and procedures; considers corporate governance issues that arise from time to time and makes appropriate recommendations for the Board regarding such matters; and reviews the compensation for service as a Board member.
Board and Board Committee Meetings; Annual Meeting Attendance; and Executive Sessions. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board’s role, directors are expected to attend all scheduled Board and Board committee meetings and all meetings of stockholders. In fiscal 2024, the Board met six times, the Audit Committee met seven times, the Compensation Committee met five times (and the Stock Plan Subcommittee met five times), and the Nominating and ESG Committee met four times. The total combined attendance for all Board and committee meetings in fiscal 2024 was over 96%. No director attended less than 75% of Board and committee meetings in fiscal 2024. The non-employee directors, other than Mr. G. Lauder, met five times in executive session in fiscal 2024. The independent directors met once in executive session in fiscal 2024. Directors are expected to attend the Annual Meeting of Stockholders. All of our directors who were on the Board attended our Annual Meeting of Stockholders in November 2023.
Board Leadership Structure. Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. In addition, we have an independent director who serves as our Presiding Director. A majority of the directors on our Board are independent. As of our Record Date, there are 15 directors on our Board, comprised of: (i) 9 independent directors and (ii) 6 non-independent directors including our President and Chief Executive Officer (“CEO”), 4 directors who are members of the Lauder family (including our Executive Chairman), and 1 non-employee director. The Presiding Director presides at all meetings or executive sessions of non-employee or independent directors. The Board considers this structure appropriate in view of the Lauder family’s significant investment in the Company. The structure also comports with the Stockholders’ Agreement among various members of the Lauder family and the Company. See “Additional Information Regarding the Board of Directors – Stockholders’ Agreement and Lauder Family Control.”
In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the CEO to set overall vision, strategy, financial objectives, and investment

20 | 2024 Proxy Statement

priorities for the business. Mr. W. Lauder also provides high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications, social impact and sustainability, and regulatory affairs. As provided in our Corporate Governance Guidelines, the Board selects our Chairman, and it does so annually.
As provided in our Corporate Governance Guidelines, an independent director serves as our Presiding Director. The Presiding Director serves a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders. Ambassador Barshefsky served as the Presiding Director for all executive sessions of the Board in fiscal 2024. She has been re-appointed by the Board to serve as the Presiding Director for an additional one-year term beginning after the 2024 Annual Meeting.
Lauder Family Control
Our Company was founded over 75 years ago by Estée and Joseph Lauder, and subsequent generations of Lauders have had significant involvement in the business and management of the Company. For almost 50 years, the business was run as a private family enterprise. Since our initial public offering in 1995, we have been a publicly traded, family-controlled company that continues to benefit from the Lauder family’s demonstrated dedication and commitment to its long-term success. The members of the Lauder family are connected to the Company not just financially through their ownership of common stock but just as fundamentally through their historical legacy of long-term family stewardship that continues today. As of the Record Date, both of Estée and Joseph Lauder’s sons, Leonard A. Lauder and Ronald S. Lauder, are Executive Officers, and Ronald Lauder is a member of our Board of Directors. Leonard Lauder is Chairman Emeritus, and Ronald Lauder is Chairman of Clinique Laboratories, LLC. Leonard Lauder’s son William P. Lauder is Executive Chairman, and Ronald Lauder’s daughter Jane Lauder is Executive Vice President, Enterprise Marketing and Chief Data Officer. William Lauder, Gary M. Lauder (Leonard Lauder’s son), and Jane Lauder also serve on our Board of Directors. Ronald Lauder’s daughter Aerin Lauder is the Style & Design Director, Estée Lauder Re-Nutriv.
Controlled Company Features including Sunset Provisions for Class B Common Stock and the Stockholders’ Agreement
As referenced above, we are a “controlled company” under the rules of the New York Stock Exchange (the “NYSE”) because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. We note that the controlled company structure is not uncommon in the beauty industry. Our controlled company structure includes dual class stock, a classified board, and a Stockholders’ Agreement that requires the members of the family who are party to the agreement to vote in favor of up to four director nominees designated by members of the family. In addition, we have non-independent directors on our Nominating and ESG Committee and Compensation Committee. Each of these matters is explained below.
Dual Class Stock Structure. Under our dual class stock structure, holders of Class A Common Stock have one vote per share, and holders of Class B Common Stock (limited to members of the Lauder family and related entities) have 10 votes per share. Our Certificate of Incorporation contains a sunset provision, which provides that if on the record date for any meeting of stockholders of the Company, the outstanding Class B Common Stock constitutes less than 10% of the total outstanding Common Stock, then each share of Class B Common Stock shall be converted automatically as of the record date into one share of Class A Common Stock with one vote per share. As of the Record Date for the 2024 Annual Meeting of Stockholders, the outstanding Class B Common Stock constituted approximately 35% of the total outstanding Common Stock.
Board Composition; Voting under the Stockholders’ Agreement. Our Board is divided into three classes, each serving for a period of three years. As explained above, Lauder Family Members who are party to the Stockholders’ Agreement have agreed to vote shares beneficially owned by them in favor of up to four individuals as directors. The Stockholders’ Agreement contains a sunset provision, pursuant to which the agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the agreement that causes all parties

2024 Proxy Statement | 21

thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company. Shares subject to the Stockholders’ Agreement represented approximately 84% of the voting power of the Company as of the Record Date for the 2024 Annual Meeting of Stockholders.
Committee Composition including Independent Committee Leadership; Independent Presiding Director; Majority of Independent Directors. As permitted by the NYSE rules for “controlled companies” such as ours, we do not require that our Nominating and ESG Committee be comprised solely of independent directors. Our Executive Chairman William P. Lauder, who is not an independent director, serves on our Nominating and ESG Committee, and Richard D. Parsons, who is not an independent director, serves on our Nominating and ESG Committee and our Compensation Committee. We believe this committee service is appropriate because of the valuable contributions that Mr. W. Lauder and Mr. Parsons make; as reflected in the biographical information above, each has extensive business, leadership and financial experience. In addition, Mr. W. Lauder is a significant stockholder and member of the founding family. We note that all the directors on our Audit Committee, including the Chair, are independent, as are the Chairs of our Nominating and ESG Committee and our Compensation Committee. Our Stock Plan Subcommittee, which approves all equity grants to our executive officers including the CEO, is comprised solely of independent directors. In addition, our Presiding Director is independent. As a controlled company, we are not required by the NYSE rules to have a majority of independent directors. However, our Board has determined that it will have a majority of independent directors. As of the Record Date for the 2024 Annual Meeting of Stockholders, 9 of our 15 Board members (approximately 60%) are independent.
Lauder Family Ownership as a Strategic Advantage
We believe that the Lauder family control and its long-term stewardship have provided a strategic advantage to our Company. Mrs. Estée Lauder formulated our unique marketing philosophy to provide “High-Touch” services and high-quality products as the foundation for a solid and loyal consumer base. The Lauder family envisioned and effected the remarkable expansion of the business from a handful of products sold under a single brand in a few prestigious department stores in the United States to a beloved multi-brand, multi-category, multi-channel global icon. Today, we are one of the world’s leading manufacturers, marketers, and sellers of quality skin care, makeup, fragrance, and hair care products, and are a steward of luxury and prestige brands globally. Our products are sold in approximately 150 countries and territories under a number of well-known brand names. We believe that historically, our ownership structure and the Lauder family’s “patient capital” approach have provided a strategic advantage, helping to mitigate some of the short-term pressures faced by widely-held companies and allowing management and the Board to focus more on long-term sustainable growth that generally benefits all stockholders. In addition, the Lauder family values have played an important role in our unique work culture that celebrates inclusion, diversity, and equity, which we believe has helped us to attract and retain top talent.
CEO Succession Planning Process. Our Board of Directors reviews CEO succession plans on an ongoing basis. The Board has numerous opportunities to meet with, and assess development plans for, members of management and other potential leaders, including through formal presentations to the Board and its committees, as well as informal discussions and events. The Board has established a succession process in the event of the death or disability of the CEO.
Board Role in Risk Oversight. Our Board of Directors regularly receives reports from our CEO and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, cybersecurity, and reputational risks. However, senior management is responsible for assessing and managing the Company’s various risk

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exposures on a day-to-day basis. In this regard, various management functions within the Company, such as Legal, Finance, Treasury, Internal Audit, Information Technology, Global Supply Chain, Research & Development, and Environment, Health and Safety, focus on particular risks. Management has a systemic and integrated approach to overall risk management that includes the identification of risks and mitigation plans in the strategic planning process. The Board’s role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, the Audit Committee reviews and discusses with management our enterprise risk management processes.
Risk in Compensation Programs. The Company has a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps, and time horizons, in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) are reasonably likely to have a material adverse effect on the Company. Using this framework in fiscal 2024, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The results were reviewed with senior management and the Compensation Committee.
Board Membership Criteria. The Nominating and ESG Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom, and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and ESG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Upon determining the need for a new director candidate, the Nominating and ESG Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate’s independence, skills, and qualifications and the criteria described above, the Nominating and ESG Committee will make recommendations regarding potential director candidates to the Board. From time to time, the Nominating and ESG Committee may engage a third-party firm to assist with identifying and evaluating potential director candidates. The Nominating and ESG Committee will evaluate stockholder-recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders’ Agreement. See “Additional Information Regarding the Board of Directors –  Stockholders’ Agreement and Lauder Family Control.”
Board Independence Standards for Directors. To be considered “independent” for purposes of membership on the Company’s Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is “independent:”
(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any

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twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
(iii)
(A) the director is a current partner or employee of a firm that is the Company’s internal or external auditor, (B) the director has an immediate family member who is a current partner of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of   $1 million, or 2% of such other company’s consolidated gross revenues.

Additionally, the following relationships will not be considered to be “material” relationships that would impair a director’s independence:
(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to, or received payments from, the Company of less than $1 million or 2% of such other company’s consolidated gross revenues, whichever is greater.

Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
The Board reviews at least annually whether directors meet these Director Independence Standards. The following directors have been determined by the Board to be “independent” pursuant to NYSE rules and the Company’s Independent Director Standards described above: Charlene Barshefsky, Angela Wei Dong, Paul J. Fribourg, Jennifer Hyman, Arturo Nuñez, Lynn Forester de Rothschild, Barry S. Sternlicht, Jennifer Tejada, and Richard F. Zannino. The Board also determined that Wei Sun Christianson, who did not stand for re-election in November 2023, was independent during the time she was a member of our Board. In order to be considered “independent” under NYSE rules for purposes of serving on the Company’s Audit Committee or Compensation Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an “affiliated person” of the Company. Audit Committee members may receive directors’ fees and fixed payments for prior service with the Company. The Board has determined that each member of the Audit Committee and each independent member of the Compensation Committee meets these additional independence requirements.
Communications with the Board. A stockholder or any other interested party may communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the Presiding Director, by addressing the correspondence to that individual or group, c/o General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The General Counsel or a designee will review such correspondence and

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forward to the intended recipient(s) if the substance relates to the duties and responsibilities of the Board or director; at the discretion of the General Counsel or a designee, materials considered to be inappropriate or harassing, unsolicited advertisements, or promotional materials may not be forwarded.
Director Nominees Recommended by Stockholders. The Nominating and ESG Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders’ Agreement. Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and ESG Committee, c/o General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation; (ii) the name, address, telephone number, and social security number of the proposed nominee; (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation; (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected; (v) a copy of the proposed nominee’s resume and references; and (vi) an analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria for Board membership established by the Board. See “Board Membership Criteria.” For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See “Stockholder Proposals and Director Nominations for the 2025 Annual Meeting” below.
Corporate Governance Guidelines and Code of Conduct
The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company’s Corporate Governance Guidelines. The Company also has a Code of Conduct (the “Code”) applicable to all employees, officers, and directors of the Company including the Chief Executive Officer and the Chief Financial Officer. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or any material amendment to the Code, may be found in the “Investors” section of the Company’s website: www.elcompanies.com under “Corporate Governance.”
Related Person Transactions Policy and Procedures
We have a written policy (the “Related Person Transactions Policy”) that sets forth procedures for the review, approval, and ratification of transactions involving “Related Persons.” Such persons consist of any director, director nominee, executive officer, any beneficial owner of more than 5% of the Company’s Common Stock, any immediate family member of such persons, and any other person deemed to be a Related Person under the rules of the SEC. Under the Related Person Transactions Policy, a “Transaction” includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships where the Company and a Related Person are participants. The Audit Committee is responsible for administering this policy.
When a potential Related Person Transaction is identified, our policy requires that it be promptly reported to either the General Counsel or the Secretary to review. If it is determined that such Transaction is not within the scope of the Related Person Transactions Policy, then no further action is necessary. Otherwise, the Transaction shall be presented to the Audit Committee to make an assessment and determination. If the Audit Committee determines that a Related Person Transaction is inconsistent with the interests of the Company and its stockholders, the Audit Committee shall prohibit such transaction. If the Related Person at issue is a director of the Company, or an immediate family member of a director, then such director shall not participate in the assessment or determination of the Transaction being reviewed. The information presented to the Audit Committee in connection with its assessment may include the following: (i) the Related

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Person’s relationship to the Company; (ii) a description of the Transaction, including the material terms, the approximate aggregate value, and the identities of other parties; (iii) the benefits of the Transaction to the Company and the Related Person; (iv) the availability of other sources of comparable products or services; and (v) any other relevant information. If the Audit Committee determines that the Related Person has a direct or indirect material interest in any Transaction, the Transaction shall be disclosed in the Company’s proxy statement.
Certain Relationships and Related Transactions
Lauder Family Relationships and Compensation. Leonard A. Lauder is Chairman Emeritus, and his brother Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Ronald S. Lauder is also a director of the Company. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role is Chairman of the Board of Directors. Gary M. Lauder is a member of our Board of Directors and is not an employee of the Company. Ronald S. Lauder has two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is not an employee of the Company; she is the Style & Design Director, Estée Lauder Re-Nutriv (see “Agreements with Aerin Lauder” below for additional information). Jane Lauder, an executive officer of the Company, is Executive Vice President, Enterprise Marketing and Chief Data Officer. She is also a member of our Board of Directors.
Fiscal 2024 Compensation for Certain Lauder Family Members. Leonard A. Lauder’s annual base salary for fiscal 2024 was $1,800,000. Ronald S. Lauder’s annual base salary for fiscal 2024 was $650,000. In addition to his salary, Mr. R. Lauder also received a bonus of $187,450 for fiscal 2024. Jane Lauder’s annual base salary for fiscal 2024 was $970,000. In addition to her salary, Ms. J. Lauder also received a bonus of $469,500, PSUs with a target payout of 4,389 shares of Class A Common Stock, stock options for 12,706 shares of Class A Common Stock with an exercise price of $156.39 per share, and RSUs for 4,389 shares of Class A Common Stock, in each case for fiscal 2024. Each of these Lauder Family Members is entitled to participate in standard benefit plans, such as the Company’s pension and medical plans. See “Executive Compensation” for information regarding fiscal 2024 compensation, and the employment agreement, for William P. Lauder.
Fiscal 2025 Compensation for Certain Lauder Family Members. Leonard A. Lauder’s annual base salary for fiscal 2025 is $1,800,000. Ronald S. Lauder’s annual base salary for fiscal 2025 is $650,000, and he has a target incentive bonus opportunity of $350,000. Jane Lauder’s annual base salary for fiscal 2025 is $970,000. For fiscal 2025, Ms. Lauder also has a target incentive bonus opportunity of $870,000 and a target equity opportunity of $1,775,000. In August 2024 (fiscal 2025), Ms. Lauder was granted equity-based compensation with an aggregate value of approximately $2.06 million, comprised of the new equity mix of 40% PSUs, 40% RSUs, and 20% Stock Options. These grants reflect the application of an individual performance percentage to the target equity opportunity approved for fiscal 2025. For information regarding fiscal 2025 compensation for William P. Lauder, see “Compensation Discussion and Analysis.”
Employment Agreement for Leonard A. Lauder. Leonard A. Lauder’s current employment agreement (the “LAL Agreement”) provides for his employment as Chairman Emeritus until such time as he resigns, retires, or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company’s pension and medical plans. He is also entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive assistant. The Company may terminate Mr. L. Lauder’s employment at any time if he becomes “permanently disabled,” in which event he will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the “Leonard Lauder Bonus Compensation”), and (iii) participate in the Company’s benefit plans for two years. In the event of Mr. L. Lauder’s death during the term of his employment, for a period of one year from the date of Mr. L. Lauder’s death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder’s base salary and the

26 | 2024 Proxy Statement

Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months’ written notice to the Company, in which event he will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder’s employment for any reason upon 60 days’ written notice. In the event of termination of his employment by the Company (other than for cause, disability, or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company’s benefit plans and (b) in the case of termination by the Company (other than for cause, disability, or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, any options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions. Pursuant to the LAL Agreement, Mr. L. Lauder previously deferred certain compensation, and his deferred compensation account is credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. In accordance with the LAL Agreement, the balance in Mr. L. Lauder’s deferred compensation account (approximately $1.04 million as of June 30, 2024) is payable upon the first to occur of   (i) his death or (ii) the first business day following the expiration of the 6-month period after his separation from service.
Employment Agreement for Jane Lauder. Under her employment agreement effective January 30, 2023, Ms. J. Lauder is the Executive Vice President Enterprise Marketing and Chief Data Officer. She is an employee-at-will and she will remain employed until her resignation or other separation of her employment. The agreement generally provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Ms. J. Lauder. We also pay travel expenses for her spouse/companion or domestic partner to accompany her on up to two business-related travel itineraries per fiscal year. Ms. J. Lauder’s employment agreement requires the Company to make certain post-termination payments and continue certain benefits during the enforced non-compete period in such agreement.
Lauder Family Members. As used in this Proxy Statement, the term “Lauder Family Members” includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Estée Lauder (a “Lauder Descendant”) and their respective estates, guardians, conservators, or committees; (iii) each “Family Controlled Entity” (as defined below); and (iv) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means: (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term “Family Controlled Trust” includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants, and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.
Registration Rights Agreement. Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York (“Morgan Guaranty”), and the Company are parties to a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder,

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and Morgan Guaranty has three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust’s shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders, and the fees and expenses of the selling stockholders’ counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.
Stockholders’ Agreement. All Lauder Family Members who are party to the Stockholders’ Agreement have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Shares subject to the Stockholders’ Agreement represent a substantial majority of the voting power of the Company as of the Record Date. See “Additional Information Regarding the Board of Directors – Stockholders’ Agreement and Lauder Family Control.”
Parties to the Stockholders’ Agreement may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933, or to other Lauder Family Members. In addition, each party to the Stockholders’ Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders’ Agreement (the “Offering Stockholder”) has granted to each other party (the “Offeree”) a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree’s pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders’ Agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders’ Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders’ Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.
Agreements with Aerin Lauder. Estee Lauder Inc. (“ELI”), a subsidiary of the Company, is party to (i) a creative consultant agreement with Aerin Lauder (the “Creative Consultant Agreement”) and (ii) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the “License Agreement”).
Creative Consultant Agreement. Under the Creative Consultant Agreement, Aerin Lauder is the Style & Design Director, Estée Lauder Re-Nutriv where she supports the Estée Lauder brand with a focus on their Re-Nutriv line of products. Previously, she was the Style and Image Director for the Estée Lauder brand, and supported all of the brand’s products. Ms. Lauder continues to act as a creative consultant and spokesperson for the brand where she collaborates with the Estée Lauder Creative Director on creative aspects of the brand and promotes the brand through personal appearances and her social media presence. In fiscal 2024, the Creative Consultant Agreement was

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amended to extend the term through June 30, 2027, and to update Ms. Lauder’s title as noted above. The Creative Consultant Agreement was previously amended in fiscal 2021 to extend the term through June 30, 2024. For fiscal 2024, Ms. Lauder received approximately $680,000 for her services under the agreement. For fiscal 2025, Ms. Lauder will receive the same amount ($680,000) for such services, plus any additional amounts per day, if applicable, as described below. The Company has the right to use Ms. Lauder’s name and image to promote Estée Lauder beauty products and related makeup services of the Estée Lauder brand during the term of the Creative Consultant Agreement. Ms. Lauder has agreed to no more than 25 days of personal appearances per year to promote the brand, the Company, or its subsidiaries, after which ELI is required to pay her an additional amount per day ($29,000). No additional amount per day was paid in fiscal 2024. An office and access to an assistant are also provided to Ms. Lauder in connection with her services.
License Agreement. Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the “Aerin” trademark and “A” logo (and related marks) and Ms. Lauder’s name and image (i) exclusively in connection with “Core Beauty Products” (cosmetics, fragrances, toiletries, skin care, hair care, value sets, and beauty accessories) and (ii) non-exclusively in connection with “Non-Core Beauty Products” (cosmetics bags, tote bags, and fragranced candles). The License Agreement covers the name “Aerin” and not the name “Lauder,” for which the Company and its subsidiaries retain sole ownership. Following the expiration of the initial license term on June 30, 2017, the agreement automatically renewed for two additional 5-year periods. The first renewal period was through June 30, 2022, and the second renewal period is through June 30, 2027. The License Agreement provides for a third 5-year renewal term if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances).
ELI launched AERIN Beauty in September 2012 with several products, and additional products have been introduced since then. ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances under the License Agreement during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Creative Consultant Agreement. ELI will be responsible for Ms. Lauder’s reasonable travel expenses in connection with such appearances. Aerin LLC may terminate the License Agreement if an unaffiliated third party obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELI or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.
Under the License Agreement, Aerin LLC receives the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess thereof; and (ii) for fragrances, 5% of annual net sales. For fiscal 2024, Aerin LLC was paid approximately $625,000 in royalties. Under the agreement, ELI must spend the following minimum amounts to promote Aerin-branded products: 15% of ELI’s net sales each annual period (July 1 – June 30) in the remaining term of the agreement, with such requirement capped each year at 50% of Aerin LLC’s similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers. In addition, in fiscal 2024, in connection with the License Agreement, the Company received approximately $351,500 from Aerin LLC for AERIN products provided for sale in Aerin retail locations and on Aerin LLC’s website.
Under the License Agreement, the Company has agreed to invest an additional $300,000 in the AERIN Beauty business each year during the remaining term of the License Agreement for incremental advertising and promotion. Further, the license agreement has a provision concerning a sublicense to a third party to use certain licensed intellectual property solely in connection with amenity-size licensed products. Pursuant to that provision, the Company has agreed to pay Aerin LLC 50% of any royalty obtained from the third party. Such royalty payments to Aerin LLC were less than $10,000 in fiscal 2024.

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Other Arrangements. The Company has subleased certain of its office space in New York to affiliates of Ronald S. Lauder and Leonard A. Lauder and receives payments from affiliates of those individuals in connection therewith. As used herein, the “Ronald S. Lauder Office” refers to one or more affiliates of Ronald S. Lauder that are involved in these office space arrangements, and the “Leonard A. Lauder Office” refers to one or more affiliates of Leonard A. Lauder that are involved in these office space arrangements.
The sublease for the Ronald S. Lauder Office space was renewed in March 2020 for a five-year term with three consecutive five-year renewal terms. For fiscal 2024, the rent paid or accrued was approximately $1.04 million. The Company also has agreed to provide the Ronald S. Lauder Office with certain services, such as phone systems, payroll service, and office and administrative services. For fiscal 2024, the Company received approximately $17.61 million pursuant to such agreement. The payments received by the Company from the Ronald S. Lauder Office approximated the Company’s incremental cost of the relevant space and services. At June 30, 2024, the Ronald S. Lauder Office had deposited with the Company approximately $3.27 million to cover expenses.
The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2024, the Company received payments of approximately $7.3 million from such affiliate and certain charitable organizations for office space and certain services, such as phone systems, payroll service, and office and administrative services. The payments received by the Company from the Leonard A. Lauder Office approximated the Company’s incremental cost of the relevant space and services. At June 30, 2024, such entities had approximately $595,000 deposited with the Company to cover expenses.
The Company charters, through a private independent management company (the “Aircraft Management Company”), an aircraft (the “Aircraft”) that is owned indirectly by Executive Chairman William P. Lauder, for certain business travel by Mr. Lauder himself and other Company employees. For such use, the Company pays no more than market rates for comparable travel. During fiscal 2024, the Company paid the Aircraft Management Company approximately $504,000 for business travel on the Aircraft. The approximate dollar value of the amount of Mr. Lauder’s interest in these transactions was $471,000.
Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company’s offices. The Company pays no fee to the owners for displaying such works, and the owners of the works pay for their maintenance. In fiscal 2024, the Company paid premiums of less than $10,000 for insurance relating to such works.

30 | 2024 Proxy Statement

Director Compensation

The following summary describes compensation for our non-employee directors.
Annual Cash Retainer for Board Service. Each non-employee director receives an annual cash retainer of  $100,000, payable quarterly, which may be deferred as explained below.
Annual Cash Retainers for Committee and Chair Service. Each non-employee director who serves on a committee receives an additional annual cash retainer in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and ESG Committee. The Chair of the Audit Committee receives an additional annual cash retainer of   $25,000. The Chairs of the Compensation Committee and the Nominating and ESG Committee each receive an additional annual cash retainer of  $15,000. Cash retainers for committee and chair service are paid quarterly and may be deferred, as explained below.
Annual Cash Retainer for Presiding Director. The Presiding Director receives an additional annual cash retainer of  $30,000, payable quarterly, which may be deferred as explained below.
Deferral of Annual Cash Retainers. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash as of the first business day of the calendar year following the date on which the director ceases to be a member of the Board.
Annual Stock Units Retainer for Board Service. In addition to the cash retainers described above, each non-employee director also receives a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Amended and Restated Non-Employee Director Share Incentive Plan (the “Director Share Plan”). This grant is made on the date of each annual meeting of stockholders. The number of stock units awarded is determined by dividing a dollar amount determined by the Board by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. The current amount of this annual stock units retainer is $75,000. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the date on which the director ceases to be a member of the Board.
Annual Stock Options. In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options are exercisable beginning one year after the date of grant, provided that the director continues to serve as of such date. The options generally terminate ten years after the date of grant.
Initial Equity Grant for New Non-employee Directors. Each new non-employee director is granted stock units (accompanied by dividend equivalent rights), pursuant to the Director Share Plan, on the date of the first annual meeting of stockholders that is more than six months after such non-employee director’s initial election to the Board. The number of stock units to be awarded is determined by dividing a dollar amount determined by the Board from time to time (the current amount is $300,000) by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant; provided, however, that any new non-employee director shall not receive an initial stock unit grant for greater than 2,000 shares. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the date on which the director ceases to be a member of the Board.

2024 Proxy Statement | 31

Stock Ownership Requirement. As set forth in the Company’s Corporate Governance Guidelines, the Board believes that in order to align the interests of directors and stockholders, directors should have a significant financial stake in the Company. Specifically, each director should own shares of the Company’s Common Stock with a value equal to or greater than five times the annual cash retainer for Board service, no later than five years after initial election to the Board. Applying this guideline, each director is required to own shares of the Company’s Common Stock with a value equal to or greater than $500,000 (i.e. $100,000 × 5). As of the Record Date (September 9, 2024), each of our directors who have been on the Board for more than five years owned shares of the Company’s Common Stock with a value in excess of  $500,000 except for 2 directors due to a decline in the stock price.
Stock Ownership Guidelines for Non-Employee Directors
What Counts*	What Does Not Count
Common Stock	Stock Options (vested or unvested)
Stock Units (share payout)
Stock Units (cash payout)

*
Common Stock or Stock Units held directly by the director or the director’s immediate family or held in entities controlled by the director or the director’s immediate family members (including trusts for the benefit of the director or immediate family members). However, any shares of Common Stock that are hedged or pledged do not count for purposes of these stock ownership guidelines.

Company Products. The Company provides directors with certain Company products from different brands and product categories. The Company believes that providing these products serves a business purpose by expanding the directors’ knowledge of the Company’s business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company’s products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchases more than $640 worth of the Company’s products, the excess is imputed as taxable income to the director. For the year ended June 30, 2024, the aggregate incremental cost to the Company for products provided to the directors was less than $10,000 per director. Non-employee directors may also purchase Company products with the same discount made available to employees of the Company.
Reimbursement of Expenses. Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.
Role of Compensation Consultant. The Nominating and ESG Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assess trends and developments in director compensation practices and assist the committee in fulfilling its responsibilities regarding compensation of directors for service on the Company’s Board and its committees. Semler Brossy’s work for the Nominating and ESG Committee includes a competitive benchmarking of director compensation practices, referencing the same peer group used for the Company’s executive compensation analysis, as set forth in the Compensation Discussion and Analysis. The Nominating and ESG Committee determined that Semler Brossy is free of conflicts of interest.
Management Directors. Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Fabrizio Freda, Jane Lauder, Ronald S. Lauder, and William P. Lauder.

32 | 2024 Proxy Statement

Non-Employee Director Compensation for Fiscal 2024
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)
Charlene Barshefsky	$138,000	$74,999	$99,971	$89,565	—	$402,535
Wei Sun Christianson*	30,750	—	—	—	—	30,750
Angela Wei Dong	112,000	320,239	99,971	—	—	532,210
Paul J. Fribourg	135,000	74,999	99,971	—	—	309,970
Jennifer Hyman	118,000	74,999	99,971	—	—	292,970
Gary M. Lauder	75,000	74,999	99,971	—	—	249,970
Arturo Nuñez	118,000	74,999	99,971	—	—	292,970
Richard D. Parsons	116,000	74,999	99,971	—	—	290,970
Lynn Forester de Rothschild	108,000	74,999	99,971	—	—	282,970
Barry S. Sternlicht	108,000	74,999	99,971	—	—	282,970
Jennifer Tejada	119,250	74,999	99,971	—	—	294,220
Richard F. Zannino	137,000	74,999	99,971	—	—	311,970

*
Ms. Christianson did not stand for re-election at the 2023 Annual Meeting of Stockholders (November 17, 2023). See note (4) below for information about the share payout made following her departure from the Board.

(1)
These amounts represent the Annual Cash Retainer for Board Service, the Annual Cash Retainer for Committee Service, and the Annual Cash Retainer for Presiding Director. The amount shown in this column for Ms. Christianson reflects one quarter of cash retainer payments for her service on the Board. Mr. G. Lauder was elected to the Board at the 2023 Annual Meeting of Stockholders, and the amount shown in this column reflects three quarters of cash retainer payments for his service on the Board.

(2)
During fiscal 2024, Mr. Fribourg, Lady de Rothschild, and Mr. Sternlicht deferred their Annual Cash Retainers into stock units; all earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on dividends paid by the Company on the Class A Common Stock. As of June 30, 2024, the directors held units in respect of the following amounts of shares of Class A Common Stock: Mr. Fribourg, 36,886; Lady de Rothschild, 74,219; and Mr. Sternlicht, 43,266 (excludes fractional shares).

(3)
These amounts represent the aggregate grant date fair value of the Annual Stock Units Retainer for Board Service (specifically, units for 611.64 shares of Class A Common Stock for each director). In addition, the amount shown for Ms. Dong also includes the aggregate grant date fair value of the Initial Equity Grant for New Non-employee Directors (specifically, units for 2,000 shares of Class A Common Stock) that she received on November 17, 2023. The Annual Stock Units Retainer for Board Service and the Initial Equity Grant for New Non-employee Directors are computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). An Annual Stock Units Retainer grant was not made on November 17, 2023 (fiscal 2024) to Ms. Christianson because she did not stand for re-election.

(4)
These stock units convert into Class A Common Stock on or after the first business day of the calendar year following the date on which the director ceases to serve on the Board. Presented below are the aggregate number of shares of Class A Common Stock underlying Annual Stock Unit Retainers outstanding as of June 30, 2024, which include dividend equivalents.

2024 Proxy Statement | 33

Name	Total Number of Shares of Class A Common Stock Underlying Stock Awards Outstanding as of June 30, 2024
Charlene Barshefsky	21,151
Wei Sun Christianson(a)	—
Angela Wei Dong	3,018
Paul J. Fribourg	12,344
Jennifer Hyman	2,588
Gary M. Lauder	620
Arturo Nuñez	2,462
Richard D. Parsons	20,050(b)
Lynn Forester de Rothschild	20,918
Barry S. Sternlicht	16,372
Jennifer Tejada	2,588
Richard F. Zannino	11,532(c)

Excludes fractional units
(a)
In January 2024, Ms. Christianson received 9,942 shares of Class A Common Stock (for the conversion of approximately 9,942 stock units that included dividend equivalent rights), valued at $1,446,172.99, following her departure from the Board. Therefore Ms. Christianson did not hold any stock units as of June 30, 2024.

(b)
This includes 6,167 stock units held indirectly by Mr. Parsons as a co-trustee of a family trust.

(c)
This includes 10,308 stock units held by a limited liability company owned by trusts for the benefit of members of Mr. Zannino’s family. Mr. Zannino has investment power over these stock units.

(5)
These amounts represent the aggregate grant date fair value of the Annual Stock Options (specifically, options for 2,326 shares of Class A Common Stock for each director), as computed in accordance with FASB ASC Topic 718. For a description of the assumptions used to calculate the aggregate grant date fair value of such stock options, see Note 19 (“Stock Programs”) to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2024. An Annual Stock Option grant was not made on November 17, 2023 (fiscal 2024) to Ms. Christianson because she did not stand for re-election.

(6)
Presented below are the aggregate number of shares of Class A Common Stock underlying stock options outstanding as of June 30, 2024.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2024
Charlene Barshefsky	26,343(a)
Wei Sun Christianson	24,017
Angela Wei Dong	3,564
Paul J. Fribourg	6,160
Jennifer Hyman	6,160
Gary M. Lauder	2,326
Arturo Nuñez	3,564
Richard D. Parsons	8,065
Lynn Forester de Rothschild	26,343
Barry S. Sternlicht	26,343
Jennifer Tejada	10,394
Richard F. Zannino	21,969(b)

(a)
This includes 18,278 shares of Class A Common Stock underlying stock options that are held indirectly by Ambassador Barshefsky through a family trust.

(b)
This includes 15,809 shares of Class A Common Stock underlying stock options that are held by a limited liability company owned by trusts for the benefit of members of Mr. Zannino’s family. Mr. Zannino has investment power over these stock options.

(7)
Non-employee directors do not receive pension benefits from the Company. Some of the Company’s directors in fiscal 2024 and prior years deferred their Annual Cash Retainers pursuant to applicable deferral agreements. Ambassador Barshefsky defers her Annual Cash Retainers into an interest-bearing cash account; the interest rate is the Citibank base rate at the last day of the calendar year. The amount shown for Ambassador Barshefsky is the interest that accrued above the applicable federal rate set by the Internal Revenue Service (the “AFR”) in fiscal 2024, using the Citibank base rate and the AFR at December 31, 2023 as the rates for fiscal 2024.

34 | 2024 Proxy Statement

Ownership of Shares
The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock as of July 31, 2024 by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock; (ii) each of the Company’s directors or nominees; (iii) each of the executive officers whose names appear in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Except as set forth in the notes to the table, the business or mailing address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of Common Stock. Consequently, such shares are shown as beneficially owned by more than one person.
	Class A Common Stock(1)		Class B Common Stock		Voting Power†
Name of Beneficial Owner	Number(2)%		Number	%	%
Leonard A. Lauder(3)(4)	281,638	0.1%	—	—	*
LAL Family Corporation(3)(5)	—	—	80,437,628	64.1%	54.0%
Ronald S. Lauder(3)(6)	73,335	*	4,775,210	3.8%	3.2%
William P. Lauder(3)(7)	62,663	*	8,515,960	6.8%	5.7%
Gary M. Lauder(3)(8)	11,088	*	45,740	—	*
Aerin Lauder(3)(9)	1,692	*	6,585,604	5.2%	4.4%
Jane Lauder(3)(10)	143,592	0.1%	22,346,614	17.8%	15.0%
Joel S. Ehrenkranz, as trustee(3)(11)	266,638	0.1%	—	—	*
Richard D. Parsons, individually and as trustee(3)(12)	28,831	*	7,745,867	6.2%	5.2%
Charlene Barshefsky(13)	124,031	0.1%	—	—	*
Angela Wei Dong(14)	4,256	*	—	—	*
Paul J. Fribourg(15)	20,178	*	—	—	*
Jennifer Hyman(16)	8,772	*	—	—	*
Arturo Nuñez(17)	3,700	*	—	—	*
Lynn Forester de Rothschild(18)	59,660	*	—	—	*
Barry S. Sternlicht(19)	111,201	*	—	—	*
Jennifer Tejada(20)	12,656	*	—	—	*
Richard F. Zannino(21)	39,362	*	—	—	*
Fabrizio Freda(22)	950,053	0.4%	—	—	*
Stéphane de La Faverie (23)	37,443	*	—	—	*
Jane Hertzmark Hudis(24)	80,904	*	—	—	*
Tracey T. Travis(25)	169,641	0.1%	—	—	*
BlackRock, Inc.(26)	14,617,555	6.3%	—	—	1.0%
The Vanguard Group(27)	19,435,945	8.3%	—	—	1.3%
All directors and executive officers as a group (24 persons)(28)	2,412,080	1.0%	43,429,391	34.6%	29.3%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially as of July 31, 2024. On that date, there were 233,171,492 shares of Class A Common Stock and 125,542,029 shares of Class B Common Stock outstanding.

*
Less than 0.1%

(1)
The number of shares of Class A Common Stock and percentages contained under this heading do not account for the conversion right with regard to Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into one share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined, see “Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation”).

2024 Proxy Statement | 35

(2)
The number of shares of Class A Common Stock includes shares owned, any shares underlying restricted stock units payable in shares that are expected to vest within 60 days after July 31, 2024 (i.e. by September 29, 2024), and any exercisable options (including options that will be exercisable as of September 29, 2024). It does not include Performance Share Units (“PSUs”) that were paid out after July 31, 2024; for more information on those awards, see “Outstanding Equity Awards at June 30, 2024,” as well as the Form 4s filed for the Company’s executive officers after the payouts of those PSUs. The stock units included in the table that are beneficially owned by the non-employee directors represent the Annual Stock Units Retainer for Board service and, as applicable, the Initial Equity Grant for new non-employee directors (plus dividend equivalents on each). Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit.

(3)
Aerin Lauder, Gary M. Lauder, Jane Lauder, Leonard A. Lauder, Ronald S. Lauder, and William P. Lauder, each individually and as trustees of various trusts, Joel S. Ehrenkranz as trustee, Richard D. Parsons as trustee, and LAL Family Partners L.P. (“LALFP”) are parties to a Stockholders’ Agreement pursuant to which each has agreed to vote his or the trust’s or partnership’s shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters), and one person, if any, designated by each as a director of the Company. See note (12) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders’ Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

(a)
266,638 shares of Class A Common Stock as co-trustee of The Leonard A. Lauder 2013 Revocable Trust and with respect to which he may be deemed to have shared voting and investment power with Joel S. Ehrenkranz, as co-trustee; and

(b)
15,000 shares of Class A Common Stock held indirectly through a trust of Mr. Lauder’s spouse with respect to which Mr. Lauder may be deemed to have shared voting and investment power.

(5)
LAL Family Corporation (“LALFC”) is the sole general partner of LALFP and may be deemed to be the beneficial owner of the shares of Class B Common Stock owned directly by LALFP. Both LALFC and LALFP are beneficially owned by the Leonard A. Lauder family.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

(a)
66,971 shares of Class A Common Stock as a Director of The Ronald S. Lauder Foundation and with respect to which he shares voting and investment power;

(b)
6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; and

(c)
4,768,846 shares of Class B Common Stock directly over which he has sole voting power and shared investment power.

Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children and by The Ronald S. Lauder Foundation. 4,768,846 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under loan facilities with certain banks as to which he has sole voting power and shares investment power with certain pledgees under the loan facilities.
(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

(a)
8,014 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
54,649 shares of Class A Common Stock underlying options; and

(c)
8,515,960 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

(a)
10,468 shares of Class A Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power;

(b)
620 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
45,740 shares of Class B Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power.

Mr. G. Lauder disclaims beneficial ownership of the shares held as custodian to the extent he does not have a pecuniary interest in such shares.

36 | 2024 Proxy Statement

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

(a)
1,692 shares of Class A Common Stock and 1,675,010 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the “2008 Descendants Trust”) with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the shares held by the 2008 Descendants Trust. Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (12).
(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

(a)
57,389 shares of Class A Common Stock and 275,010 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
17,161,010 shares of Class B Common Stock as trustee of the Jane A. Lauder 2003 Revocable Trust, for the benefit of Jane Lauder, and with respect to which she has sole voting and investment power;

(c)
4,910,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust and with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee; and

(d)
86,203 shares of Class A Common Stock underlying options.

Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the shares held by the 2008 Descendants Trust.
(11)
Represents shares of Class A Common Stock beneficially owned indirectly by Joel S. Ehrenkranz as co-trustee, with Leonard A. Lauder as co-trustee, of The Leonard A. Lauder 2013 Revocable Trust for the benefit of Leonard A. Lauder and with respect to which Mr. Ehrenkranz may be deemed to have shared voting and investment power. Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Ehrenkranz’s business address is 375 Park Avenue, New York, New York 10152.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

(a)
3,042 shares of Class A Common Stock held indirectly through a family foundation, with respect to which he has shared voting and investment power;

(b)
13,883 shares of Class A Common Stock underlying stock units held directly that are payable in shares, and 6,167 shares of Class A Common Stock underlying stock units held indirectly through a family trust that are payable in shares;

(c)
5,739 shares of Class A Common Stock underlying options;

(d)
7,708,906 shares of Class B Common Stock as trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d 4/24/00 for the benefit of Aerin Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

(e)
36,961 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the “4202 Trust”) and with respect to which Mr. Parsons has sole voting power and sole investment power.

The 4202 Trust owns all of the outstanding shares of The 4202 Corporation, which corporation is a Lauder Family Member and owns the shares of Class B Common Stock directly. The 4202 Corporation is not a party to the Stockholders’ Agreement; therefore, any shares of Class A Common Stock and Class B Common Stock owned by The 4202 Corporation are not subject to that agreement. Mr. Parsons disclaims beneficial ownership of the shares held by The 4202 Corporation.
(13)
Includes shares owned beneficially or deemed to be owned beneficially by Charlene Barshefsky as follows:

(a)
78,813 shares of Class A Common Stock indirectly through family trusts;

(b)
50 shares of Class A Common Stock indirectly through her spouse;

(c)
21,151 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
24,017 shares of Class A Common Stock underlying options, including options that are held indirectly through a family trust.

(14)
Includes shares owned beneficially by Angela Wei Dong as follows:

(a)
3,018 shares of Class A Common Stock underlying stock units payable in shares; and

(b)
1,238 shares of Class A Common Stock underlying options.

2024 Proxy Statement | 37

(15)
Includes shares owned beneficially by Paul J. Fribourg as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
12,344 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
3,834 shares of Class A Common Stock underlying options.

(16)
Includes shares owned beneficially by Jennifer Hyman as follows:

(a)
2,350 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
2,588 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
3,834 shares of Class A Common Stock underlying options.

(17)
Includes shares owned beneficially by Arturo Nuñez as follows:

(a)
2,462 shares of Class A Common Stock underlying stock units payable in shares; and

(b)
1,238 shares of Class A Common Stock underlying options.

(18)
Includes shares owned beneficially by Lynn Forester de Rothschild as follows:

(a)
14,725 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
20,918 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
24,017 shares of Class A Common Stock underlying options.

(19)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

(a)
34,812 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
36,000 shares of Class A Common Stock indirectly through family trusts;

(c)
16,372 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
24,017 shares of Class A Common Stock underlying options.

(20)
Includes shares owned beneficially by Jennifer Tejada as follows:

(a)
2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
2,588 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
8,068 shares of Class A Common Stock underlying options.

(21)
Includes shares owned beneficially or deemed to be owned beneficially by Richard F. Zannino as follows:

(a)
8,187 shares of Class A Common Stock held indirectly through a limited liability company owned by trusts for the benefit of members of his family. Mr Zannino has investment power over these shares of Class A Common Stock;

(b)
11,532 shares of Class A Common Stock underlying stock units payable in shares, including stock units that are held indirectly by Mr. Zannino through a limited liability company owned by trusts for the benefit of members of his family. Mr. Zannino has investment power over these stock units; and

(c)
19,643 shares of Class A Common Stock underlying options, including options that are held indirectly by Mr. Zannino through a limited liability company owned by trusts for the benefit of members of his family. Mr. Zannino has investment power over these stock options.

(22)
Includes shares owned beneficially by Fabrizio Freda as follows:

(a)
194,786 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
755,267 shares of Class A Common Stock underlying options.

(23)
Includes shares owned beneficially by Stéphane de La Faverie as follows:

(a)
6,303 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
31,140 shares of Class A Common Stock underlying options.

38 | 2024 Proxy Statement

(24)
Includes shares owned beneficially by Jane Hertzmark Hudis as follows:

(a)
15,060 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
65,844 shares of Class A Common Stock underlying options.

(25)
Includes shares owned beneficially by Tracey T. Travis as follows:

(a)
47,248 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
122,393 shares of Class A Common Stock underlying options.

(26)
Based on a Schedule 13G Amendment filed January 29, 2024 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, BlackRock may be deemed to be the beneficial owner of 14,617,555 shares of Class A Common Stock, over which it has (a) sole investment power for all such shares, (b) sole voting power for 12,923,899 shares, all of which shares are held by certain of its subsidiaries, and (c) no shared voting or investment power for any shares.

(27)
Based on a Schedule 13G Amendment filed February 13, 2024 by The Vanguard Group (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard may be deemed to be the beneficial owner of 19,435,945 shares of Class A Common Stock, over which it has (a) sole investment power for 18,404,189 shares, (b) shared investment power for 1,031,756 shares, (c) sole voting power over none of the shares, and (d) shared voting power for 297,313 shares, all of which shares are held by certain of its subsidiaries.

(28)
See notes (2) through (4), (6) through (8), (10), (12) through (25). Includes for executive officers not named in the table:

(a)
24,198 shares of Class A Common Stock; and

(b)
164,877 shares of Class A Common Stock underlying options.

2024 Proxy Statement | 39

Executive Compensation
Compensation Discussion and Analysis
Executive Summary
Fiscal 2024* was a challenging year that resulted in a decrease in organic net sales as we continued to experience ongoing softness in overall prestige beauty in mainland China and a decline in Asia travel retail. Partially offsetting these declines was growth in Hong Kong SAR, overall in the markets of Europe, the Middle East & Africa, Japan and Latin America. While organic sales and adjusted diluted net earnings per common share returned to growth in the second half of the year, they were not enough to offset the first half decline.
As it became apparent that the anticipated recovery in some of our markets was not going to occur as expected due to increased volatility, we took specific actions to more sustainably improve our sales and profit results. This included accelerating the implementation of initiatives under our Profit Recovery and Growth Plan (“PRGP”), which is designed to improve gross margin, lower our cost base, including reducing overhead expenses, while reinvesting in key consumer-facing activities to accelerate growth, create expense leverage also at lower levels of sales growth and increase agility and speed-to-market.** In view of the importance of the PRGP, we plan to introduce an incentive program in fiscal 2025 to motivate and reward senior management to achieve the goals of the PRGP. The program is described in “Profit Recovery and Growth Plan Incentive Program for Fiscal 2025 and 2026” below.
We strive to operate responsibly and to build a sustainable business based on uncompromising ethics, integrity, fairness, diversity, and trust, consistent with our Company values. We view human capital management and the strength of our employees as integral to the long-term success and resilience of our business. Our human capital management includes:
•
Inclusion, Diversity, and Equity – Fostering an inclusive, diverse, and equitable culture that provides our employees with personal and professional development opportunities, which helps to attract and retain the best talent and drive long-term growth.

•
Talent Recruitment, Retention, Learning, and Development – Affording our employees learning opportunities to drive career development and enhance innovation, which helps to create strong and sustainable leadership across the organization and support ongoing development of new products and services.

•
Health and Safety – Striving to provide a healthy and safe workplace for our employees, which we believe also enhances productivity.

•
Employee Rewards – Offering competitive compensation and benefit packages to attract, motivate, incentivize, and retain world-class talent.

•
Volunteerism and Community Engagement – Supporting volunteer efforts by our employees as our long-term success can benefit from the vitality of the communities where we have a presence.

*
See Appendix A for reconciliation and other information about non-GAAP measures.

**
These statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include, without limitation, the ability to successfully implement the PRGP and the factors described in the Company’s filings with the SEC including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

40 | 2024 Proxy Statement

2024 Proxy Statement | 41

Key Compensation Matters
CEO Annual Compensation for Fiscal 2024
In August 2023, the Compensation Committee determined that the base salary rate for Fabrizio Freda, our CEO, would remain at $2.1 million and Mr. Freda’s bonus opportunity would remain at $5.78 million. The Stock Plan Subcommittee determined Mr. Freda’s equity target would remain at $12.5 million. Actual bonus and actual equity grant date value for fiscal 2024 were below target.

Fiscal 2025 Payout of February 2018 Non-Annual Performance Stock Units (“PSUs”) to CEO vested in Fiscal 2021 and 2022
On September 3, 2024 (fiscal 2025), Mr. Freda received a payout of 195,940 shares for both tranches of the non-annual PSUs that were granted in February 2018, as well as a cash payment for dividend equivalents. The service and performance periods for these PSUs covered six-and-a-half years. For additional information, see “Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021.”

NEO Annual Stock-Based Grants for Fiscal 2024
The annual equity mix remained weighted equally among PSUs, Stock Options, and Restricted Stock Units. The annual stock-based compensation awarded to our Named Executive Officers (the “NEOs”) in fiscal 2024 was based on target grant levels and an assessment of each officer’s performance and expected future contributions. These awards are shown in “Grants of Plan-Based Awards in Fiscal 2024.”

EAIP Payouts for NEOs for Fiscal 2024 are Below Target
Our NEOs achieved fiscal 2024 payout percentages under the Executive Annual Incentive Plan (“EAIP”) ranging from 52.7% to 72.0% out of a possible maximum of 150% of target bonus opportunities. Actual payouts were made in mid-September 2024. Such payouts were determined by applying the payout percentages to the fiscal 2024 target bonus opportunities and are shown in the “Summary Compensation Table.”

No Payout of PSUs granted to NEOs in Fiscal 2022	Based on the Company’s below-threshold performance over the three-year period ended June 30, 2024, the PSUs granted in September 2021 (fiscal 2022) resulted in no payouts to our NEOs.
Advisory Vote on Executive Compensation
At the 2023 Annual Meeting, approximately 92% of the votes cast in connection with the stockholders’ advisory vote on compensation of the NEOs were cast in favor of the proposal. We have considered this voting result, and as explained below, our compensation policies and decisions continue to be focused on driving our strategy and financial performance and aligning the interests of senior management with the interests of stockholders.

42 | 2024 Proxy Statement

The Company’s incentive programs are designed to align pay and performance. Below is a chart highlighting the Company’s response to recent stockholder feedback regarding executive compensation:
Stockholder Feedback	ELC Response
Alignment of Pay and Performance	Base Salary	No base salary increases for fiscal 2024 and 2025 for NEOs.
Annual Incentive Bonus (EAIP)
No annual bonus opportunity increases for fiscal 2024 and 2025 for NEOs.
Annual Bonus payouts for NEOs were below target for fiscal 2023 (46.4% – 51.5%) and fiscal 2024 (52.7% – 72.0%), reflecting our philosophy to align executive compensation with the Company’s financial and operational performance.
Reduced the maximum bonus opportunity payout percentage from 165% to 150% for fiscal 2024 and 2025.

Long-Term Equity- Based Compensation
No annual target equity increase for fiscal 2024 and 2025 for NEOs.
Reduced the maximum Individual Performance Percentage factor from 125% to 120% used to determine the actual equity value for fiscal 2025.

Equity Mix
Shifted more weight towards PSUs and less weight towards Stock Options. This mix aligns with our peer group and market practices reinforcing our pay-for-performance philosophy, enhancing executive retention, and supporting the long-term interest of our stockholders.

No Payout of PSUs granted to NEOs in Fiscal 2022
The PSUs granted in September 2021 (fiscal 2022) yielded no payout (all shares forfeited and no dividends paid) for failure to meet the minimum performance threshold for the three-year period ended June 30, 2024.

Differentiated Long-Term Awards to NEOs	Non-Annual Equity Awards	No non-annual equity awards were granted to NEOs in fiscal 2024.
Overview of Compensation Philosophy and Objectives
Our compensation program for executive officers is designed to attract and retain world class talent and to motivate achievement of both our short-term and long-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal for sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis. The design also reflects the control of the Lauder family. Periodically, we review various aspects of our compensation program to ensure that it remains aligned with our business strategy and the above-referenced goals. From time to time, we discuss various topics, including executive compensation, social impact and sustainability, and corporate governance matters, with investors and other stakeholders.

2024 Proxy Statement | 43

Key Features of our Compensation Programs, Policies, and Practices:
Link a significant portion of total compensation to the achievement of Company-wide performance criteria during one-and-three-year performance periods.
Conduct an annual evaluation about risk in compensation programs to confirm that such programs are not reasonably likely to have a material adverse effect on the Company
Engage a compensation consultant (Semler Brossy) that reports directly to the Compensation Committee and is free of conflicts of interest
Maintain stock ownership guidelines and holding requirements for executive officers to further align their interests with those of our stockholders
Prohibit repricing or buying out stock options
Prohibit hedging of outstanding equity grants
Maintain policies on insider trading, clawbacks, and pledging
Our executive compensation program is designed to achieve our business and financial goals by providing compensation that: aligns executives’ interests with our short-term and long-term goals and the interests of our stockholders and rewards performance at the Company, business unit, and individual levels; is competitive with the compensation practices at other leading beauty and consumer products companies; and is equitable among our executive officers.
Employment agreements in effect during fiscal 2024 for our NEOs are described under “Employment Agreements.” Our standard employment agreements for executive officers cover termination and severance and include non-compete, confidentiality, and related provisions. Each NEO’s employment agreement has a two-year non-compete provision. Such provisions in the employment agreements for certain NEOs expressly provide for post-termination payments and certain continued benefits during the enforced non-compete period. Our standard employment agreements for executive officers do not include specified amounts of salary, bonus opportunities, or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities, and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer).
The compensation program for executive officers is established and administered by the Compensation Committee and the Stock Plan Subcommittee (the “Subcommittee”). The Subcommittee approves the terms of all equity grants to executive officers under our long-term equity incentive plan (including any equity compensation-related terms of employment agreements for executive officers). The Compensation Committee approves all other aspects of executive compensation.

44 | 2024 Proxy Statement

Elements of Compensation
As explained in further detail below, our executive compensation program consists of multiple elements of compensation. This is reflected in the chart below, which notes certain plan design features for fiscal 2024.
Each fiscal year, the Compensation Committee, Subcommittee, our senior management, and the Compensation Committee’s compensation consultant (Semler Brossy) begin their review of compensation by looking first at the components of total direct compensation, and gauging for each type of position in the executive officer group, the extent to which total direct compensation is broadly aligned with that of our executive compensation peer group. The Compensation Committee and the Subcommittee consult with management and Semler Brossy regarding the design for the EAIP and PSU. This group reviews the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities, and long-term equity-based compensation opportunities) and determines a mix of these elements as a percentage of total direct compensation. The mix is intended to be predominantly performance-based (i.e. provide a greater percentage of compensation in the form of variable annual and long-term incentive compensation) and reasonable when compared with the peer group. As shown below, the CEO annual target pay mix for fiscal 2024 was 90% performance-based incentive compensation, and the average annual target pay mix for the other NEOs for fiscal 2024 was 81% performance-based incentive compensation. Executive officers with similar responsibilities generally have a similar mix of pay elements. There is internal pay equity among similarly situated executive officers, which is intended to foster a team-oriented approach to managing the business. Total direct compensation and allocations of metrics within the EAIP are determined based on the type and level of responsibility of the particular executive officer, internal pay equity, and competitive considerations.
For fiscal 2025, the Compensation Committee generally maintained the fiscal 2024 EAIP design except that for the Enterprise Modifier (formerly known as the “Corporate Multiplier”) (i) the Net Sales weighting was increased to 30% (from 25%) and (ii) the Operating Income Margin (“OI Margin”) weighting was decreased to 25% (from 30%). Diluted net earnings per common share from continuing operations (“Diluted EPS”) and return on invested capital (“ROIC”) remain unchanged. The Subcommittee approved a number of program changes, including (i) the relative mix of long-term equity-based compensation for the NEOs to 40% PSUs (up from 33%), 40% RSUs (up from 33%), and 20% Stock Options (down from 33%) and (ii) reducing the maximum potential equity value for annual long-term incentive grants by reducing the maximum Individual Performance Percentage factor from 125% to 120%.

2024 Proxy Statement | 45

Generally, we believe that executive officers should have a greater percentage of their compensation based on performance in the form of annual long-term equity-based incentives, followed by annual cash incentives, and then by base salary.
Based on target levels for incentive compensation for fiscal 2024, the mix of pay for our NEOs is shown below:
We Align Executive Compensation with Our Business Strategy and Goals. We intend our annual and long-term incentive plans to cover a portfolio of performance measures that balance growth, profitability, and stockholder return over both an annual and long-term period. We work to establish goals that support the long-term strategy of growing sales ahead of global prestige beauty, improving operating margin, achieving competitive levels of return on invested capital, and optimizing inventory. We assess risks and opportunities to prudently plan activities in business units that are currently over-attaining goals and to support business units that are challenged. In our plans, we seek to drive sustained sales growth, with a key focus on profitability, over the long-term horizon. We have a number of levers ranging from product subcategories, marketing initiatives, distribution channels and geographies that can be used to achieve our goals.
Target levels of performance for a given fiscal year are determined based on our internal planning and forecasting processes and are benchmarked against select peer companies. The Compensation Committee and the Subcommittee consider various factors, including the expected performance of our competitors and our long-term strategy, in establishing the performance required to achieve the maximum payout under each measure for both our annual cash and long-term incentive plans.
In addition to total direct compensation described above, we also provide competitive benefits and certain perquisites. In some circumstances, we may pay amounts or grant equity to attract executives to work for us or move to particular locations, or we may provide additional incentives for executives to perform or remain with us. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.
Social Impact and Sustainability
Our Company’s social impact and sustainability (“SI&S”) initiatives are deeply embedded in our culture and overall corporate strategy. Across our business and within our brand portfolio, we incorporate sustainable practices, methodologies, and design. Our SI&S strategy and goals are designed to link our commitments and business value creation. In particular, our goals related to climate and the environment support efficiency and conservation within our facilities and internal supply chain, and some of these goals are also intended to help us reduce cost and waste.
We believe that effectively managing our SI&S work is an important part of our future success. These efforts are led by our Executive Chairman and our CEO and overseen by our Board of

46 | 2024 Proxy Statement

Directors, particularly the Nominating and ESG Committee. Senior leaders from Finance; Global Corporate Citizenship and Sustainability; Human Resources; Inclusion, Diversity, and Equity; Legal; Research and Development; and Supply Chain, as well as representatives across brands, regions, channels and other functions, drive our SI&S strategic initiatives and progress towards goals and commitments.
Given our history, ownership structure, and long-term strategy, we follow principles of long-term stewardship and “patient capital,” and our compensation approach reflects and supports this. Consistent with our culture and our compensation philosophy and objectives, our combination of compensation elements is intended to help drive and promote strong, balanced, and sustainable corporate performance. We evaluate the performance of employees, including our NEOs, under SI&S goals holistically, within the framework of our corporate strategy, as an input into compensation decisions. In particular, we incorporate specific goals tied to the Company’s broader SI&S strategy into the business goals for the NEOs, and compensation decisions are made based on their achievement. For example, such business goals were included in the fiscal 2024 EAIP program and were used as an input into determining fiscal 2024 equity grants. The fiscal 2024 business unit strategic goals for the NEOs encompassed multiple strategic focus areas concerning SI&S matters. Specifically, the fiscal 2024 business goals for our NEOs incorporated inclusion, diversity, and equity matters; support for enterprise-wide talent initiatives; and progress in connection with Company sustainability objectives. We periodically refine the way we manage ESG matters at the Company taking into account external factors, such as regulatory requirements, and internal factors, such as acquisitions. The Chief Sustainability Officer (“CSO”) leads the Global Corporate Citizenship and Sustainability (“GCCS”) function and reports to our Executive Chairman and our CEO. The CSO also serves on the Company’s Executive Leadership Team. Our ESG strategy is further directed by individual Environmental, Social, and Governance subcommittees composed of senior leaders and subject matter experts. The subcommittees meet on a periodic basis to discuss, harmonize, and accelerate social impact and sustainability initiatives across the business and drive progress towards related goals and commitments.
Base Salary
We pay base salaries to provide executives with a secure base of cash compensation. In determining the amount of base salary for an executive officer, the Compensation Committee primarily considers the executive’s position, current salary, tenure, and internal pay equity among executives with similar responsibilities, as well as competitiveness of the salary level in the marketplace. The Compensation Committee also considers recommendations from the Executive Chairman, the CEO, the Executive Vice President – Global Human Resources (“EVP HR”), and the Compensation Committee’s compensation consultant (Semler Brossy).
Name	Title	Fiscal 2023 Base Salary*	Fiscal 2024 Base Salary	% Change
William P. Lauder	Executive Chairman	$1,575,000	$1,575,000	0.0%
Fabrizio Freda	President and Chief Executive Officer	2,100,000	2,100,000	0.0%
Tracey T. Travis	Executive Vice President and Chief Financial Officer	1,195,000	1,195,000	0.0%
Jane Hertzmark Hudis	Executive Group President	1,344,000	1,344,000	0.0%
Stéphane de La Faverie	Executive Group President	1,250,000	1,250,000	0.0%

*
Base salary as of June 30, 2023.

Annual Incentive Bonus
Annual incentives provided under the EAIP are important in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive’s responsibilities, internal pay equity among executives with similar responsibilities, and competitive considerations. The measures in our annual incentive program are balanced, designed to foster interdependence and collaboration among brands, regions, and functions to drive the corporate

2024 Proxy Statement | 47

strategy by ensuring alignment of business unit performance with overall corporate performance. Annual incentives payable to our executive officers, including the NEOs, are limited to a pool set at the beginning of the fiscal year by the Compensation Committee (3% of our net operating profit plan in fiscal 2024). Within that limit, the Compensation Committee sets annual aggregate bonus opportunities and exercises negative discretion to determine the annual incentives to be paid. Total fiscal 2024 EAIP payouts were less than the amount of the approved bonus pool. For fiscal 2024, the EAIP payout was the product of the target for each executive officer and the EAIP payout percentage (“EAIP Payout %”), which is comprised of (a) the Corporate Multiplier and (b) the Business Unit Multiplier, as described below. The charts below describe the key components of the EAIP, as well as the minimum and maximum payout ranges for the fiscal 2024 EAIP:

### Corporate Multiplier

- ✓ Applicable to executives across the organization, recognizing that each executive's performance contributes to the overall Company performance.
- ✓ Balanced measures designed to foster interdependence and collaboration.
- ✓ Determined by corporate performance and used as a multiplier to the Business Unit Multiplier performance.

### Business Unit Multiplier

- ✓ Includes specific financial goals and Business Unit Strategic Goals, including high-level themes such as Strategy, Collaboration and Talent Development, Key Business Capability Building/Business Transformation, and Social Impact and Sustainability, that help focus collective efforts in areas that are important to shared success across business units and drive the corporate strategy.

| Corporate Multiplier | | Business Unit Multiplier | | Fiscal 2024 EAIP Payout % of Target |
|---|---|---|---|---|
| Minimum Payout: 80%<br>Maximum Payout: 130% | X | Minimum Payout: 0%<br>Maximum Payout: 115% | = | Minimum Payout: 0%<br>Maximum Payout: 150% |
| Diluted EPS | | Net Sales | | |
| OI Margin % | | NOP Margin % | | |
| Net Sales | | Weighted Forecast Accuracy | | |
| ROIC % | | Business Unit Strategic Goals | | |

Target level performance on each of the criteria would result in multipliers at 100% and payout at 100% of the executive officer’s target opportunity. Failure to achieve the pre-established minimum threshold level of performance would result in no credit for that particular performance measure and, depending upon performance in respect of other measures, could result in no bonus being paid. The fiscal 2024 EAIP was designed as follows: (i) maximum payout of 150% of target, which includes (a) Corporate Multiplier maximum of 130% and (b) Business Unit Multiplier maximum of 115% and (ii) a Corporate Multiplier minimum of 80%, such that any performance that yields a Corporate Multiplier below 80% would result in a Corporate Multiplier of 80%. Measurement of performance, including establishment of the bonus pool, is subject to certain automatic adjustments, such as changes in accounting principles, goodwill and other intangible asset impairments, the impact of unplanned completed business acquisition activity, restructuring and other activities, discontinued operations, certain non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments (which reflect the impact, where appropriate, of tax, currency and non-controlling interest) for fiscal 2024 were: the impact of returns and charges associated with restructuring and other activities related to the Company’s Leading Beauty Forward, Post-COVID Business Acceleration Program, and the Profit Recovery and Growth Plan; goodwill and other intangible asset impairments; and change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax.

48 | 2024 Proxy Statement

The target payout, business criteria, performance levels within each multiplier, and the threshold, target, and maximum payouts associated with each criteria and performance level are set by the Compensation Committee in consultation with management and the Compensation Committee’s compensation consultant (Semler Brossy) during the first quarter of the fiscal year. Target payouts for executive officers are reviewed by the Compensation Committee annually.
Corporate Multiplier. Each executive officer’s incentive payment is subject to the Corporate Multiplier. For fiscal 2024, the Corporate Multiplier was comprised of four Company-wide performance criteria: (1) Diluted EPS; (2) OI Margin Percent; (3) Net Sales; and (4) ROIC Percent. The weightings for each of these performance measures is discussed above. Measurement of performance for each of these measures is subject to certain automatic adjustments described above in “Annual Incentive Bonus.” If actual performance under the Corporate Multiplier is between the target and the maximum, or between the threshold and the target, the payout factor is calculated mathematically using straight-line interpolation with target level of performance as a base. As an example, for Net Sales performance that is between the threshold and the target, for each 1% that performance is below target, the payout will be 3 1/3% below the target payout of 100%. The chart below shows the threshold, target, and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2024. For fiscal 2024, performance was between threshold and target for Diluted EPS, Net Sales, and ROIC Percent, and performance was below the threshold for OI Margin Percent, resulting in a Corporate Multiplier of 80%, the minimum payout factor in the fiscal 2024 EAIP design.
		Threshold		Target		Maximum		Actual Performance
	Fiscal 2024 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Diluted EPS	$3.65	68%	50%	100%	100%	109.6%	130%	71.0%	13.7%
OI Margin Percent	12.2%	85%	50%	100%	100%	106.8%	130%	83.0%	0.0%
Net Sales*	$17.01 billion	85%	50%	100%	100%	101.4%	130%	92.1%	18.4%
ROIC Percent	9.7%	73%	50%	100%	100%	107.7%	130%	79.4%	12.4%
Corporate Multiplier									80.0%

*
Net Sales are calculated at budgeted exchange rates at the time the target was set.

Business Unit Multiplier. For fiscal 2024, the Business Unit Multiplier works in a manner similar to the Corporate Multiplier but is based on various combinations of business criteria at the business unit level, including: (1) Net Sales; (2) Net Operating Margin (“NOP Margin”); and (3) other divisional goals specific to the individual executive officer and tied to our long-term strategy (“Business Unit Strategic Goals”). The weighting of the various measures is fixed for each executive officer depending upon position and responsibilities. Target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for those criteria. When performance exceeds the maximum level, the payout factors are at 115% of target. In the case where the actual performance was between the target and the maximum, or between the threshold and the target, the payout factor was calculated mathematically using straight-line interpolation with target level of performance and associated payout as a base.

2024 Proxy Statement | 49

For the Business Unit Multiplier, the Functions Average is a simple average of the performance against Business Unit Strategic Goals for the various corporate functions. For Ms. Hudis and Mr. de la Faverie, the threshold, target, and maximum for each criteria making up the Business Unit Multiplier for their respective units, as well as the results for fiscal 2024, are shown in the table below.
		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2024 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Total Company Sales
Jane Hertzmark Hudis	$16.94 billion	85%	62.5%	100%	100%	100.8%	115%	92.1%	80.3%
Stéphane de La Faverie	$16.94 billion	85%	62.5%	100%	100%	100.8%	115%	92.1%	80.3%
Total Company NOP Margin
Jane Hertzmark Hudis	12.9%	85%	62.5%	100%	100%	101.5%	115%	81.6%	0.0%
Stéphane de La Faverie	12.9%	85%	62.5%	100%	100%	101.5%	115%	81.6%	0.0%
Division Net Sales
Jane Hertzmark Hudis	$9.25 billion	85%	62.5%	100%	100%	100.8%	115%	90.3%	75.9%
Stéphane de La Faverie	$7.24 billion	85%	62.5%	100%	100%	100.8%	115%	92.6%	81.5%
Division NOP Margin
Jane Hertzmark Hudis	23.4%	85%	62.5%	100%	100%	100.7%	115%	85.1%	62.7%
Stéphane de La Faverie	26.4%	85%	62.5%	100%	100%	100.6%	115%	93.0%	82.4%
Online Net Sales
Jane Hertzmark Hudis	—(2)	85%	62.5%	100%	100%	100.8%	115%	94.0%	84.9%
Stéphane de La Faverie	—(2)	85%	62.5%	100%	100%	100.8%	115%	98.5%	96.2%
Online NOP Margin
Jane Hertzmark Hudis	—(2)	85%	62.5%	100%	100%	100.4%	115%	101.3%	115.0%
Stéphane de La Faverie	—(2)	85%	62.5%	100%	100%	100.3%	115%	114.8%	115.0%
Weighted Forecast Accuracy
Jane Hertzmark Hudis	—(2)	85%	62.5%	100%	100%	105.0%	115%	98.9%	97.2%
Stéphane de La Faverie	—(2)	85%	62.5%	100%	100%	105.0%	115%	97.2%	93.0%

(1)
Net Sales and income statement measures are calculated at budgeted exchange rates for the measurement period. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described above in “Annual Incentive Bonus.”

(2)
The specific annual targets for each of these metrics are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. We believe that such annual targets are achievable in connection with strong performance.

Ms. Travis, Ms. Hudis, and Mr. de La Faverie were each assigned Business Unit Strategic Goals for fiscal 2024 that accounted for the percentages of the individual’s aggregate bonus opportunity target indicated below.
These Business Unit Strategic Goals are aligned with high-level themes, explained below, that help focus collective efforts in areas that are important to shared success across business units and drive the corporate strategy. Each executive, including the NEOs, has their own set of discrete goals.

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High-level Themes that Align with Business Unit Strategic Goals for our NEOs and Other Executives

Strategy – Continue cascading the corporate strategy and its key elements throughout the organization. Translate each Business Unit’s strategy into measurable and time bound action items and execute against them. Clearly track progress through key performance indicators and leverage these metrics to reinforce accountability.

Collaboration and Talent Development – Championing and leading collaborative, transformational behavior and the development of talent in the organization, integrating our inclusion, diversity, and equity strategy into our ongoing efforts. Align our organizations for speed and efficiency.

Continued Increase in Profitability through Business Transformation – Identifying and taking action on developing capabilities for continuous improvement related to the key operational, sustainability, governance, and financial building blocks that will impact sustainable growth and profitability and the effective use of resources.

Social Impact and Sustainability – Effectively managing social impact and sustainability initiatives to deliver progress towards achieving ESG goals and commitments, focusing on strategy and key business capabilities/business transformation, and leveraging collaboration and talent development. Integrating social impact and sustainability across brands, regions, and functions to drive business value and differentiation.

After the end of fiscal 2024, the Executive Chairman, the CEO, and the EVP HR, with input from other employees, reviewed the actions taken by executive officers including the NEOs, as applicable, in connection with the Business Unit Strategic Goals and, based on that assessment, recommended the payout percentages shown in the table below (with a maximum of 115%). The assessment of these achievements and payouts were approved by the Compensation Committee.
Calculation of EAIP Payout. As noted, the weightings of the various criteria for an executive officer’s Business Unit Multiplier depend upon the officer’s position and responsibilities, as shown in the calculation of the Business Unit Multiplier below with the actual EAIP payout to our NEOs.
Calculation of Fiscal 2024 EAIP Payout Percentages for NEOs
	W. P. Lauder & F. Freda		T. T. Travis		J. Hertzmark Hudis		S. de La Faverie
	% of Target	Actual Payout %	% of Target	Actual Payout %	% of Target	Actual Payout %	% of Target	Actual Payout %
Business Unit Strategic Goals (Functions Average)	30.0%	110.4%	10.0%	110.4%	—	—	—	—
Business Unit Strategic Goals (Individual)	—	—	20.0%	105.0%	20.0%	109.0%	20.0%	114.0%
Total Company Net Sales*	30.0%	80.3%	30.0%	80.3%	5.0%	80.3%	5.0%	80.3%
Total Company NOP Margin*	30.0%	0.0%	30.0%	0.0%	5.0%	0.0%	5.0%	0.0%
Division Net Sales*	—	—	—	—	20.0%	75.9%	20.0%	81.5%
Division NOP Margin*	—	—	—	—	20.0%	62.7%	20.0%	82.4%
Online Net Sales*	—	—	—	—	10.0%	84.9%	10.0%	96.2%
Online NOP Margin*	—	—	—	—	10.0%	115.0%	10.0%	115.0%
Weighted Forecast Accuracy	10.0%	97.1%	10.0%	97.1%	10.0%	97.2%	10.0%	93.0%
Business Unit Payout (a)	100.0%	66.9%	100.0%	65.9%	100.0%	83.2%	100.0%	90.0%
Corporate Multiplier (b)	—	80.0%	—	80.0%	—	80.0%	—	80.0%
EAIP Payout % (a) x (b)	—	53.5%	—	52.7%	—	66.6%		72.0%

*
Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in “Annual Incentive Bonus.” Total Company Net Sales, Total Company NOP Margin, Division Net Sales, and Division NOP Margin are calculated at weighted average exchange rates at the time of measurement.

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Calculation of Fiscal 2024 EAIP Payout for NEOs
Name	EAIP Opportunity	EAIP Payout %	EAIP Payout
William P. Lauder	$3,544,000	53.5%	$1,897,800
Fabrizio Freda	5,775,000	53.5%	3,092,450
Tracey T. Travis	1,580,000	52.7%	832,350
Jane Hertzmark Hudis	2,065,000	66.6%	1,375,150
Stéphane de La Faverie	1,600,000	72.0%	1,152,250
Long-Term Equity-Based Compensation
We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Incentive Plan”) to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. The Subcommittee typically makes equity-based compensation awards to our executive officers at a regularly scheduled meeting during the first quarter of each fiscal year. We generally grant certain executive officers a combination of PSUs, stock options, and RSUs. Since fiscal 2000, no grants of equity-based compensation have been made to Leonard A. Lauder, Chairman Emeritus, or Ronald S. Lauder, Chairman of Clinique Laboratories, LLC.
The target and actual amounts and allocation of equity-based compensation reflect the business judgment of the Subcommittee after discussion with its compensation consultant (Semler Brossy) and certain members of our senior management. As with each other element of compensation, and compensation overall, the Subcommittee (or the Compensation Committee for non-equity-based compensation), Semler Brossy, and management take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions, internal pay equity, and competitive practice. They also consider applicable employment agreements as necessary.
The allocation among the value of the different types of annual awards granted in fiscal 2024 was weighted equally among PSUs (at target), stock options, and RSUs – reflecting, in the business judgment of the Subcommittee, a balance among motivating and retaining executive officers, rewarding performance, mitigating risk, and helping executive officers increase their equity ownership to further align their interests with those of our stockholders. Such allocation may change depending upon any additional (non-annual) grants made to executive officers. The Subcommittee applied an individual performance percentage to the target equity opportunity for each executive officer based on performance and achievement of individual goals and objectives, including the high-level themes that align with the executive’s Business Unit Strategic Goals. For fiscal 2024, the individual performance percentage for employees ranged from a minimum of 62.5% to a maximum of 125% of target. The individual performance percentages applied for the NEOs and the other executive officers for fiscal 2024 ranged from 90% to 116% of target. As with the amount of equity-based compensation granted, the allocation among the equity-based compensation elements are compared with practices of the peer group companies (see “Compensation Planning and the Decision Making Process – Peer Group” below) to ensure they are competitive and appropriate.

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Performance Share Units. Annual PSUs represented approximately one-third of the grant date value of the fiscal 2024 annual equity-based compensation granted to executive officers. PSUs are generally rights to receive shares of our Class A Common Stock if certain Company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities, and each opportunity is based on a particular financial metric that is considered important in achieving our overall long-term financial goals. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. To the extent shares are paid out on a PSU award, the cash amount paid is equal to the dividends declared per share over the performance period times the number of shares paid out. PSUs do not have any voting rights with respect to the underlying shares of Class A Common Stock. PSUs are subject to restrictions on transfer and forfeiture prior to vesting, and upon payout of such awards, shares will be withheld to satisfy statutory tax obligations. Payout of annual PSUs generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.”
For the annual grant of PSUs, the Subcommittee approves the performance target for each metric during the first quarter of the three-year performance period. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. The target amount of a PSU award represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. For the annual PSU grants in fiscal 2024, an above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target, up to a maximum of 160% of target. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity.
Measurement of performance is subject to certain automatic adjustments such as changes in accounting principles, goodwill and other intangible asset impairments, the impact of unplanned completed business acquisition activity, restructuring and other activities, discontinued operations, and certain non-recurring income/expenses. Payout of PSUs is contingent on the Company achieving positive Net Earnings for the fiscal year in which the grant is made. Because the Company achieved positive Net Earnings for fiscal 2024, the payout of the PSUs granted in August 2023 is based solely on achievement of the financial measures described below in “Fiscal 2024 Annual PSU Grants.”
Fiscal 2022 Annual PSU Grants. The PSU targets for the three-year period ended June 30, 2024 were based on compound annual growth rates (“CAGR”) in Company-wide Net Sales (weighted at 40%), Diluted EPS (weighted at 40%), and ROIC (weighted at 20%). Each 2% increase in performance over the threshold results in a 10% increase in the associated payout for Net Sales and a 3% increase in the associated payout for Diluted EPS up to the target performance levels. Each 0.4% increase in performance above target results in 10% increases in the associated payouts for Net Sales and Diluted EPS. Performance above maximum results in a payout of 160% of target opportunity.
Based on the Company’s below-threshold performance over the three-year period ended June 30, 2024, the PSUs granted in September 2021 (fiscal 2022) yielded no payout (all shares forfeited and no dividends paid) to our NEOs.
	Fiscal 2022 through Fiscal 2024 Target	Threshold		Target		Maximum		Actual Performance(2)
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	7.6% – 9.6%	84.7%	50.0%	94.6% – 100%	100.0%	107.6%	160.0%	0.5%	0.0%
Diluted EPS (CAGR)	5.9% – 8.0%	80.4%	50.0%	94.3% – 100%	100.0%	115.4%	160.0%	(27.3)%	0.0%
ROIC (CAGR)	(9.1)% – (7.5)%	84.7%	50.0%	94.8% – 100%	100.0%	107.7%	160.0%	(29.3)%	0.0%
Aggregate Payout									0.0%

2024 Proxy Statement | 53

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set.

(2)
Measurement of performance is subject to certain automatic adjustments. For the fiscal 2022 PSU grants (which reflect the impact, where appropriate, of tax, currency and non-controlling interest), these include the impact of returns and charges associated with restructuring and other activities related to the Company’s Leading Beauty Forward, Post-COVID Business Acceleration Program, and the Profit Recovery and Growth Plan, other intangible asset impairments, the change in fair value of DECIEM acquisition-related stock options, incremental expense associated with the fiscal 2025 launch of BALMAIN BEAUTY offset by incremental losses associated with the acquisition of TOM FORD.

Fiscal 2024 Annual PSU Grants. As noted above, the fiscal 2024 annual PSU grants have three performance measures: Net Sales (weighted at 40%), Diluted EPS (weighted at 40%), and ROIC (weighted at 20%). Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in “Performance Share Units.” The maximum payout is 160%. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2024 for the three-year period ending June 30, 2026 are based on CAGR, as follows:
	Fiscal 2024 through Fiscal 2026 Target	Threshold(2)		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.0% – 7.0%	87.8%	50.0%	97.2% – 100.0%	100.0%	106.3%	160.0%
Diluted EPS (CAGR)	16.3% – 17.6%	83.0%	50.0%	96.5% – 100.0%	100.0%	114.5%	160.0%
ROIC (CAGR)	4.3% – 4.8%	79.1%	50.0%	98.4% – 100.0%	100.0%	112.4%	160.0%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set.

(2)
Payouts for an opportunity will be made only if performance exceeds the pre-established minimum threshold for such opportunity. Targets for each grant are based on the long-term strategic plan and conditions that exist at the beginning of each grant period. Multiple factors influence the setting of underlying measures including the anticipated Company-specific goals and objectives as well as macro-environmental influences for the three-year performance period. Each grant period targets are set independent of other outstanding grants. We believe that the components underpinning each grant are reasonably aggressive when set.

Annual Stock Options. Annual stock options granted in fiscal 2024 represented approximately one-third of the grant date value of the annual equity-based compensation granted to executive officers. Under our Share Incentive Plan, the exercise price of options cannot be lower than the closing price of our Class A Common Stock on the date the option is granted. Despite the value attributed on the date of option grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds the exercise price during the period in which the executive officer is entitled to exercise the options and the officer exercises them. Options granted to our executive officers generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” Stock options do not have dividend equivalent rights or any voting rights with respect to the underlying shares of Class A Common Stock.
Annual Restricted Stock Units. Annual RSUs granted in fiscal 2024 represented approximately one-third of the grant date value of the annual equity-based compensation granted to executive officers. RSUs are the right to receive shares of our Class A Common Stock over a period of time. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership. RSUs are accompanied by dividend equivalents that are paid in cash at the time an RSU vests. The cash amount paid to the executive officer is equal to the dividends declared per share between the grant date and the vesting date multiplied by the number of shares paid out.

54 | 2024 Proxy Statement

RSUs do not have any voting rights with respect to the underlying shares of Class A Common Stock. RSUs granted to our executive officers generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to satisfy statutory tax obligations.
Additional (non-annual) Long-Term Equity Grants. From time to time, the Subcommittee grants additional (non-annual) long-term equity grants to certain executive officers to incentivize and retain them for extended periods of time. Such equity grants generally vest in their entirety after an extended vesting period and are forfeited if the executive officer retires before the vesting date. In fiscal 2024, we did not grant any additional (non-annual) long-term equity grants to any NEO.
Equity-Based Compensation Granted in Fiscal 2024. As noted above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors, including an assessment of recent performance and expected future contributions. For the Executive Chairman and the CEO, this determination is made by the Subcommittee; for the remaining executive officers, a recommendation is made by the CEO, and the actual grant is approved by the Subcommittee. The equity grant percentages awarded to our NEOs were based on target grant levels and an assessment of each officer’s performance and expected future contributions. Fiscal 2024 annual equity grants were awarded in August 2023. See also “Grants of Plan-Based Awards in Fiscal 2024” and “Summary Compensation Table.”
CEO Compensation
For fiscal 2024 and 2025, Mr. Freda’s annual base salary rate remained at $2.1 million, his target bonus opportunity remained at $5.78 million, and his annual equity target remained at $12.5 million. Mr. Freda’s equity grants in fiscal 2024 and 2025 were comprised of annual PSU, RSU, and Stock Option grants. In setting Mr. Freda’s compensation for fiscal 2025, the Compensation Committee and Subcommittee considered additional equity awards that were made to him in prior years and his decision to retire at the end of fiscal 2025. In August 2024 (fiscal 2025), we granted Mr. Freda annual equity-based compensation with an aggregate value of approximately $11.25 million. These grants reflect the application of an individual performance percentage to the target equity opportunity approved for fiscal 2025. These equity awards will appear in our “Summary Compensation Table” and “Grants of Plan-Based Awards” in our Proxy Statement for fiscal 2025.
Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021
Additional (non-annual) PSU Grant in February 2018 (fiscal 2018). On February 14, 2018, the Subcommittee, with input from members of the Board of Directors, granted Mr. Freda a PSU award (the “February 2018 PSU”) to further align his interests with those of our stockholders and motivate his continued stewardship of the Company’s brands, talent base, and reputation over the longer term. The shares of Class A Common Stock subject to this award were not intended to be delivered fully to Mr. Freda until after the end of fiscal 2024, which reflected the Company’s desire to further align his interests with those of our stockholders over that extended period of time. The award covered an aggregate of 195,940 shares divided in two equal tranches (i.e. 97,970 shares per tranche) and was valued at approximately $27.4 million on the date of grant. The February 2018 PSU had service periods, performance periods, and share payment dates as follows:
	Service Period	Performance Period	Share Payment Date
First Tranche (97,970 shares)	January 1, 2018 – June 30, 2021	July 1, 2018 – June 30, 2021	September 3, 2024
Second Tranche (97,970 shares)	January 1, 2018 – June 30, 2022	July 1, 2018 – June 30, 2022	September 3, 2024

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This award generally provided that the vesting of each tranche was contingent on the Company achieving positive Cumulative Operating Income during the relevant Performance Period. For purposes of this award, “Cumulative Operating Income” means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments set forth in the award agreement.
Because the Company achieved positive Cumulative Operating Income for the first tranche (Performance Period July 1, 2018 to June 30, 2021) and the second tranche (Performance Period July 1, 2018 to June 30, 2022), on September 3, 2024, Mr. Freda received 92,188 net shares for payment of the February 2018 PSU, reflecting 103,752 shares withheld to satisfy taxes in connection with the aggregate 195,940 shares covered by this award. In addition, on such date, Mr. Freda received a cash payment for dividend equivalents on this award ($2,762,754).
Additional (non-annual) Price-Vested Units (“PVUs”) and Performance Share Units (“PSUs”) Grants in March 2021 (fiscal 2021)
On March 11, 2021, the Stock Plan Subcommittee, with input from members of the Board of Directors, granted Mr. Freda two long-term equity awards (the “March 2021 PVU and PSU Grants”) to further align his interests with those of our stockholders and motivate his continued stewardship of our business, brands, talent base, and reputation over the longer term. As explained below, these awards are comprised of (i) Price-Vested Units with an aggregate grant date fair value of  $20 million and (ii) Performance Share Units with an aggregate grant date fair value of $20 million. The shares of Class A Common Stock underlying both awards are not intended to be delivered to Mr. Freda until after the fiscal year ending June 30, 2025, which reflects the Company’s desire to further align his interests with those of our stockholders over that extended period of time.
The awards cover a period of about four-and-a-half years in total, a longer period than typical in many executive compensation programs. A key element of the design is that, as a general matter, Mr. Freda needed to remain in his position through at least June 30, 2024 to satisfy the service requirement (which he satisfied), with shares not being delivered until September 2025. If the performance goals for an award (or tranche thereof) are achieved, the shares of Class A Common Stock underlying such award (or tranche thereof) would be delivered to Mr. Freda in September 2025, provided the Cumulative Operating Income goal is met as of June 30, 2025. The delayed distribution is intended to ensure that Mr. Freda is further incentivized to drive sustainable, long-term performance. By separating the service period of the award from the delivery of the underlying Class A Common Stock, we continue to tie a portion of Mr. Freda’s wealth to share value and performance over an extended time horizon (i.e. four-and-a-half years, through the delivery in September 2025).
Price-Vested Units granted in March 2021
As noted, the shares of Class A Common Stock underlying the PVUs are not intended to be delivered to Mr. Freda until after the end of fiscal 2025, which reflects our desire to further align his interests with those of our stockholders over that extended period of time. The PVU award covers an aggregate of 85,927 shares divided into three tranches each with its own stock price goal that must have been achieved on or before June 30, 2024, and all three tranches are subject to the Cumulative Operating Income goal that is measured from July 1, 2021 through June 30, 2025 as described below. The goals were determined by applying cumulative annual growth rates of 6%, 7% and 8% to the average closing price of the Class A Common Stock for the 60 trading days prior to the grant. The aggregate grant date fair value of the award (i.e. all three tranches) is approximately $20 million, estimated using the Monte Carlo Method that includes assumptions relating to share price volatility, dividend yield and risk-free interest rate.

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The number of shares subject to each tranche, as well as Stock Price Goal, service periods, performance periods and share delivery dates for each tranche are as follows:
	Number of Shares per Tranche	Stock Price Goal (per share)	Service Period	Performance Period for Stock Price Goal	Performance Period for Cumulative Operating Income Goal	Share Delivery Date(4)
First Tranche	27,457	$323.03(1)	March 11, 2021 – June 30, 2024	March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025
Second Tranche	28,598	$333.21(2)	March 11, 2021 – June 30, 2024	March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025
Third Tranche	29,872	$343.61(3)	March 11, 2021 – June 30, 2024	March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025

(1)
This Stock Price Goal was achieved as of July 29, 2021.

(2)
This Stock Price Goal was achieved as of September 7, 2021.

(3)
This Stock Price Goal was achieved as of November 24, 2021.

(4)
Delivery of the shares is subject to achievement of the Cumulative Operating Income goal and other terms and conditions described below. Dividend equivalents will be paid out in cash in connection with the delivery of any shares.

Stock Price Goals. The PVU Agreement generally provides that the vesting of each tranche is contingent upon the Company’s achievement of the respective Stock Price Goal, which means that the average closing price per share of the Company’s Class A Common Stock traded on the New York Stock Exchange be at or above the applicable Stock Price Goal (in the table above) for 20 consecutive trading days during the applicable performance period. As reflected in the table above, each of the three Stock Price Goals has been achieved, and the shares will not be delivered until September 2, 2025 (fiscal 2026), subject to achievement of the Cumulative Operating Income Goal and other terms and conditions. This delayed payout provides continued alignment with stockholders.
Cumulative Operating Income Goal. The PVU Agreement also generally provides that the vesting of each tranche is contingent on the Company achieving positive Cumulative Operating Income from July 1, 2021 through June 30, 2025. For purposes of the PVU award, “Cumulative Operating Income” means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments including: changes in accounting principles; impairment of intangibles; impact of discontinued operations; non-recurring and non-operating income and expenses; and the impact of unplanned acquisitions.
If Mr. Freda’s employment is terminated for cause (as defined in the PVU Agreement) prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, the PVU award will be forfeited and he will receive no shares. If (a) Mr. Freda is no longer employed by us for any reason, (b) the shares subject to a tranche have not previously been delivered, and (c) it is determined that his behavior while he was employed would have constituted cause, then each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested. In addition, delivery of the shares under the PVU award after termination of Mr. Freda’s employment is subject to Mr. Freda not (x) competing with the Company or (y) conducting himself in a manner adversely affecting the Company, in each case for the lesser of  (i) the remaining term of his PVU award or (ii) 24 months following such termination. If Mr. Freda’s employment is terminated without cause, or he voluntarily resigns or retires on or after July 1, 2024, then he will earn and vest in each tranche of the PVU award subject to achievement of the Cumulative Operating Income goal applicable to such tranche. If Mr. Freda dies or becomes disabled before June 30, 2025, then the Cumulative Operating Income goal will be deemed met.
Upon a Change in Control, because the Stock Price Goal for each tranche has been met, then the PVU award would vest and the shares would be delivered on (i) the original delivery date or (ii) shortly after a qualifying “double trigger” termination of employment, if applicable.

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Performance Share Units granted in March 2021
As noted, the shares of Class A Common Stock subject to the PSU award are not intended to be delivered to Mr. Freda until after the end of fiscal 2025, which reflects the Company’s desire to further align his interests with those of our stockholders over that extended period of time. The PSU award covers an aggregate of 68,578 shares. The aggregate grant date fair value of the PSU award was approximately $20 million, based on the closing price of our Class A Common Stock on the date of grant.
The service period, performance period, and share delivery date are as follows:
Service Period	Performance Period	Share Delivery Date*
March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025

*
Delivery of the shares and the timing of such delivery are subject to achievement of the performance goal and other terms and conditions described below. Dividend equivalents will be paid out in cash in connection with the delivery of any shares.

The PSU Agreement generally provides that the vesting of the PSU award is contingent on the Company achieving positive Cumulative Operating Income during the relevant performance period. For purposes of this award, “Cumulative Operating Income” has the same meaning as in the PVU Agreement.
If Mr. Freda’s employment is terminated for cause (as defined in the PSU Agreement) prior to the delivery of the shares subject to the PSU award, regardless of whether the PSU award has been otherwise earned or vested, the PSU award will be forfeited and he will receive no shares. If (a) Mr. Freda is no longer employed by us for any reason, (b) the shares subject to the PSU award have not previously been delivered, and (c) it is determined that his behavior while he was employed would have constituted cause, then the PSU award will be forfeited, regardless of whether it has been otherwise earned and vested. In addition, delivery of the shares under the PSU award after termination of Mr. Freda’s employment are subject to Mr. Freda not (x) competing with the Company, nor (y) conducting himself in a manner adversely affecting the Company, in each case for the lesser of  (i) the remaining term of his award or (ii) 24 months following such termination.
If Mr. Freda’s employment is terminated without cause on or after July 1, 2024, the PSU award will fully vest if the Cumulative Operating Income goal is achieved as of June 30, 2025. If Mr. Freda dies or becomes disabled on or after July 1, 2024, the Cumulative Operating Income goal will be deemed met and he will earn and vest in 100% of the PSU award, and the shares would be delivered shortly thereafter.
Upon a Change in Control, the Cumulative Operating Income goal will be deemed to be met, and the shares subject to the PSU award will be delivered on (i) the original delivery date or (ii) shortly after a qualifying “double trigger” termination of employment, if applicable.
Fiscal 2025 Compensation Decisions for William P. Lauder, Tracey T. Travis, Jane Hertzmark Hudis, and Stéphane de La Faverie
William P. Lauder, Executive Chairman. For fiscal 2025, Mr. Lauder’s annual base salary remains at $1.58 million, his target incentive bonus opportunity remains at $3.54 million, and his target equity opportunity remains at $2.9 million. In August 2024 (fiscal 2025), we granted Mr. Lauder equity-based compensation with an aggregate value of approximately $2.61 million, comprised of the new equity mix of 40% PSUs, 40% RSUs, and 20% Stock Options. These grants reflect the application of an individual performance percentage to the target equity opportunity approved for fiscal 2025.
Tracey T. Travis, Executive Vice President and Chief Financial Officer. For fiscal 2025, Ms. Travis’s annual base salary remains at $1.20 million, her target incentive bonus opportunity remains at $1.58 million, and her target equity opportunity remains at $4.94 million. In August 2024 (fiscal

58 | 2024 Proxy Statement

2025), we granted Ms. Travis annual equity-based compensation with an aggregate value of approximately $5.24 million, comprised of the new equity mix of 40% PSUs, 40% RSUs, and 20% Stock Options. These grants reflect the application of an individual performance percentage to the target equity opportunity approved for fiscal 2025. On July 11, 2024, Ms. Travis notified the Company of her decision to retire effective June 30, 2025. She will remain Executive Vice President and Chief Financial Officer through October 31, 2024 and, thereafter, be Executive Vice President, Senior Adviser through June 30, 2025.
Jane Hertzmark Hudis, Executive Group President. For fiscal 2025, Ms. Hudis’s annual base salary remains at $1.34 million, her target incentive bonus opportunity remains at $2.07 million, and her target equity opportunity remains at $3.74 million. In August 2024 (fiscal 2025), we granted Ms. Hudis equity-based compensation with an aggregate value of approximately $4.15 million, comprised of the new equity mix of 40% PSUs, 40% RSUs, and 20% Stock Options. These grants reflect the application of an individual performance percentage to the target equity opportunity approved for fiscal 2025.
Stéphane de La Faverie, Executive Group President. Mr. de La Faverie became an executive officer on November 18, 2022. For fiscal 2025, Mr. de La Faverie’s annual base salary remains at $1.25 million, his target incentive bonus opportunity remains at $1.6 million, and his target equity opportunity remains at $2.95 million. In August 2024 (fiscal 2025), we granted Mr. de La Faverie equity-based compensation with an aggregate value of approximately $3.48 million, comprised of the new equity mix of 40% PSUs, 40% RSUs, and 20% Stock Options. These grants reflect the application of an individual performance percentage to the target equity opportunity approved for fiscal 2025.
Profit Recovery and Growth Plan Incentive Program for Fiscal 2025 and 2026
Given the slower than expected pace of recovery we experienced at the start of fiscal 2024, we launched the Profit Recovery and Growth Plan (“PRGP”) to help progressively rebuild our profit margins and grow sales in fiscal years 2025 and 2026. We are taking the opportunity to simplify our organizational design and work processes to speed decision making and further improve our executional capabilities. The PRGP is designed to improve gross margin and profitability via right-sizing our cost structure, while also supporting accelerated sales growth through investments in key consumer-facing activities to drive greater operating leverage for the future.
Due to the importance of the PRGP, our senior leaders have designed and implemented blueprints for key PRGP pillars, while also managing their current business responsibilities during the past year, and such work is continuing. To incentivize and retain these leaders and to acknowledge the substantial additional work they are undertaking to achieve our net savings goal of  $1.1 billion to $1.4 billion in PRGP benefits over the next two years, we plan to introduce an incentive program (the “PRGP IP”) that may result in additional grants of RSUs under the Share Incentive Plan. The PRGP IP would consist of two one-year performance periods (fiscal 2025 and 2026) where achieving target-level performance would result in a PRGP RSU grant equal to 100% of the target opportunity. Each performance period will include financial goal metrics based on delivering our goals (70%) and on key adoption metrics (30%) to ensure the sustainability of the changes we are implementing. To self-fund this incentive program, without affecting our PRGP goals, the targets required for grants under this program are designed to reflect the PRGP financial targets for each year, plus the cost of potential grants under this program.
The PRGP IP will have two participation levels: (i) those who are heavily involved in designing the enterprise blueprint of the PRGP pillars, responsible for leading its execution and accountable for its successful adoption will have a 25% target opportunity and (ii) those responsible for implementation and adoption of the PRGP in their business units will have a 15% target opportunity. Target opportunities are calculated as a percentage of the participant’s annual long-term equity-based target for the fiscal year in which the grant is made. The value of the incentive award can range from 9.4% to 50% depending on the participation level and contingent upon meeting the threshold for each metric (62.5% up to a maximum of 200% of the target). Failing to achieve the pre-established minimum performance threshold for a metric will result in no credit for

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that metric. Depending on performance of other metrics, this could result in no PRGP RSU grant being awarded. If the financial and adoption metrics are met, an RSU grant will be awarded at the end of each performance period, and it will vest 26-months after the grant is made, making the total timeframe from the start of the performance to final vesting just over three years.
Compensation Planning and the Decision-Making Process
Peer Group. We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe that the peer group reflects the market in which we compete for executive talent and that we have few direct competitors publicly traded in the United States. Therefore, the Compensation Committee has selected a mix of primarily consumer products and consumer discretionary companies to ensure the group includes companies of comparable size and business model to us. The Compensation Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers.
Set forth below is the peer group of companies used for compensation in fiscal 2024. Our revenues approximate the 58th percentile relative to this peer group, using each company’s most recently completed fiscal year ended on or prior to June 30, 2024.
• Bath & Body Works • Capri Holdings • Clorox • Colgate-Palmolive • Coty • The Gap • International Flavors & Fragrances • Johnson & Johnson • Kimberly-Clark	• Lululemon • Nike • PepsiCo • Procter & Gamble • PVH Corp. • Ralph Lauren • Starbucks • Tapestry
The Compensation Committee has determined to use the same peer group for compensation in fiscal 2025.
Compensation Consultant. The Compensation Committee has engaged Semler Brossy as its consultant for executive compensation. The Compensation Committee determined Semler Brossy is free of conflicts of interest. Semler Brossy reports directly to the Compensation Committee and works with the Compensation Committee (and the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. Semler Brossy also reviews information prepared by management for the Compensation Committee or Subcommittee. All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation programs are made by the Compensation Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by Semler Brossy. As noted in “Director Compensation,” Semler Brossy provides advice and guidance to the Nominating and ESG Compensation Committee regarding non-employee director compensation. No other services were provided by Semler Brossy to the Committee, Subcommittee, or the Company in fiscal 2024.
Role of Executive Officers. As noted above, executive compensation is set by the Compensation Committee and Subcommittee. In performing this function, the Compensation Committee and Subcommittee rely on the Executive Chairman, the CEO, and the EVP HR to provide information regarding the executive officers, their roles and responsibilities, and the general performance of the Company and the various business units. These three executive officers take directions from and bring suggestions to the Compensation Committee and Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets, and amounts to be paid), equity grants, and other compensation matters related to executive officers are made by the Compensation Committee or

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Subcommittee, as the case may be. The EVP HR and the human resources staff work with the Executive Vice President and General Counsel, the legal staff, the Executive Vice President and Chief Financial Officer, and the finance staff to support the Compensation Committee and Subcommittee.
Other Benefits and Perquisites
Benefits. We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted below. In general, benefits are designed to provide protection to the executives and their families in the event of illness, disability, or death and to provide retirement income. The benefits are important in attracting and retaining employees and mitigating distractions that may arise relating to health care, retirement, and similar matters. Each NEO receives supplemental executive life insurance with a face amount of $5 million ($10 million for Mr. Freda). In addition, Mr. Lauder receives payment in lieu of a medical reimbursement program that was discontinued. Such life insurance and medical reimbursement program are not generally available to the employee population. For costs associated with such programs, see note (8) to the “Summary Compensation Table.” In addition, Mr. Freda receives employee healthcare coverage provided by the Company, which provides full coverage outside the United States.
Perquisites. We provide certain perquisites to our executive officers. The perquisites are comprised of (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the CEO and $15,000 for the other executive officers (other than Leonard A. Lauder and Ronald S. Lauder, who do not receive a perquisite allowance), which allowance can be used for certain specified expenses; (b) personal use of a company car (or cash in lieu of a company car) and, in the case of the CEO and the Executive Chairman, use of the Company’s aircraft for personal travel in the interests of safety and security; (c) financial counseling costs up to $5,000 per year (other than Leonard A. Lauder and Ronald S. Lauder, who do not receive a financial counseling allowance); and (d) spousal or companion travel (with required approval, the executive’s spouse, companion, or domestic partner may accompany the executive on up to two business trips per fiscal year). On occasion, we will provide expense reimbursements relating to relocations. In addition, we make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount.
Post-Termination Compensation
Retirement Plans. We provide retirement benefits to our employees in the United States, including the NEOs, under The Estee Lauder Companies Retirement Growth Account Plan (the “RGA Plan”), the related The Estee Lauder Inc. Benefits Restoration Plan (the “Restoration Plan”), and The Estee Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see “Pension Benefits.” In addition, certain executive officers who joined us mid-career, or who forfeited certain retirement benefits from their former employers to join us, have been provided with nonqualified supplemental pension arrangements.
Deferred Compensation. We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the NEOs may elect to defer all or part of the officer’s incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours, and the cash that is not paid currently may be used by us for our general corporate purposes. For information about deferred compensation, see “Nonqualified Deferred Compensation in Fiscal 2024 and at June 30, 2024.”

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Potential Payments upon Termination of Employment. As discussed in more detail under “Potential Payments upon Termination of Employment or Change of Control,” the NEOs’ employment agreements (as well as agreements related to equity compensation awards) provide for certain payments and other benefits in the event the officer’s employment is terminated under certain circumstances, such as retirement, disability, death, termination by us without cause, termination by us for material breach of the officer’s employment arrangement, or termination by the executive officer for “good reason” following a “change of control.”
In view of the Lauder family’s ownership of shares with substantial voting power, they have the ability to determine whether our Company will undergo a “change of control.” In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a “change of control,” outstanding annual PSUs contain provisions that accelerate vesting upon a “change in control.” Unvested RSUs, stock options, and other (non-annual) long-term equity awards including PSUs and PVUs (e.g., the PSU and PVU granted to Mr. Freda on March 11, 2021) contain provisions that provide for accelerated vesting, exercisability, or payment after a “change of control” only if we terminate the executive officer’s employment without cause or the executive officer terminates employment for “good reason.” The executive employment agreements similarly provide such a “double trigger” for other severance benefits.
The award documents in connection with our equity grants contain certain provisions regarding treatment of the awards upon termination. We place great value on the long-term commitment many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. Therefore, the annual PSUs, RSUs, and stock options granted to executive officers who are retirement-eligible contain provisions that allow them to continue to participate in the longer-term success of the business following retirement. Specifically, to the extent the performance is achieved, a retiree’s annual PSUs will vest in accordance with the original vesting schedule. Similarly, a retiree’s annual RSUs will vest in accordance with the original vesting schedule. In addition, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms.
The Share Incentive Plan provides for forfeiture of outstanding awards in the event that after termination of employment, a participant competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.
Tax Matters
The Internal Revenue Code limits the tax deductibility of compensation in excess of  $1 million per year paid to executive officers who are “covered employees” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Prior to the Tax Cuts and Jobs Act (the “TCJA”), performance-based compensation meeting specified requirements was exempt from this deduction limit. As a result of the TCJA, however, effective for the Company in fiscal 2019, compensation in excess of $1 million paid to our “covered employees” under Section 162(m) is generally not tax deductible, even if such compensation is performance-based or paid following termination of employment. Under the TCJA, once an executive officer becomes a “covered employee,” that individual will remain a “covered employee” for all subsequent years. The TCJA includes a transition rule under which compensation that would have been exempt from the deduction limitation prior to TCJA that is payable pursuant to a written binding contract that was in effect on November 2, 2017, and was not materially modified after that date, will remain tax deductible. To the extent applicable, we generally expect to avail ourselves of this transition rule. Given the compensation philosophy and objectives described in this “Compensation Discussion and Analysis” and the limitations imposed by the TCJA, the Compensation Committee and Subcommittee approve the payment of compensation that may not be deductible.
Executive Stock Ownership Guidelines and Holding Requirements
The Company has stock ownership guidelines for executive officers to further align their interests with those of our stockholders. Under these guidelines, each executive officer is required

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to have equity holdings with a value equal to or greater than a specified multiple of the officer’s annual base salary. Any temporary salary reductions do not impact the stock ownership requirements.
An executive officer who commences employment with the Company or who is promoted from within the Company has until the fifth anniversary of the date of employment or effective date of promotion to comply with these guidelines.
Executive Officer	Required Multiple of Salary
Executive Chairman	8
President and Chief Executive Officer	8
Chief Financial Officer	4
Group Presidents	4
Other Executive Officers	3
Mr. de La Faverie, who became an executive officer on November 18, 2022, has five years from the date he became an executive officer to meet his ownership requirement. As of the Record Date, all but one of the other NEOs met their stock ownership requirements due to a decline in the stock price. As described below, the executive officer has one year from the date the executive dropped below the threshold to meet the required stock ownership guidelines.
The following table shows which equity holdings count for purposes of meeting our stock ownership guidelines:
What Counts	What Does Not Count
Common Stock(1)	Stock Options (vested or unvested)
Unvested RSUs	Unvested PSUs and PVUs(3)
Vested PSUs and PVUs(2)

(1)
Common Stock means Class A Common Stock or Class B Common Stock held directly by the executive officer or the officer’s immediate family or held in entities controlled by the officer or the officer’s immediate family members (including trusts for the benefit of the officer or immediate family members). However, any shares of Common Stock that are hedged or pledged do not count for purposes of these stock ownership guidelines.

(2)
Vested PSUs and PVUs mean PSUs and PVUs that are no longer subject to performance condition(s) but the underlying shares of Class A Common Stock have not yet been delivered to the executive officer.

(3)
Unvested PSUs and PVUs means long-term equity awards still subject to performance condition(s).

Under our stock ownership guidelines, if an executive officer receives an increase in base salary, then such officer has until the third anniversary of the effective date of the salary increase to comply with the incremental change in ownership requirements. If an executive officer fails to achieve the requisite ownership level by the required deadline, then until such time as the ownership guidelines are achieved, such executive officer must continue to hold (a) 100% of the net after-tax shares of Common Stock received due to the vesting of RSUs, PSUs, or any other share unit and (b) 100% of the net after-tax shares of any stock option exercise. An executive officer may satisfy the ownership guideline but subsequently, due to a drop in the stock price, the officer’s ownership may fall below the required threshold. In such a case, if by the first anniversary of falling below the required threshold, such officer’s holdings still do not meet the required threshold, then until such time as the ownership guidelines are achieved, the officer must continue to hold (a) at least 50% of the net after-tax shares of Common Stock received due to the vesting of RSUs, PSUs, or any other share unit and (b) 50% of the net after-tax shares of any stock option exercise. In addition, in settling bonus payouts under the EAIP for an executive officer who continues to be below the guidelines after the required deadline, the Compensation Committee may request that up to 50% of the bonus payout be settled in shares of the Company’s Common Stock or additional RSUs.

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Insider Trading Policies and Procedures
The Company has adopted insider trading policies and procedures governing the purchase, sale, or other disposition of its securities by its directors, officers and employees, as well as by the Company itself. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and exchange listing standards applicable to the Company. The policy prohibits our directors, officers, employees, and certain other covered persons from illegally trading in Company securities and related derivative securities while aware of material non-public information about the Company or its securities. Additionally, certain individuals are prohibited from trading securities during various times throughout the year, and certain individuals must receive preclearance from our Legal Department prior to trading. More information regarding our insider trading policies and procedures can be found in Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2024.
Pledging Policy
Our outstanding equity award agreements for PSUs, PVUs, and RSUs generally prohibit employees from pledging such outstanding equity awards. Otherwise, we do not restrict pledges of securities but require that pledges of securities be approved in advance by our Legal Department.
Hedging Policy
The Company prohibits all employees (including officers) and directors of the Company, as well as certain family members and entities affiliated with such persons, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions, that hedge or offset or are designed to hedge or offset, any decrease in the market value of the Company’s securities, unless such transactions are approved in advance by the Legal Department and made in compliance with the Company’s Insider Trading Policy. However, no such approval shall be given for any such transactions with regard to any outstanding equity grants, which are prohibited under all circumstances.
Recoupment Policies
Recoupment Policy Applicable to Incentive-Based Compensation Received by Executive Officers Prior to October 2, 2023.
Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity) awarded to executive officers are subject to an executive compensation recoupment policy, also known as a “clawback.” Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement, and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.
Recoupment Policy Applicable to Incentive-Based Compensation Received by Executive Officers on or After October 2, 2023.
On November 17, 2023, the Board adopted a Recoupment Policy in compliance with the final rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, and applicable NYSE listing standards. The Recoupment Policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. In such an event, the Company would seek to recover the amount of erroneously awarded incentive-based compensation paid to applicable executives that was in excess of the amount that would have been awarded based on the related financial results, subject to and in accordance with the terms of the Recoupment Policy and applicable law. The Recoupment Policy applies to compensation received (as defined in the policy) after October 2, 2023.

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Compensation Committee and Stock Plan Subcommittee Report
The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended June 30, 2024.
Compensation Committee	Stock Plan Subcommittee
Paul J. Fribourg (Chair) Charlene Barshefsky Arturo Nuñez Richard D. Parsons	Charlene Barshefsky Paul J. Fribourg Arturo Nuñez

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Summary Compensation Table
The following table, footnotes, and narratives describe the compensation for our “Named Executive Officers,” consisting of our (a) Chief Executive Officer, (b) Chief Financial Officer, and (c) three other most highly compensated executive officers serving at the end of our fiscal year ended June 30, 2024 (“fiscal 2024”). Our fiscal year ended June 30, 2023 is referred to as “fiscal 2023,” and our fiscal year ended June 30, 2022 is referred to as “fiscal 2022.” See “Compensation Discussion and Analysis” and other disclosures under “Executive Compensation” for a description of the material factors necessary to an understanding of the information disclosed below.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
William P. Lauder Executive Chairman	2024	$1,575,000	$0	$1,739,996	$870,047	$1,897,800	$714,957	$138,504	$6,936,304
	2023	1,575,000	0	2,416,701	1,208,360	1,666,450	854,016	83,466	7,803,992
	2022	1,575,000	0	2,283,182	1,141,841	4,348,150	200,014	53,809	9,601,996
Fabrizio Freda President and Chief Executive Officer	2024	2,100,000	0	7,499,838	3,750,184	3,092,450	1,136,764	272,337	17,851,573
	2023	2,100,000	0	10,416,576	5,208,432	2,715,450	1,057,600	313,186	21,811,244
	2022	2,100,000	0	9,883,468	4,941,572	7,013,150	974,688	567,178	25,480,056
Tracey T. Travis(1) Executive Vice President and Chief Financial Officer	2024	1,195,000	0	3,820,294	1,910,118	832,350	135,955	57,594	7,951,311
	2023	1,195,000	0	4,050,644	2,025,632	813,450	169,409	77,174	8,331,309
	2022	1,150,000	0	8,841,998	1,920,773	2,061,850	84,388	35,927	14,094,936
Jane Hertzmark Hudis(2) Executive Group President	2024	1,344,000	0	2,789,684	1,394,646	1,375,150	252,449	58,866	7,214,795
	2023	1,344,000	0	3,038,476	1,519,466	957,950	316,629	62,026	7,238,547
	2022	1,305,000	0	6,383,345	1,441,848	2,289,400	157,387	68,737	11,645,717
Stéphane de La Faverie(3) Executive Group President	2024	1,250,000	0	2,281,418	1,140,583	1,152,250	56,836	55,835	5,936,922

Certain amounts may not sum due to rounding
(1)
Stock awards for Ms. Travis in each year reflect annual grants of PSUs and RSUs and also reflect for fiscal 2022, an additional (non-annual) PSU grant on September 2, 2021 with a grant date fair value of approximately $5.0 million. See “Outstanding Equity Awards at June 30, 2024” for additional information about this award.

(2)
Stock awards for Ms. Hudis in each year reflect annual grants of PSUs and RSUs and also reflect for fiscal 2022, an additional (non-annual) RSU grant on September 2, 2021 with a grant date fair value of approximately $3.5 million. See “Outstanding Equity Awards at June 30, 2024” for additional information about this award.

(3)
Compensation for Mr. de La Faverie is provided only for fiscal 2024 because he was not a Named Executive Officer for fiscal 2023 and fiscal 2022.

(4)
For each fiscal year shown, the “Stock Awards” column shows the grant date fair values of all stock awards, which are comprised of annual grants of PSUs and RSUs and, where applicable, additional (non-annual) awards. Amounts represent the aggregate grant date fair value of PSUs and RSUs granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). For a description of the assumptions used to calculate the aggregate grant date fair value of Stock Awards, see Note 19 (“Stock Programs”) to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2024. Amounts shown for Ms. Travis for fiscal 2022 includes an additional PSU award referenced in note (1). The amount shown for Ms. Hudis for fiscal 2022 includes an additional RSU award referenced in note (2). Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. For annual PSUs, the amount included was calculated based on the probable (i.e. likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential values of annual PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2024, fiscal 2023, and fiscal 2022 were as follows: for Mr. Lauder, $1,392,027, $1,933,508, and $1,826,615, respectively; Mr. Freda, $5,999,902, $8,333,408,

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and $7,906,843, respectively; Ms. Travis, $3,056,330, $3,240,565, and $3,073,488, respectively; for Ms. Hudis, $2,231,842, $2,430,977, and $2,306,578, respectively; and for Mr. de La Faverie $1,825,228 for fiscal 2024.
(5)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options-pricing model. For a description of the assumptions used to calculate such amounts, see Note 19 (“Stock Programs”) to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2024. See “Grants of Plan-Based Awards in Fiscal 2024” for information about option awards granted in fiscal 2024 and “Outstanding Equity Awards at June 30, 2024” for information with respect to options outstanding at June 30, 2024.

(6)
Amounts represent incentive payments made in respect of each fiscal year under our EAIP. See “Grants of Plan-Based Awards in Fiscal 2024” for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria in fiscal 2024. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus.”

(7)
Amounts represent the aggregate change in each fiscal year in the actuarial present value of each NEO’s accumulated pension benefits under the RGA Plan and the Restoration Plan and any above market portion of interest earned during each fiscal year on deferred compensation balances. Mr. Lauder is the only NEO with a deferred compensation balance. The above market portions of interest earned by Mr. Lauder during fiscal 2024, fiscal 2023, and fiscal 2022 were $165,097, $208,122, and $86,414, respectively. See “Nonqualified Deferred Compensation in Fiscal 2024 and at June 30, 2024” and the related discussion for information about our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See “Pension Benefits.”

(8)
The amounts shown for fiscal 2024 in the “All Other Compensation” column are comprised of the following:

Name	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executives	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Payment	Perquisite Allowance(a)	Financial Counseling(a)	Personal Use of Company Autos and Company Aircraft(b)	Companion Travel	Total – All Other Compensation
William P. Lauder	$16,742	$18,598	$8,949	$20,000	$5,000	$69,215	$0	$138,504
Fabrizio Freda	17,314	48,465	—	26,000	10,000	149,169	21,389	272,337
Tracey T. Travis	16,750	7,644	—	15,000	5,000	13,200	0	57,594
Jane Hertzmark Hudis	16,930	12,225	—	11,511	5,000	13,200	0	58,866
Stéphane de La Faverie	16,750	7,385	—	15,000	3,500	13,200	0	55,835

Certain amounts may not sum due to rounding
(a)
The perquisite allowance and financial counseling plans are administered on a calendar year basis.

(b)
The amounts shown in this column for each NEO reflect personal use of a company car or cash in lieu of a company car. For Mr. Freda, the amount shown in this column also includes personal use of company aircraft. In light of the heightened importance of safe travel, the CEO is authorized to use the Company’s aircraft for personal travel in the interests of safety and security. The incremental cost for personal use of the Company aircraft is based on the invoiced amounts and, since the Company aircraft is used primarily for business travel, does not include fixed costs that do not change based on usage, such as management fees and acquisition costs.

The Company’s flight safety policy provides that our Chairman Emeritus, our Executive Chairman, and our Chief Executive Officer should not fly together for any reason. We pay for the travel expenses for non-business trips for one or two of these officers, as the case may be, where it is necessary to comply with the flight safety policy. For fiscal 2024, there was no Company reimbursement to any of the NEOs under the Flight Safety Policy. In addition, we make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program did not exceed $2,500 in any of the last three fiscal years for any of the NEOs. The sales of products to employees at a discount are profitable for us.

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Employment Agreements
The material terms of each NEO’s employment agreement are described below:
William P. Lauder. Under his employment agreement effective July 1, 2010, as amended, Mr. Lauder is the Executive Chairman. He is an employee-at-will and he will remain employed until his resignation or other separation of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Lauder. We also pay travel expenses for his spouse/companion or domestic partner to accompany him on up to two business-related travel itineraries per fiscal year. Mr. Lauder’s employment agreement requires the Company to make certain post-termination payments and continue certain benefits during the enforced non-compete period in such agreement.
Fabrizio Freda. Under his employment agreement effective July 1, 2011, as amended, Mr. Freda is the President and Chief Executive Officer. He is an employee-at-will and he will remain employed until his resignation or other separation of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company’s Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $10 million for Mr. Freda. We also pay travel expenses for his spouse/companion or domestic partner to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company’s qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of the termination of his employment. Mr. Freda’s employment agreement requires the Company to make certain post-termination payments and continue certain benefits during the enforced non-compete period in such agreement. On August 19, 2024, Mr. Freda notified the Company of his decision to retire at the end of fiscal 2025.
Tracey T. Travis. Under her employment agreement effective August 20, 2012, Ms. Travis is the Executive Vice President and Chief Financial Officer. She is an employee-at-will and she will remain employed until her resignation or other separation of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Ms. Travis. We also pay travel expenses for her spouse/companion or domestic partner to accompany her on up to two business-related travel itineraries per fiscal year. On July 11, 2024, Ms. Travis notified the Company of her decision to retire effective June 30, 2025. She will remain Executive Vice President and Chief Financial Officer through October 31, 2024 when, effective November 1, 2024, Akhil Shrivastava will become the Executive Vice President and Chief Financial Officer*. Ms. Travis will continue as Executive Vice President, Senior Adviser through June 30, 2025.

*
The material terms of Mr. Shrivastava’s employment agreement as Executive Vice President and Chief Financial Officer, including his compensation, are described in the Current Report on Form 8-K filed on July 23, 2024, which includes a full copy of his employment agreement attached as Exhibit 10.1.

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Jane Hertzmark Hudis. Under her employment agreement effective July 12, 2018, Ms. Hudis is an Executive Group President. She is an employee-at-will and she will remain employed until her resignation or other separation of her employment. The agreement generally provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Ms. Hudis. We also pay travel expenses for her spouse/companion or domestic partner to accompany her on up to two business-related travel itineraries per fiscal year.
Stéphane de La Faverie. Under his employment agreement effective January 30, 2023, Mr. de La Faverie is an Executive Group President. He is an employee-at-will and he will remain employed until his resignation or other separation of his employment. The agreement generally provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Mr. de La Faverie. We also pay travel expenses for his spouse/companion or domestic partner to accompany him on up to two business-related travel itineraries per fiscal year. Mr. de La Faverie’s employment agreement requires the Company to make certain post-termination payments and continue certain benefits during the enforced non-compete period in such agreement.
Each agreement described above also (a) contains provisions relating to termination of employment and payments relating to termination, which are discussed in “Potential Payments upon Termination of Employment or Change of Control,” (b) provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during employment and, under certain circumstances, for two years following termination of employment, (c) provides that the executive must abide by restrictive covenants regarding non-disclosure of our confidential information, (d) provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A of the Internal Revenue Code (“Section 409A”), and (e) provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a “Change of Control” (as defined in the agreement) or after a Change of Control, provided that any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

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Grants of Plan-Based Awards in Fiscal 2024
The following table sets forth information with respect to each award of plan-based compensation in fiscal 2024 to each NEO, including bonus opportunities under the EAIP and equity grants under the Share Incentive Plan. The material terms of the incentive bonus opportunities are described in “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus,” and the material terms of the equity awards are described in “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation” and “Compensation Discussion and Analysis – CEO Compensation.” See “Compensation Discussion and Analysis” and other disclosures under “Executive Compensation” for a description of the material factors necessary to an understanding of the information disclosed below.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	EAIP	N/A	$1,772,000	$3,544,000	$5,316,000
	PSU	8/28/2023				2,782	5,563	8,901				$869,998
	RSU	8/28/2023							5,563			869,998
	Options	8/28/2023								16,109	$156.39	870,047
Fabrizio Freda	EAIP	N/A	2,887,500	5,775,000	8,662,500
	PSU	8/28/2023				11,989	23,978	38,365				3,749,919
	RSU	8/28/2023							23,978			3,749,919
	Options	8/28/2023								69,435	156.39	3,750,184
Tracey T. Travis	EAIP	N/A	790,000	1,580,000	2,370,000
	PSU	8/28/2023				6,107	12,214	19,543				1,910,147
	RSU	8/28/2023							12,214			1,910,147
	Options	8/28/2023								35,366	156.39	1,910,118
Jane Hertzmark Hudis	EAIP	N/A	1,032,500	2,065,000	3,097,500
	PSU	8/28/2023				4,460	8,919	14,271				1,394,842
	RSU	8/28/2023							8,919			1,394,842
	Options	8/28/2023								25,822	156.39	1,394,646
Stéphane de La Faverie	EAIP	N/A	800,000	1,600,000	2,400,000
	PSU	8/28/2023				3,647	7,294	11,671				1,140,709
	RSU	8/28/2023							7,294			1,140,709
	Options	8/28/2023								21,118	156.39	1,140,583

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2024 under the EAIP for the achievement of all performance metrics at the threshold, target, and maximum levels. Actual payouts for fiscal 2024 are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.” No future cash payout will be made under these awards. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus.”

(2)
The amounts shown represent the number of shares of Class A Common Stock for the achievement of all performance metrics for the annual PSUs granted in fiscal 2024 at the threshold, target, and maximum levels. See “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units.” Future payout of annual PSUs shown in this table is generally subject to the achievement of our Net Sales, Diluted EPS, and ROIC goals for the three-year period ending June 30, 2026; these goals were set in August 2023. Payout of annual PSUs generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” For each executive officer, no payout of these annual PSUs will be made pursuant to the Net Sales, Diluted EPS, or ROIC opportunities unless the threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals.

(3)
The amounts shown represent the number of shares of Class A Common Stock underlying RSUs granted in fiscal 2024. Annual RSUs generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs is subject to continued employment and

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subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” See “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Annual Restricted Stock Units.”
(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted in fiscal 2024. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant. The stock options generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” See “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Annual Stock Options.”

(5)
The amounts shown are the total FASB ASC Topic 718 values for PSUs, RSUs, and stock options, calculated using assumptions previously described in notes (4) and (5) of the Summary Compensation Table. The grant date fair values of PSU awards were calculated assuming the target payout.

Stock Option Grant Practices
Our Company has certain practices relating to the timing of grants of stock options. For option grants to our employees, including executive officers, grants of options are currently made by and at meetings of the Subcommittee on a predetermined schedule under our Share Incentive Plan. The Subcommittee does not currently take material non-public information into account when determining the timing and terms of stock option awards, except that if the Company determines that it is in possession of material non-public information on an anticipated grant date, the Subcommittee expects to defer the grant until a date on which the Company is not in possession of material non-public information. For option grants to our non-employee directors, as specified in the Director Share Plan such grants are automatically made on the date of each Annual Meeting to each non-employee director in office immediately following such meeting. See “Director Compensation” above. It is the Company’s practice not to time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

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Outstanding Equity Awards at June 30, 2024
The following table sets forth information with respect to outstanding equity awards on June 30, 2024 under our plans existing at the time of grant for each NEO.
		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Award Type	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William P. Lauder	9/4/18	7,053	0	$138.150	9/4/28
	9/3/19	12,160	0	199.490	9/3/29
	9/3/20	21,900	0	218.060	9/3/30
	9/2/21	8,556	4,278	344.060	9/2/31	RSU	1,106	$125,443	PSU	0	$0
	9/6/22	4,980	9,962	246.150	9/6/32	RSU	3,273	363,368	PSU	2,455	272,554
	8/28/23	0	16,109	156.390	8/28/33	RSU	5,563	606,590	PSU	2,782	303,349
Fabrizio Freda	9/4/15	148,258	0	77.350	9/4/25
	9/6/16	151,163	0	89.470	9/6/26
	9/5/17	135,597	0	107.950	9/5/27
	2/14/18	—	—	—	—	—	—	—	PSU(6)	195,940	23,481,450
	9/4/18	92,200	0	138.150	9/4/28	—	—	—	—	—	—
	9/3/19	79,807	0	199.490	9/3/29	—	—	—	—	—	—
	9/3/20	89,746	0	218.060	9/3/30	—	—	—
	3/11/21	—	—	—	—	—	—	—	PVU(7)	85,927	9,836,923
	3/11/21	—	—	—	—	—	—	—	PSU(8)	68,578	7,850,809
	9/2/21	37,028	18,514	344.060	9/2/31	RSU	4,788	543,055	PSU	0	0
	9/6/22	21,468	42,937	246.150	9/6/32	RSU	14,106	1,566,048	PSU	10,580	1,174,592
	8/28/23	0	69,435	156.390	8/28/33	RSU	23,978	2,614,561	PSU	11,989	1,307,281
Tracey T. Travis	9/4/18	35,696	0	138.150	9/4/28
	9/3/19	29,916	0	199.490	9/3/29
	9/3/20	34,040	0	218.060	9/3/30
	9/2/21	14,392	7,197	344.060	9/2/31	RSU	1,861	211,075	PSU	0	0
	9/2/21	—	—	—	—	—	—	—	PSU(9)	14,533	1,648,333
	9/6/22	8,349	16,699	246.150	9/6/32	RSU	5,486	609,056	PSU	4,114	456,736
	8/28/23	0	35,366	156.390	8/28/33	RSU	12,214	1,331,815	PSU	6,107	665,907
Jane Hertzmark Hudis	9/3/19	21,893	0	199.490	9/3/29
	9/3/20	26,884	0	218.060	9/3/30
	9/2/21	10,804	5,402	344.060	9/2/31	RSU	1,397	158,448	PSU	0	0
	9/2/21	—	—	—	—	RSU(10)	10,173	1,153,822	—	—	—
	9/6/22	6,263	12,526	246.150	9/6/32	RSU	4,115	456,847	PSU	3,086	342,608
	8/28/23	0	25,822	156.390	8/28/33	RSU	8,919	972,528	PSU	4,460	486,318
Stéphane de La Faverie	9/4/18	3,455	0	138.150	9/4/28
	9/3/19	5,832	0	199.490	9/3/29
	9/3/20	10,660	0	218.060	9/3/30
	9/2/21	6,072	3,036	344.060	9/2/31	RSU	754	83,671	PSU	0	0
	9/2/21	—	—	—	—	RSU(11)	5,865	651,109	—	—	—
	9/6/22	5,121	10,242	246.150	9/6/32	RSU	3,276	363,702	PSU	2,457	272,776
	8/28/23	0	21,118	156.390	8/28/33	RSU	7,294	795,338	PSU	3,647	397,669

(1)
Stock options generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.”

(2)
Annual RSUs generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” The September 2, 2021 non-annual RSU grant to Ms. Hudis for 10,173

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shares is discussed in note (10) below. The September 2, 2021 non-annual RSU grant to Mr. de La Faverie for 5,865 shares is discussed in note (11) below.
(3)
Represents the sum of  (a) the product of  (i) $106.40 (the closing price of the Class A Common Stock on June 28, 2024, the last trading day of fiscal 2024) and (ii) the number of shares of Class A Common Stock underlying the RSUs, and (b) the cash dividend equivalents related to such RSUs. As of June 30, 2024, the NEOs had earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. Lauder, $37,572; Mr. Freda, $162,083; Ms. Travis, $70,655; Ms. Hudis, $123,779; and Mr. de La Faverie, $64,968.

(4)
Represents (a) the annual PSUs granted on September 2, 2021 (fiscal 2022), at an aggregate payout of 0%; (b) the threshold level of payout for the annual PSUs granted on (i) September 6, 2022 (fiscal 2023) and (ii) August 28, 2023 (fiscal 2024); (c) the shares underlying the additional (non-annual) equity awards granted to Mr. Freda in (i) February 2018 (fiscal 2018) and (ii) March 2021 (fiscal 2021) (PVUs and PSUs), which are discussed in notes (6), (7), and (8), below; and (d) the shares underlying the additional (non-annual) equity award granted to Ms. Travis in September 2021 (fiscal 2022), which is discussed in note (9) below. No payout of these annual PSUs will be made pursuant to the Net Sales, Diluted EPS, or ROIC opportunities unless the threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals. Because no shares were delivered to each of our NEOs for the PSUs granted in September 2021 and referenced in clause (a) above due to the below-threshold performance, none of the NEOs received any cash payment for dividend equivalents on such shares. Payouts under the fiscal 2023 annual PSUs and the fiscal 2024 annual PSUs will be made in early fiscal 2026 and early fiscal 2027, respectively, assuming the performance criteria are achieved.

(5)
The amounts represent the sum of  (a) the product of  (i) $106.40 (the closing price of the Class A Common Stock on June 28, 2024, the last trading day of fiscal 2024) and (ii) the number of shares of Class A Common Stock underlying the PSUs and PVUs at the levels described in notes (4), (6), (7), (8), and (9), and (b) the cash dividend equivalents related to such PSUs and PVUs. As of June 30, 2024, the NEOs had dividend equivalents on the outstanding PSUs and PVUs shown in the table, as follows: Mr. Lauder, $18,683; Mr. Freda, $3,962,362; Ms. Travis, $137,151; Ms. Hudis, $26,030; and Mr. de La Faverie, $20,979.

(6)
Represents the target level of payout for the non-annual PSUs granted to Mr. Freda on February 14, 2018 with a performance period divided into two tranches, with the first having a three-year performance period that ended June 30, 2021 and the second, a four-year performance period that ended June 30, 2022. Payment for each tranche was made on September 3, 2024. The PSUs were accompanied by dividend equivalent rights paid in cash at the same time as the payment of shares of Class A Common Stock, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above. For additional information about this award, see “Compensation Discussion and Analysis – Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021.”

(7)
Represents the target level of payout for the long-term (non-annual) March 2021 PVU award. This award is divided into three tranches each with its own stock price goal, all of which were achieved in fiscal 2022, and all three tranches are subject to the Cumulative Operating Income goal that is measured from July 1, 2021 through June 30, 2025. Delivery of the shares for each tranche will be made on September 2, 2025, subject to the terms and conditions of this award. Dividend equivalents will be paid out in cash in connection with the delivery of any shares, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above. For additional information about this award, including Service Periods and Performance Periods, see “Compensation Discussion and Analysis – Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021.”

(8)
Represents the target level of payout for the long-term (non-annual) March 2021 PSU award. This award is subject to the Cumulative Operating Income goal that is measured from July 1, 2021 through June 30, 2025. Delivery of the shares will be made on September 2, 2025, subject to the terms and conditions of this award. Dividend equivalents will be paid out in cash in connection with the delivery of any shares, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above. For additional information about this award, including Service Period and Performance Period, see “Compensation Discussion and Analysis – Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021.”

(9)
Represents an additional (non-annual) PSU grant to Ms. Travis that vests in full on June 30, 2025, assuming continued employment through such date, and generally provides that vesting is contingent on the Company achieving positive Cumulative Operating Income during the performance period (July 1, 2021 through June 30, 2025). This award was valued at $5.0 million on the date of the grant, and is intended to

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further align Ms. Travis’s interests with those of our stockholders, incentivize her to remain with the Company at least through June 30, 2025, and motivate her continued stewardship of our business over the longer term. The shares of Class A Common Stock underlying this award are not intended to be delivered to Ms. Travis until September 2, 2025, subject to the award’s terms and conditions. Dividend equivalents will be paid out in cash in connection with the delivery of any shares, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above.
(10)
Represents an additional (non-annual) RSU grant to Ms. Hudis that vests in full on November 1, 2024, assuming continued employment through such date. This award was valued at $3.5 million on the date of grant, and it is intended to further align Ms. Hudis’s interests with those of our stockholders and motivate her continued stewardship and progression of our business over the longer term. The accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (3) above.

(11)
Represents an additional (non-annual) RSU grant to Mr. de La Faverie that vests in full on November 1, 2024, assuming continued employment through such date. This award was valued at $2.0 million on the date of grant, and it is intended to further align Mr. de La Faverie’s interests with those of our stockholders and motivate his continued stewardship and progression of our business over the longer term. The accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (3) above.

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Option Exercises and Stock Vested in Fiscal 2024
The following table sets forth for each NEO the number of shares acquired on the exercise of stock options and the number of shares acquired in connection with stock awards in fiscal 2024.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
William P. Lauder	—	—	6,591(3)	$823,749
Fabrizio Freda	—	—	27,609(4)	3,440,378
Tracey T. Travis	—	—	10,585(5)	1,317,197
Jane Hertzmark Hudis	—	—	8,179(6)	1,020,740
Stéphane de La Faverie	—	—	7,625(7)	864,509(8)

(1)
Represents the vesting and payout of a portion of RSUs granted to the NEOs in September 2020, September 2021, and September 2022. Also represents the payout of the annual PSUs granted to the NEOs in September 2020.

(2)
Represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date plus the amount of the accrued dividend equivalents for the PSUs and RSUs, which were paid in cash at the time of the payout of the shares.

(3)
Includes 3,361 shares withheld from Mr. Lauder to satisfy taxes upon vesting of annual PSUs and RSUs at a combined value of approximately $391,000.

(4)
Includes 15,270 shares withheld from Mr. Freda to satisfy taxes upon vesting of annual PSUs and RSUs at a combined value of approximately $1.82 million.

(5)
Includes 4,962 shares withheld from Ms. Travis to satisfy taxes upon vesting of annual PSUs and RSUs at a combined value of approximately $574,000.

(6)
Includes 4,525 shares withheld from Ms. Hudis to satisfy taxes upon vesting of annual PSUs and RSUs at a combined value of approximately $540,000.

(7)
Includes 2,052 shares withheld from Mr. de La Faverie to satisfy taxes upon vesting of annual PSUs and RSUs at a combined value of approximately $232,000. Also includes 1,934 shares withheld from Mr. de La Faverie to satisfy taxes upon delivery of shares from a non-annual RSU grant to him in September 2020 that vested in full on November 1, 2023 at a value of approximately $202,000.

(8)
Includes approximately $375,000 of value realized for the 3,496 shares delivered to Mr. de La Faverie on November 1, 2023 from a non-annual RSU grant to him in September 2020. As reflected in note (7), shares were withheld to satisfy taxes upon (i) vesting of annual PSUs and RSUs, and (ii) delivery of shares from his September 2020 non-annual RSU.

Pension Benefits
We provide retirement benefits to our employees in the United States, including the NEOs, through qualified and nonqualified defined benefit pension plans. These plans include The Estee Lauder Companies Retirement Growth Account Plan (the “RGA Plan”), which is a qualified plan, and The Estee Lauder Inc. Benefits Restoration Plan (the “Restoration Plan”), which is a nonqualified plan. The Restoration Plan provides for pension benefit payments that employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.
Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4, or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index of not less than 4%. Upon retirement, the accumulated benefit under the RGA Plan is payable, at the election of the retiree, as a one-time lump sum or converted to monthly payments. Upon retirement, the accumulated benefit under the

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Restoration Plan is payable in accordance with the terms of the plan, and as applicable, in compliance with Section 409A.
Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the NEOs are covered under such plans.
We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.
In connection with his agreement to join the Company in November 2007, and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company’s qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.
Set forth in the table below are each NEO’s years of credited service and the present value of the accumulated benefit under each of the pension plans and executive employment agreements pursuant to which the officer would be entitled to a retirement benefit, computed in each case as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2024.
Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	38	$789,202	$0
	Restoration Plan		7,797,959	0
Fabrizio Freda	RGA Plan	16	232,614	0
	Restoration Plan		5,083,556	0
	Employment Agreement		5,832,871	0
Tracey T. Travis	RGA Plan	11	140,861	0
	Restoration Plan		948,435	0
Jane Hertzmark Hudis	RGA Plan	38	801,241	0
	Restoration Plan		2,473,770	0
Stéphane de La Faverie	RGA Plan	13	153,552	0
	Restoration Plan		587,661	0

*
Service shown is allocation service as of June 30, 2024 and is used to determine the level of annual credits for calendar 2024.

The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (i.e. the greater of (i) a participant’s age at June 30, 2024 and (ii) age 65), or retirement date, if applicable. The present values for the RGA Plan also reflect the assumption that 75% of benefits are payable as a one-time lump sum, and 25% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present values of accumulated benefits under the RGA Plan were calculated using a 5.7% discount rate and, for annuities, the SOA PRI-2012 mortality table projected generationally using scale MP-2021, and

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present values under the Restoration Plan were calculated using a 5.5% discount rate. These assumptions are consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2024, as disclosed in Note 16 (Pension, Deferred Compensation and Post-Retirement Benefit Plans) to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2024.
Nonqualified Deferred Compensation in Fiscal 2024 and at June 30, 2024
Set forth in the table below is information about any contributions and earnings credited to the accounts maintained by the NEOs under nonqualified deferred compensation arrangements and the account balances on June 30, 2024. Mr. Lauder is the only NEO who has deferred a portion of his compensation.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Lauder	—	—	$512,163(2)	—	$6,537,608(3)
Fabrizio Freda	—	—	—	—	—
Tracey T. Travis	—	—	—	—	—
Jane Hertzmark Hudis	—	—	—	—	—
Stéphane de La Faverie	—	—	—	—	—

(1)
Pursuant to his employment agreement, Mr. Lauder’s deferred compensation account is credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2024, the interest rate used for crediting purposes was 8.5%.

(2)
$165,097 of the amount shown is reported as compensation in the Summary Compensation Table because it is the above market portion of interest earned by Mr. Lauder in fiscal 2024.

(3)
Includes the balance of salary deferrals from amounts deferred on and after December 31, 2004 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of  $3,894,000 and interest thereon of  $2,643,608. In accordance with his employment agreement, the balance of Mr. Lauder’s deferred compensation account is payable upon the first to occur of  (i) his death or (ii) the first business day following the expiration of the 6-month period after Mr. Lauder’s separation from service.

Potential Payments upon Termination of Employment or Change of Control
Events of Termination under the Employment Agreements and under the Share Incentive Plan
Each of our NEOs is party to an employment agreement, as well as various equity grant agreements under the Share Incentive Plan. The agreements provide for certain payments and other benefits if the NEO terminates employment with the Company under various circumstances described below. For purposes of the following descriptions, “Contract Year” means the twelve-month period beginning July 1 and ending the following June 30.
Voluntary Termination and Retirement. Pursuant to each NEO employment agreement, the executive may terminate employment for any reason at any time upon 90 days’ prior written notice, in which event we will have no further obligations after termination other than (i) to pay the executive’s accrued but unpaid salary and bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and (ii) if applicable, to make certain post termination payments and continue certain benefits in connection with the enforcement of the non-compete provision. The executive may also be entitled to benefits under applicable employee benefit plans and programs (e.g., health care and pension plans).

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Under the NEO employment agreements and applicable equity grant agreements, for executives who are not retirement eligible, upon voluntary termination, (i) stock options that are exercisable may be exercised until the earlier of one year after termination or the end of the option term; (ii) stock options not yet exercisable as of the termination date are forfeited; and (iii) outstanding unvested PSUs and RSUs are forfeited. For executives who are retirement eligible if they choose to retire, (i) stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term; (ii) annual RSUs will continue to vest and be paid in accordance with the vesting schedule for each award; and (iii) annual PSUs will continue to vest and be paid as if the executive had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives, provided, however, that such equity awards were granted more than 6 months prior to the retirement date. If an executive who is retirement eligible chooses to retire within 6 months of any equity grant date, such equity grant(s) shall become null and void on the last day of active employment (last day worked). Such conditions for treatment of equity for executives who are retirement eligible do not apply to the (i) non-annual PSUs granted to Mr. Freda in March 2021; (ii) non-annual PVUs granted to Mr. Freda in March 2021; (iii) non-annual PSUs granted to Ms. Travis in September 2021; (iv) non-annual RSUs granted to Ms. Hudis in September 2021; and (v) non-annual RSUs granted to Mr. de La Faverie in September 2021. For those non-annual equity awards, retirement would result in forfeiture of any unearned, unvested tranche, and any earned and vested tranche would be paid in accordance with the award agreement. In order to be retirement eligible, the executive must be at least 55 years old and have been employed by the Company for at least ten years, or the executive must be at least 65 years old and have been employed by the Company for at least five years. Among our NEOs, Mr. Freda, Mr. Lauder, Ms. Travis, and Ms. Hudis were retirement eligible as of June 30, 2024, and Mr. de La Faverie was not. The Share Incentive Plan provides for forfeiture of outstanding awards in the event that after termination of employment, a participant competes with or otherwise conducts herself or himself in a manner adversely affecting the Company. Pursuant to HR policy, retired executives are eligible to receive (i) payments for retirement transition services (up to a total of  $75,000), and (ii) Company products (up to $1,280 per year, based on suggested retail prices) at no cost to the retired executive. In addition, Mr. Lauder is entitled to payment in lieu of a medical reimbursement program that was discontinued a number of years ago. Additionally, upon retirement, Mr. Lauder and Ms. Hudis are entitled to life-time annual supplemental payments in connection with healthcare benefits.
Termination of Employment upon Permanent Disability. Pursuant to each NEO employment agreement, we may terminate the NEO’s employment at any time by reason of a “permanent disability” (as defined in the executive’s employment agreement), in which event the executive will be entitled to receive the following payments: (i) any accrued but unpaid salary and other amounts to which the executive otherwise is entitled prior to the date of termination; (ii) base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination; (iii) bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination; (iv) unpaid bonus compensation otherwise payable for the Contract Year in which the disability occurred pro-rated to the date of termination; and (v) reimbursement for financial counseling services in the amount of  $5,000 for a period of one year from the date of termination.
In addition, upon the executive’s permanent disability, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance, and accidental death and dismemberment insurance benefit plans for a period of one year from the date of termination (the “Disability Continuation Period”) disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code (“Section 409A”). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to the executive’s continued participation in all qualified and nonqualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the “Pension Replacement Payment”) during the Disability Continuation Period. See “Effect of Certain Tax Regulations on Payments” below.

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Pursuant to the applicable equity grant agreements, upon the executive’s permanent disability (as determined in the applicable grant agreement), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term, subject to the non-competition and good conduct provisions of the executive’s employment agreement and the Share Incentive Plan (including the applicable grant agreements). For annual equity grants, (i) RSUs will continue to vest and be paid in accordance with the vesting schedule for each award and (ii) PSUs will continue to vest and be paid based on actual achievement of PSU opportunities, with payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement for annual equity grants will apply in lieu of the provisions relating to “permanent disability.” If Mr. Freda dies or becomes disabled before June 30, 2025, the Cumulative Operating Income goal for the non-annual March 2021 PVU will be deemed met. As reflected in “Compensation Discussion and Analysis – Additional (non-annual) Performance-Based Long-Term Equity Grants to CEO in Fiscal 2018 and Fiscal 2021 – Price-Vested Units granted in March 2021,” each of the three Stock Price Goals has been achieved for the non-annual March 2021 PVU.
Termination of Employment upon Death. Pursuant to each NEO employment agreement, in the event of an executive officer’s death during the term of employment, the executive’s beneficiary or legal representative will be entitled to receive the payments described in clauses (i) through (v) in the first paragraph above under “Termination of Employment upon Permanent Disability” as if employment had been terminated by us upon permanent disability.
Pursuant to the applicable equity grant agreements, upon the executive’s death, stock options and RSUs will be treated the same as if employment had been terminated by us upon permanent disability, except that RSUs will be paid as soon as practicable after the executive’s death. Annual PSUs are paid at target if an executive’s death occurs prior to the end of the Award Period. If such termination occurs after the end of the Award Period, the annual PSU will be paid based on actual achievement. For provisions regarding termination of employment upon death with regard to the non-annual PVUs and PSUs granted to Mr. Freda, see “Compensation Discussion and Analysis – CEO Compensation.”
Termination of Employment Other than for Cause, Death, or Disability; Termination by the Executive for Material Breach. Pursuant to each NEO employment agreement, we may terminate the executive’s employment for any reason upon 90 days’ prior written notice. In the event of our termination of the executive’s employment (other than for cause, permanent disability, or death) or a termination by the executive for an uncured “material breach” (as defined below), the executive will be entitled to payments described in clauses (i), (iii), and (iv) above under “Termination of Employment upon Permanent Disability” as if employment had been terminated by us upon permanent disability. In addition, the executive will be entitled to receive: (i) his or her base salary in effect at the time of termination for a period ending on a date two years from the date of termination; (ii) his or her bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past two completed fiscal years; (iii) reimbursement for financial counseling services in the amount of $10,000 covering a period of two years from the date of termination; and (iv) participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to the executive’s Pension Replacement Payment during such period. For purposes of the employment agreements, “material breach” is a material reduction in the executive’s authority, functions, duties, or responsibilities, a material reduction in the executive’s target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his or her employment agreement.
Pursuant to the applicable equity grant agreements, upon termination of an executive’s employment by us without “cause” (as defined in the applicable grant agreement), stock options and RSUs will be treated the same as if employment had been terminated by us upon permanent disability. Annual PSUs are forfeited if termination by us without “cause” occurs before the end of

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the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro-rated payout based on actual achievement of annual PSU opportunities for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. See “Compensation Discussion and Analysis – CEO Compensation” for information about the treatment of Mr. Freda’s additional (non-annual) PVU and PSU grants upon termination of employment.
Termination of Employment Following a Change of Control. Our employment agreements as well as the applicable equity grant agreements contain certain provisions regarding change of control. Under our employment agreements, in the event the executive terminates employment for “good reason” (as defined below) within two years of a “change of control” (as defined below) of our Company, the executive is entitled to receive payments and benefits as if employment were terminated by us without cause. For purposes of the employment agreements, “good reason” means that the executive is assigned duties that are materially inconsistent with his or her position, the executive’s position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which the executive performed services prior to the change of control, or we fail to have any successor company assume the executive’s employment agreement.
For purposes of the employment agreements, a “change of control” or “change in control” is deemed to have occurred upon any of the following events:
•
during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be “continuing directors” (as defined below) cease for any reason to constitute a majority of the board of directors. “Continuing directors” mean the directors in office on the effective date of the executive officer’s employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his or her nomination or selection;

•
our Class A Common Stock ceases to be publicly traded;

•
our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

•
our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

•
a change of control of a nature that would be required to be reported under the SEC’s proxy rules.

However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.
Pursuant to the applicable equity grant agreements, upon a “change in control,” each annual PSU and each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change in control. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. If stock options are assumed by an acquirer, then exercisability will be accelerated after a change in control if the executive is terminated without “cause” or the executive terminates for “good reason.” Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without “cause” or the executive terminates for “good reason.” Annual PSUs in respect of the performance period that has not ended will become payable

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after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control. For information about the treatment of Mr. Freda’s additional (non-annual) PVU and PSU grants upon a Change in Control, see “Compensation Discussion and Analysis – CEO Compensation.”
Termination for Cause. Pursuant to each NEO employment agreement, in the case of termination by us for “cause” (as defined in the employment agreement), the executive will be entitled to receive accrued but unpaid salary and any benefit under our employee benefit programs and plans as of the date of such termination. In addition, the employment agreements contain certain provisions concerning termination for “cause.” For purposes of these agreements and the equity grant agreements, “cause” means that the executive has engaged in any of a list of specified activities including, but not limited to, material breach of, or willful refusal to perform duties under, the agreements, failure to follow a material lawful directive of the Chief Executive Officer, Executive Chairman, or the Board of Directors that is within the scope of the executive’s duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects performance, or conviction of, or entry of a guilty plea or no contest for, a felony.
Pursuant to the applicable equity grant agreements, upon termination of employment for cause (as defined in the applicable grant agreement) during the applicable period, outstanding equity grants are forfeited.
Condition Precedent to Receipt of Payments upon Termination
The employment agreements require, as a precondition to the receipt of the payments described above, that the NEO execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in the executive’s employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.
Modification of Severance Payments and Benefits
The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Subcommittee.
Effect of Certain Tax Regulations on Payments
Effect of Excise Tax on Parachute Payments. Under the employment agreements of the NEOs, if any amount or benefit paid under the respective agreement, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to pay the excise tax on such payments or scale back the amounts paid to the executive to the extent necessary (but not below zero) to eliminate the excise tax. NEOs are not entitled to any tax gross-up in the event they are subject to excise taxes payable under Section 4999 of the Internal Revenue Code in connection with a change in control.
Effect of Section 409A on Timing of Payments. Under the employment agreements, any amounts payable by reason of separation from service that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a “specified employee” for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

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Effect of Section 409A on Equity Awards. Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to payments due by reason of separation from service.
Potential Payments in the Event of Termination at the End of Our Last Fiscal Year
The table below describes potential payments and other benefits that would have been received or receivable by each NEO or such officer’s estate under the officer’s employment agreement or related plans and agreements, including the Share Incentive Plan (including the applicable grant agreements), if employment had been terminated under various circumstances on June 30, 2024. For equity awards, we used the closing stock price on June 28, 2024, the last trading day of fiscal 2024.
The following assumptions and general principles apply with respect to the following table:
•
The table reflects estimates of amounts that would be paid to the NEO upon the occurrence of a termination. The actual amounts to be paid can only be determined at the time of the actual termination.

•
Each NEO (or beneficiary in the event of death) is entitled to receive amounts earned during the term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination.

•
The amounts relating to equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post-termination or change of control or is accelerated as a result of the event. All such awards held by the NEOs at June 30, 2024 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 28, 2024 (the last trading day of fiscal 2024) of  $106.40, including the related cash dividend equivalents. The value of annual PSUs was computed at threshold for each of the NEOs. The value of non-annual PSUs and PVUs were computed assuming the achievement of the applicable performance goals, meaning that amounts are shown in the table below for awards including the non-annual March 2021 PVU and PSU to Mr. Freda and the non-annual September 2021 PSU to Ms. Travis, despite the fact these awards have performance periods that run past June 30, 2024. For example, the non-annual March 2021 PSU granted to Mr. Freda has a performance period of July 1, 2021 – June 30, 2025, and the non-annual March 2021 PVU granted to Mr. Freda has a performance period for cumulative operating income goal of July 1, 2021 – June 30, 2025.

•
Under the Share Incentive Plan, executives may be awarded Benefits (as defined in the plan). The exercise of stock options after termination of employment and the payment of RSUs, PVUs, or PSUs is subject to the executive neither competing with, nor taking employment with or rendering service to one of our competitors, nor conducting himself or herself in a manner adversely affecting us.

•
Each NEO will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan, and any other pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the table because they are not termination payments.

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	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)(5)
William P. Lauder
Base Salary(1)	$0	$0	$1,575,000	$1,575,000	$3,150,000	$3,150,000
Bonus	0	0	0	0	891,063	891,063
Options	0	0	0	0	0	0
Annual PSUs	575,903	575,903	575,903	575,903	575,903	575,903
RSUs	1,095,401	1,095,401	1,095,401	1,095,401	1,095,401	1,095,401
Continued Health Care Benefits(2)	0	0	0	28,399	56,799	56,799
Continued Participation in Pension and Retirement Plans(3)	0	0	0	92,557	236,681	236,681
Other Benefits and Perquisites(4)	0	0	5,000	36,798	73,596	93,596
Total	$1,671,304	$1,671,304	$3,251,304	$3,404,058	$6,079,442	$6,099,442
Fabrizio Freda
Base Salary(1)	$0	$0	$2,100,000	$2,100,000	$4,200,000	$4,200,000
Bonus	0	0	0	0	1,451,975	1,451,975
Options	0	0	0	0	0	0
Annual PSUs	2,481,872	2,481,872	2,481,872	2,481,872	2,481,872	2,481,872
Non-annual PSUs	0	0	7,850,809	7,850,809	7,850,809	7,850,809
PVUs	0	0	9,836,923	9,836,923	9,836,923	9,836,923
RSUs	4,723,664	4,723,664	4,723,664	4,723,664	4,723,664	4,723,664
Continued Health Care Benefits(2)	0	0	0	58,134	116,268	116,268
Continued Participation in Pension and Retirement Plans(3)	0	0	0	485,000	969,872	969,872
Other Benefits and Perquisites(4)	0	0	5,000	66,665	133,330	153,330
Total	$7,205,536	$7,205,536	$26,998,269	$27,603,068	$31,764,714	$31,784,714
Tracey T. Travis
Base Salary(1)	$0	$0	$1,195,000	$1,195,000	$2,390,000	$2,390,000
Bonus	0	0	0	0	411,450	411,450
Options	0	0	0	0	0	0
Annual PSUs	1,122,644	1,122,644	1,122,644	1,122,644	1,122,644	1,122,644
Non-annual PSUs	0	0	1,648,333	1,648,333	1,648,333	1,648,333
RSUs	2,151,945	2,151,945	2,151,945	2,151,945	2,151,945	2,151,945
Continued Health Care Benefits(2)	0	0	0	19,365	38,731	38,731
Continued Participation in Pension and Retirement Plans(3)	0	0	0	72,839	174,716	174,716
Other Benefits and Perquisites(4)	0	0	5,000	25,844	51,687	71,687
Total	$3,274,588	$3,274,588	$6,122,921	$6,235,969	$7,989,505	$8,009,505
Jane Hertzmark Hudis
Base Salary(1)	$0	$0	$1,344,000	$1,344,000	$2,688,000	$2,688,000
Bonus	0	0	0	0	583,275	583,275
Options	0	0	0	0	0	0
Annual PSUs	828,926	828,926	828,926	828,926	828,926	828,926
Annual RSUs	1,587,823	1,587,823	1,587,823	1,587,823	1,587,823	1,587,823
Non-annual RSUs	0	0	1,153,822	1,153,822	1,153,822	1,153,822
Continued Health Care Benefits(2)	0	0	0	19,365	38,731	38,731
Continued Participation in Pension and Retirement Plans(3)	0	0	0	81,706	195,208	195,208
Other Benefits and Perquisites(4)	0	0	5,000	30,425	60,850	80,850
Total	$2,416,749	$2,416,749	$4,919,571	$5,046,067	$7,136,634	$7,156,634
Stéphane de La Faverie
Base Salary(1)	$0	$0	$1,250,000	$1,250,000	$2,500,000	$2,500,000
Bonus	0	0	0	0	475,188	475,188
Options	0	0	0	0	0	0
Annual PSUs	0	0	537,889	537,889	670,445	670,445
Annual RSUs	0	0	847,214	847,214	1,158,990	1,158,990
Non-Annual RSUs	0	0	651,109	651,109	651,109	651,109
Continued Health Care Benefits(2)	0	0	0	31,235	62,469	62,469
Continued Participation in Pension and Retirement Plans(3)	0	0	0	68,838	182,096	182,096
Other Benefits and Perquisites(4)	0	0	5,000	25,585	51,170	71,170
Total	$0	$0	$3,291,212	$3,411,869	$5,751,467	$5,771,467

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Certain amounts may not sum due to rounding
(1)
Each NEO may be entitled to certain post-termination payments, including up to two years’ of base salary, following termination of employment if the Company chooses to enforce the two year non-compete in such NEO’s employment agreement.

(2)
Includes payments under the medical, health, and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer’s position. Additionally, upon retirement, Mr. Lauder and Ms. Hudis are entitled to life-time annual supplemental payments in connection with healthcare benefits (approximately $20,000 – $25,000 per year). Each NEO may be entitled to certain post-termination payments, including up to two years’ of continued benefits, following termination of employment if the Company chooses to enforce the two year non-compete in such NEO’s employment agreement.

(3)
The amounts represent the cash equivalent of continued participation in the RGA Plan and the Restoration Plan and maximum match for our 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach, or termination for good reason.

(4)
Includes executive term life insurance premiums and auto allowance, and reimbursement for financial consulting services; also includes $20,000 in legal fees upon termination for good reason after a change of control.

(5)
The change in control provisions for stock options, RSUs, the PVU and PSU grants to Mr. Freda on March 11, 2021, and the non-annual PSU grant to Ms. Travis on September 2, 2021, in each case made under the Share Incentive Plan, provide for “double trigger” payment events (i.e. payment is triggered as a result of a change of control and the termination of the executive’s employment other than voluntarily by such person). Based upon the unvested stock options, RSUs, and the above-referenced PVU and PSUs held by the NEOs as of June 30, 2024, if a change of control had occurred on that date, and such NEO’s employment had been discontinued other than voluntarily by such person, each would have been entitled to the following amounts: Mr. Lauder, $1,095,401; Mr. Freda, $22,411,397 (including $7,850,809 in connection with the PSU grant made on March 11, 2021 and $9,836,923 in connection with the PVU grant made on March 11, 2021); Ms. Travis, $3,800,278 (including $1,648,333 in connection with the non-annual PSU grant made on September 2, 2021); Ms. Hudis, $2,741,644; and Mr. de La Faverie, $1,810,099. The change in control provisions for annual PSUs made under the Share Incentive Plan provide for “single trigger” payment events (i.e. payment is triggered as a result of the change of control itself, regardless of the executive’s continued employment). Based upon the unvested PSUs with a “single trigger” held by each of the NEOs as of June 30, 2024, if a change of control had occurred on that date, the NEOs would have been entitled to the following amounts: Mr. Lauder, $575,903; Mr. Freda, $2,481,872; Ms. Travis, $1,122,644; Ms. Hudis, $828,926; and Mr. de La Faverie, $670,445.

Pay Ratio Disclosure
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of Fabrizio Freda, our CEO, to the annual total compensation of our median employee:
•
The median of the total compensation of our employees for fiscal 2024 other than our CEO was $34,711;

•
the total compensation of our CEO was $17,851,573 for fiscal 2024, as reported in the “Total” column of our 2024 Summary Compensation Table; and

•
based on this information, for fiscal 2024, the total compensation of our CEO to the median of the annual total compensation of all employees resulted in a ratio of 514:1.

In addition, in order to provide a helpful context for the disclosure above, the Company notes that, over 70% of our employees who are within the scope of these rules are outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends along with fluctuations in currency exchange rates. Additionally, the Company notes that nearly 30% of our employees who are within the scope of the pay ratio rules are part-time or temporary.
Our median employee in fiscal year 2023 was subsequently promoted, and as a result, that employee’s compensation changed. Because we believe that during fiscal 2024 there has been no

84 | 2024 Proxy Statement

significant change in our employee population or our employee compensation arrangements that we reasonably believe would result in a significant change to the Company’s pay ratio disclosure for fiscal 2024, in accordance with SEC rules, we substituted a new median employee for fiscal 2024 with substantially similar fiscal 2023 compensation as our original median employee using the same consistently applied compensation measure as was previously used to calculate the above-referenced fiscal 2024 pay ratio. When the median employee works outside the U.S., the Company uses a fiscal year 12-month average exchange rate to convert the employee’s total annual compensation for the relevant fiscal year to U.S. dollars.
To identify the median annual total compensation of our employees, we used the methodology and material assumptions, adjustments, and estimates noted below.
•
We selected April 1, 2023, which is within the last three months of fiscal 2023, as the date upon which we would identify the median employee. We determined that, as of such date, our employee population consisted of approximately 60,000 individuals working at the Company and consolidated subsidiaries. This was comprised of full-time, part-time, and temporary employees, with approximately 70% working outside the United States.

•
Our employee population for purposes of the pay ratio analysis, after taking into consideration the adjustment permitted by SEC rules (as described below), consisted of approximately 57,000 individuals. Of these employees, approximately 70% were employed on a full-time basis, with the remainder (approximately 30%) employed on a part-time or temporary basis. Individuals working on a part-time or temporary basis include on-call and freelance employees. Under the de minimis exemption provided in the SEC rules, we excluded a total of 2,838 employees from certain countries. The specific number of employees excluded from each country was: Colombia (156), India (592), Kazakhstan (79), Malaysia (984), Philippines (207), Turkey (632), Ukraine (55), and Vietnam (133). The excluded employees did not exceed 5% of our total U.S. and non-U.S. employee population.

•
To identify the median employee, we used base salary/hourly wages paid as the consistently applied compensation measure for the 12-month period beginning April 1, 2022 and ending on March 31, 2023. We used the 12-month average exchange rate to convert each non-U.S. employee’s total annual compensation to U.S. dollars to identify our median employee. We annualized compensation for full-time and part-time employees who were hired during this time frame. Using this methodology, we identified our median employee, who works at a retail store outside the U.S.

•
The pay ratio included above is a reasonable estimate calculated in a manner consistent with the SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, our Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance
Below is disclosure relating to the compensation of our Named Executive Officers (“NEOs”) for the last four fiscal years calculated in accordance with Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934 (“Item 402(v)”). Item 402(v) requires disclosure of  ”compensation actually paid” (referred to herein as “Compensation Actually Paid” or the “CAP Amounts”) for the Principal Executive Officer (“PEO”) and the Non-PEO NEOs.
The Compensation Committee and the Stock Plan Subcommittee do not use the CAP Amounts when making compensation decisions. For a discussion of how our Company seeks to align pay with performance when making compensation decisions, please review the “Compensation Discussion and Analysis – Elements of Compensation.”

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The following tables and related disclosures provide information concerning our PEO and Non-PEO NEOs with regard to (i) the Summary Compensation Table (“SCT”) Total and (ii) the CAP Amounts.
Fiscal Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Earnings (millions)	Adjusted Diluted EPS(4) (non-GAAP) (% Change in)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$17,851,573	$(28,673,021)	$7,009,833	$1,444,404	$59.08	$151.60	$409	(25)%
2023	21,811,244	(29,053,372)	7,648,501	828,470	106.96	140.17	1,010	(52)%
2022	25,480,056	(14,802,124)	11,203,938	8,968,835	137.13	131.49	2,408	12%
2021	65,996,984	198,805,234	9,918,104	26,666,930	169.92	123.29	2,875	57%

(1)
The PEO and Non-PEO NEOs included in the above compensation columns reflect the following:

Fiscal Year	PEO	Non-PEO NEOs
2024	Fabrizio Freda	William P. Lauder, Tracey T. Travis, Jane Hertzmark Hudis, Stéphane de La Faverie
2023	Fabrizio Freda	William P. Lauder, Tracey T. Travis, Jane Hertzmark Hudis, Peter Jueptner
2022	Fabrizio Freda	William P. Lauder, Tracey T. Travis, Jane Hertzmark Hudis, Cedric Prouvé, John Demsey
2021	Fabrizio Freda	William P. Lauder, Tracey T. Travis, Jane Hertzmark Hudis, Cedric Prouvé, John Demsey

(2)
The following table describes the adjustments, each of which is required by Item 402(v), to calculate the CAP Amounts shown in the table above.

Fiscal Year	2024
Adjustments ($)	PEO	Average for Non-PEO NEOs
Summary Compensation Table	$17,851,573	$7,009,833
Less: Stock and Option Awards Values Reported in SCT for the Covered Year	(11,250,022)	(3,986,697)
Plus: Fiscal Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year	5,021,820	1,775,783
Increase (Decrease) in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(37,191,073)	(2,272,296)
Increase (Decrease) in Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	0	0
Increase (Decrease) in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	(3,665,953)	(1,060,444)
Plus: Fair Value of Dividends or other Earnings Paid on Stock Awards not otherwise reflected in Fair Value or Total Compensation	1,208,513	109,299
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(1,136,764)	(248,775)
Plus: Aggregate Service Cost and Prior Service Costs for Pension Plans	488,885	117,700
Compensation Actually Paid (as calculated)	$(28,673,021)	$1,444,404

Certain amounts may not sum due to rounding
The equity valuation methodology was kept consistent with those used at the time of grant, with assumptions updated to reflect information available at the time of each valuation, including payout estimates. Instead of using the target payout amounts for PSUs, we used the total expected payout based on estimates of performance in future years. The price of our Class A Common Stock used for fiscal 2024 was $106.40 (the closing stock price on June 28, 2024, the last trading day of fiscal 2024).
(3)
The peer group used in this disclosure is the S&P 500 Consumer Staples Index, which is the same peer group used in Part II, Item 5 of our Form 10-K for each of the fiscal years shown.

(4)
Please refer to Appendix A of this Proxy Statement for reconciliation of, and other information about, this non-GAAP measure.

86 | 2024 Proxy Statement

The following table lists the financial performance metrics that, in our assessment, represent the most important financial performance measures we use to link compensation actually paid to our NEOs for the most recently completed fiscal year.
Adjusted Performance Measures*
Diluted EPS (Company-Selected Measure)
Net Sales
Return on Invested Capital
Operating Income Margin Percent

*
Please refer to Appendix A of this Proxy Statement for information about each of these non-GAAP measures.

The following charts show graphically the relationships over the past four years of the CAP Amounts for our PEO and average Non-PEO NEOs as compared to changes in our TSR, Peer Group TSR, Net Earnings, and Adjusted Diluted EPS (% change), as well as the relationship between TSR and Peer Group TSR.

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Audit Committee Report
The Audit Committee of the Board of Directors, consisting solely of  ”independent directors” as defined by the Board and consistent with the rules of the New York Stock Exchange, has:
1.
reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2024 with management;

2.
discussed with PricewaterhouseCoopers LLP (“PwC”) the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the U.S. Securities and Exchange Commission (the “SEC”); and

3.
received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2024 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the SEC.
Audit Committee
Richard F. Zannino (Chair)
Angela Wei Dong
Paul J. Fribourg
Jennifer Hyman
Arturo Nuñez

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Ratification of Appointment of Independent Auditors
(Item 2)

The Audit Committee of the Board of Directors has sole authority to appoint, retain, or terminate the Company’s independent auditors and to approve the compensation for the independent auditors. The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2025, subject to ratification of this appointment by the stockholders of the Company. PwC has served as the Company’s auditor since 2020.
The Audit Committee and management consider PwC to be well qualified and believe that the continued retention of PwC is in the best interest of the Company and its stockholders. The Audit Committee Chair is directly involved in the selection of PwC’s lead engagement partner. PwC has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company. One or more representatives of PwC is expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement, if any such representative desires to do so, and is expected to be available to respond to appropriate questions.
Independent Auditor Fees
For the fiscal years ended June 30, 2024 (fiscal 2024) and June 30, 2023 (fiscal 2023), the Company paid, or will pay, the following fees to PwC for services rendered during the year or for the audit in respect of those years:
Fee Type	Fiscal 2024	Fiscal 2023
	(in thousands)
Audit Fees(1)	$14,366	$11,357
Audit-Related Fees(2)	1,240	479
Tax Fees(3)	779	621
All Other Fees	—	—
Total	$16,385	$12,457

(1)
Fees for professional services in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of certain subsidiaries, and review of the quarterly financial statements for each fiscal year.

(2)
Fees for professional services in connection with foreign statutory and/or contractual requirements and other assurance and related services.

(3)
Fees for tax compliance services, tax planning, and related tax services.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by the independent auditor and the associated fees are compatible with maintaining auditor independence. The Audit Committee policy concerning approval of audit and non-audit services to be provided by the independent auditor requires that all services the independent auditor may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the committee. In between committee meetings, the Chair of the Audit Committee may approve permitted non-audit services and certain audit services, which services are subsequently reported to and approved by the committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of the independent auditor provided such engagements will amount to fees of less than an aggregate of  $50,000 per fiscal quarter and such engagement is reported to the Chair of the Audit Committee and reported to and ratified by the committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2024, and none

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of the services were approved by the Audit Committee pursuant to a waiver of pre-approval as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).
Ratification of the appointment of PwC requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The Board recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending June 30, 2025. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

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Advisory Vote to Approve Executive Compensation (Item 3)

As we discussed in the “Compensation Discussion and Analysis” above, the Company’s compensation program for executive officers is designed to attract and retain world class talent and to motivate achievement of both our short-term and long-term goals. We believe that the design and governance of the Company’s program supports, and aligns executive officers with, the business strategy and the overall goal for sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis.
As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the “Say on Pay” resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives.”
Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee value the opinions expressed by stockholders.
The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

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Equity Compensation Plan Information as of June 30, 2024
The following table sets forth, as of June 30, 2024, certain information regarding our equity compensation plans. The securities that may be issued under the plans consist solely of shares of our Class A Common Stock, and all plans were approved by stockholders of the Company.
Equity Compensation Plan Information as of June 30, 2024
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2) (a)	Weighted average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4) (c)
Equity compensation plans approved by security holders(1)	11,991,927	$182.94	7,089,147

(1)
Includes the Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Plan”) and the Amended and Restated Non-Employee Director Share Incentive Plan (the “Director Plan”).

(2)
Consists of 8,495,707 shares issuable upon exercise of outstanding options, 2,442,488 shares issuable upon conversion of outstanding Restricted Stock Units, 589,639 shares issuable upon conversion of outstanding Performance Share Units (“PSUs”) (assuming maximum payout for unvested PSUs and PSUs vested as of June 30, 2024 pending approval by the Stock Plan Subcommittee of our Board of Directors), 113,648 shares issuable upon conversion of Share Units, and 350,445 shares issuable upon conversion of Long-term PSUs, including Price-vested units (“PVUs”).

(3)
Calculated based upon outstanding options in respect of 8,495,707 shares of our Class A Common Stock.

(4)
The Share Plan authorizes the grant of shares and benefits other than stock options. As of June 30, 2024, there were 6,695,756 shares of Class A Common Stock available for issuance under the Share Plan (subject to the approval by the Stock Plan Subcommittee of expected payouts for PSUs vested as of June 30, 2024). Shares underlying grants cancelled or forfeited under prior plans or agreements may be used for grants under the Share Plan. The Director Plan currently provides for an annual grant of options and stock units to non-employee directors. As of June 30, 2024, there were 393,391 shares available for issuance under the Director Plan.

If all of the outstanding options, warrants, rights, stock units, and share units, as well as the securities available for future issuance, included in the first and third columns in the table above were converted to shares of Class A Common Stock as of June 30, 2024, the total shares of Common Stock outstanding (i.e. Class A plus Class B) would increase 5% to 377,769,677. Of the outstanding options to purchase 8,495,707 shares of Class A Common Stock, options to purchase 1,363,950 shares have an exercise price less than $106.40, the closing price on June 30, 2024. Assuming the exercise of only in-the-money options, the total shares outstanding would increase by less than 1% to 360,052,553.

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Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan
(Item 4)

Background
The Board of Directors (the “Board”) is proposing for stockholder approval amendments to The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Plan”). The Company has used the Share Plan as a means of attracting, retaining, motivating, and rewarding officers and other key employees and further aligning their interests with those of the Company’s other stockholders. As of September 9, 2024, there were approximately 2.99 million shares of Class A Common Stock remaining available for issuance under the current Share Plan.
In August 2024, the Stock Plan Subcommittee adopted amendments to the Share Plan, which are reflected in the text of the plan that is attached to this Proxy Statement as Appendix B, subject to stockholder approval at the 2024 Annual Meeting. In August 2024, the Board ratified the actions of the Stock Plan Subcommittee and recommended that stockholders approve the proposed amendments to the Share Plan. In general, these amendments to the Share Plan principally serve to:
•
increase the aggregate number of shares of Class A Common Stock available for issuance under the Share Plan by 12,000,000;

•
revise the minimum vesting provision to require all Benefits (other than Benefits representing (in the aggregate) a maximum of 600,000 shares of Class A Common Stock) be granted with a minimum earning/vesting period of 12 months (with carve outs for death, disability, retirement, qualification, assumed awards and certain other events);

•
provide a default treatment of  “double trigger” vesting of Benefits upon a change in control of the Company, unless (i) Benefits are not assumed or substituted or (ii) the committee administering the plan determines other treatment is appropriate;

•
remove the individual cap on the number of shares of Class A Common Stock underlying Benefits that may be granted to a participant (other than a non-employee director) in any fiscal year; and

•
clarify existing language throughout the plan.

Approval of the Share Plan as amended would extend the term of the plan to November 8, 2034 (see Section 21 of the Share Plan). The stockholder vote is scheduled to take place at the 2024 Annual Meeting on November 8, 2024. The amendments to the Share Plan apply solely to future award grants, and prior award grants continue to be governed by the Share Plan as in effect on the applicable grant date.

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Share Plan Element	What We Do and Don’t Do Under the Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Plan”)
Minimum Vesting Requirement	The Share Plan requires a minimum vesting period of one year for all Benefits (other than, following stockholder approval of the amended Share Plan, Benefits representing (in the aggregate) a maximum of 600,000 shares of Class A Common Stock), with certain exceptions.
Double Trigger Vesting for Change in Control (Upon stockholder approval of the amended Share Plan at the November 8, 2024 Annual Meeting.)	The default treatment of Benefits in the Share Plan will be “double trigger” vesting in the event of a change in control unless (i) Benefits are not assumed or substituted or (ii) the committee administering the plan determines other treatment is appropriate.
No Liberal Share Recycling	Shares withheld by the Company to satisfy tax withholding obligations with respect to Benefits, or as payment for the exercise price of a stock option, will count against the Maximum Aggregate Share Amount and will not be available for future grants under the Share Plan.
No Evergreen Provision	The Share Plan does not contain an automatic annual increase to the Maximum Aggregate Share Amount.
No Repricing	The Share Plan prohibits repricing stock options and stock appreciation rights without stockholder approval, to the extent such approval is required by the stock exchange on which the Class A Common Stock is listed.
No Dividends on Unvested Awards	The Company does not pay dividends or dividend equivalents that accrue on unvested stock units until such units’ vest. The Share Plan prohibits the payment of dividends or dividend equivalents with respect to stock options and stock appreciation rights.
No Discounted Stock Options	Stock options must have an exercise price at least equal to the closing price of the Class A Common Stock on the date of grant (except for awards assumed from another entity)
Limited Plan Duration	The proposed share reserve under the Share Plan amendments is expected to last for two to three years, at which point additional stockholder approval will be required to either increase the Maximum Aggregate Share Amount or adopt a new plan.
Summary
The following summary (and certain disclosures above) describe material features of the Share Plan as amended but is not intended to be complete and is qualified in its entirety by reference to the text of the plan, which is attached to this Proxy Statement as Appendix B. All references to the Share Plan in this Item 4 are to this plan unless the context indicates a different meaning.

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Shares Available
As of September 9, 2024, there were approximately 2.99 million shares of Class A Common Stock remaining available for issuance under the Share Plan. The Company is requesting stockholder approval to increase by 12,000,000 the aggregate number of shares of Class A Common Stock available for issuance under this plan. Assuming approval, this would bring the aggregate number of shares under the plan, subject to certain adjustments, to a maximum of 98,000,000 (the “Maximum Aggregate Share Amount”). In addition, any shares of Class A Common Stock covered by a Benefit granted under the Share Plan, which is forfeited or canceled, expires or, in the case of a Benefit other than a Stock Option, is settled in cash, shall again be available for issuance under the plan. Any shares withheld or delivered to the Company as part or full payment for the exercise price of a stock option or withheld or delivered to satisfy tax withholding obligations for Benefits shall be counted against the Maximum Aggregate Share Amount and shall not be available for grant under the Share Plan. Furthermore, shares of Class A Common Stock delivered under the Share Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity (as a result of the Company acquiring another entity) shall not reduce the Maximum Aggregate Share Amount.
The Share Plan also has certain additional aggregate and individual maximums. The aggregate number of shares of Class A Common Stock that may be delivered through stock options intended to be incentive stock options (to meet the requirements of Section 422(b) of the Code) shall be equal to the Maximum Aggregate Share Amount without certain of the adjustments noted above. The number of shares of Class A Common Stock with respect to which Benefits (including stock options and stock appreciation rights) may be granted to any non-employee director of the Company may not exceed 24,000 in any fiscal year.
Information about Burn Rate
The following table sets forth information regarding equity awards granted, the burn rate for each of the last three fiscal years, and the average burn rate over the last three years under the Share Plan. The burn rate for each fiscal year is the quotient of  (1) the sum of shares of Class A Common Stock underlying (a) all stock options granted, (b) all restricted stock units (“RSUs”) granted, including share dividend equivalents, and (c) all performance share units (“PSUs”) vested, divided by (2) the weighted average number of shares of Common Stock (both Class A and Class B) outstanding at the end of such year. For additional information regarding these types of equity grants, see “Compensation Discussion and Analysis” above. Our future burn rate will depend on a number of factors, including our stock price, the number of participants in the Share Plan, changes to our compensation strategy, changes in business practices or industry standards, the compensation practices of our competitors, and changes in compensation practices in the market generally.
	Year Ended June 30
Equity Awards Granted as of:	2024	2023 (in shares)	2022
Stock Options	1,754,980	1,221,142	1,050,648
RSUs*	1,650,859	1,146,751	757,795
PSUs (at maximum)	263,250	187,414	157,219
Total Equity Awards	3,669,089	2,555,307	1,965,662
Weighted Average Common Stock Outstanding (Basic)	358,979,821	357,915,537	359,997,478	3-Year Average
Burn Rate (%)	1.02%	0.71%	0.55%	0.76%

*
Including dividend share equivalents

In fiscal 2025 (through the Record Date), we granted stock options in respect of 817,084 shares of Class A Common Stock, RSUs in respect of 3,203,056 shares and PSUs in respect of 556,387 shares (at maximum payout). The burn rate for fiscal 2025 (through the Record Date) is 1.22%.

2024 Proxy Statement | 95

Information about Dilution
The following table sets forth information about the dilution from outstanding equity awards based on shares of Class A Common Stock available for issuance under the Share Plan, and under the Share Plan if amended as proposed. Dilution is the quotient of  (1) the sum of shares of Class A Common Stock underlying (a) outstanding equity awards and (b) shares available under the Share Plan, divided by (2) the total outstanding Common Stock (both Class A and Class B). These calculations are based on our outstanding Common Stock (358,974,008 shares) and outstanding equity awards (15,779,788 shares) as of September 9, 2024.
Equity Awards Outstanding as of September 9, 2024	Share Amounts
Stock Options	9,032,559
RSUs*	5,592,274
PSUs (at maximum)	1,069,028
PVUs	85,927
Total Equity Awards Outstanding	15,779,788
Shares Available for Grant	2,798,481	Dilution Rate
Total of Equity Awards Outstanding and Shares Available for Grant	18,578,269	5.18%
Additional Shares Requested	12,000,000	3.34%
Total of Equity Awards Outstanding, Shares Available for Grant, and Additional Shares Requested	30,578,269	8.52%

*
Including dividend share equivalents

Administration
The Share Plan provides for administration by a committee of the Board appointed from among its members, which is comprised, unless otherwise determined by the Board, of at least two members who qualify as “Non-Employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that the Stock Plan Subcommittee (the “Subcommittee”) shall administer the Share Plan. References to the Subcommittee below shall include any subsequent committee authorized by the Board to administer the Share Plan.
The Subcommittee is authorized, subject to the provisions of the Share Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Share Plan and to make such determinations and interpretations and to take such action in connection with the Share Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Subcommittee’s powers are the authority to select, in its discretion, directors, officers and other key employees of the Company or its subsidiaries and affiliates (collectively, the “Company Group”) to receive Benefits and to determine the form, amount and other terms and conditions of Benefits. The Subcommittee also has the power to modify or waive restrictions on Benefits, to amend Benefits, to grant extensions and accelerations of Benefits or to cancel Benefits. The Subcommittee may determine the extent to which any Benefit under the Share Plan is required to comply, or not comply with, Section 409A of the Code.
The Share Plan also provides that the Board may reserve to a committee comprised of one or more members of the Board, whether or not such member(s) serve on the Subcommittee, the authority and responsibility of the Subcommittee under the Share Plan (other than with respect to Sections 13 and 21 of the Share Plan) with respect to Benefits granted other than to (i) executive officers of the Company, (ii) members of the Board, or (iii) any individual who is subject to the reporting and liability provisions of Section 16 of the Exchange Act.

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Eligibility for Participation
Officers, directors (including non-employee directors) and key employees of the Company Group are eligible to participate in the Share Plan. The basis for participation in the Share Plan by any such persons is selection by the Subcommittee in its discretion. The Company currently expects that approximately 5,900 key employees (including 12 executive officers) will be eligible to participate in the Share Plan; however, these numbers will vary over time. On September 9, 2024, there were 11 non-employee directors who were eligible to participate in the Share Plan. At present, the Company does not intend to use the Share Plan for grants to non-employee directors.
Types of Benefits
The Share Plan provides for the grant of any or all of the following types of benefits (collectively, “Benefits”): (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) stock units. Benefits may be granted singly, in combination, or in tandem as determined by the Subcommittee. The Subcommittee currently expects that the majority of awards to be granted under the Share Plan will be in the form of stock options, performance awards, or stock units, but retains discretion to grant any Benefits under the Share Plan.
Stock Options
Under the Share Plan, the Subcommittee may grant awards in the form of options to purchase shares of Class A Common Stock. Options may either be incentive stock options (that may qualify for special tax treatment) or non-qualified options. The Subcommittee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price per share of stock subject to the option. The exercise price will not be less than 100% of the fair market value of the Class A Common Stock (as defined in the plan, generally the closing price on the New York Stock Exchange) on the date the stock option is granted (the “Fair Market Value”). The exercise price may be paid in cash or cash-equivalents or so long as the Class A Common Stock is publicly traded on a nationally recognized securities market, using a “sell-to-cover” or “cashless-for-cash.” The Subcommittee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Share Plan. In determining which methods a participant may utilize to pay the exercise price, the Subcommittee may consider such factors, and impose any conditions or terms, as it determines are appropriate. Dividends and dividend equivalents shall not be paid with respect to stock options. No stock option is exercisable later than ten years after the date it is granted. To the extent permissible under applicable law, the exercise of any option which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the holder thereof neither (a) competes with or takes employment with or renders services to a competitor of the Company or its subsidiaries nor (b) conducts himself or herself in a manner adversely affecting the business of the Company or any of its subsidiaries.
Stock Appreciation Rights (“SARs”)
The Share Plan authorizes the Subcommittee to grant a SAR either in tandem with a stock option or independent of a stock option. A SAR is a right to receive a payment, in cash, Class A Common Stock, or a combination thereof, equal to the excess of  (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Class A Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value on the date of grant), of such shares of Class A Common Stock on the date the right is granted, all as determined by the Subcommittee. SARs granted under the Share Plan are subject to terms and conditions that are similar to those described above for stock options, and each SAR is subject to such terms and conditions as the Subcommittee shall impose from time to time. Dividends and dividend equivalents shall not be paid with respect to SARs. To the extent permissible under applicable law, the exercise of any SAR which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the

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holder thereof neither (a) competes with or takes employment with or renders services to a competitor of the Company or its subsidiaries nor (b) conducts himself or herself in a manner adversely affecting the business of the Company or any of its subsidiaries.
Stock Awards
The Subcommittee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Class A Common Stock issued or transferred to participants with or without payments therefor. Stock Awards may be subject to such terms and conditions as the Subcommittee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods. The stock award agreement will specify whether the participant will have, with respect to the shares of Class A Common Stock subject to a Stock Award, all or some of the rights of a holder of shares of Class A Common Stock, including the right to receive dividends (subject to the same vesting terms, if any, as the related Stock Award) and to vote the shares.
Performance Awards
The Share Plan allows for the grant of Benefits with performance-vesting terms, including (without limitation) the terms set forth below under the heading “Performance Metrics.” Such awards will be contingent upon the attainment, over a period to be determined by the Subcommittee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Subcommittee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Subcommittee. The Subcommittee, in its sole discretion, may require or permit the deferral of the receipt of performance awards upon such terms as the Subcommittee deems appropriate.
Stock Units
The Subcommittee may, in its discretion, grant stock units to participants. A “stock unit” is a notional account representing one share of Class A Common Stock. Stock Units shall be evidenced by an award agreement which shall specify the vesting requirements, the duration of any applicable deferral period, the performance or other conditions under which the stock unit may be forfeited and such other provisions as the Subcommittee shall determine. A stock unit shall provide for payment in either shares of Class A Common Stock, cash or a combination thereof, as determined by the Subcommittee. The Subcommittee shall also determine whether a participant granted a stock unit shall be entitled to Dividend Equivalent Rights (as defined in the Share Plan), and if such rights are granted, the rights shall be subject to the same vesting and payment terms as the related stock unit.
Performance Metrics
As determined by the Subcommittee in its sole discretion, either the granting or vesting of performance awards may be based on achievement of goals in one or more business criteria that apply to the individual participant, one of more business units or the Company as a whole. The business criteria may be as follows: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit and/or margin; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating income and/or margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) gross income and/or margin; (xiv) return on invested capital; (xv) total return to stockholders; (xvi) cash flows; or (xvii) any other performance metric as determined by the Subcommittee. In addition, performance awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in

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setting the goals, including among other things, acquisitions, restructurings, discontinued operations, changes in foreign currency exchange rates, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes.
Minimum Vesting
With certain exceptions, Benefits granted under the Share Plan will be subject to a minimum vesting or earning period of at least 12 months such that no such Benefit will vest or be earned prior to the first anniversary of grant. Following stockholder approval of the amended Share Plan, Benefits representing in the aggregate a maximum of 600,000 shares of Class A Common Stock, as adjusted, are not subject to this minimum vesting or earning period. Furthermore, the Subcommittee may provide for Benefits to be earned or vested prior to the first anniversary of the date of grant (A) due to the participant’s death, disability, retirement, qualification, leave of absence or termination of employment, or upon a divestiture, reduction in force or sale or disposition of a subsidiary or division or any other similar event, in each case as determined by the Subcommittee, (B) as provided in Section 13 of the Share Plan, or (C) in connection with the grant of as assumed award in replacement of an award scheduled to vest within 12 months following the date of grant of such assumed award.
Other Terms
The Share Plan provides that Benefits are generally not transferrable other than by will or the laws of descent and distribution. Except with respect to incentive stock options, the Subcommittee may permit a Benefit to be transferred by a participant to certain members of the participant’s immediate family or trusts for the benefit of such persons (and/or the participant) or other entities owned by such person (and/or the participant).
Upon the grant of any Benefit under the Share Plan, the Subcommittee may establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Share Plan. No Benefit may be granted more than ten years after the date the Share Plan is approved by the stockholders of the Company (the vote for such approval is scheduled to take place at the 2024 Annual Meeting on November 8, 2024). The Subcommittee reserves the right to amend, suspend or terminate the Share Plan at any time. However, no amendment may be made without approval of the stockholders of the Company if the amendment will: (i) increase the aggregate number of shares of Class A Common Stock that may be delivered under the plan (other than pursuant to Section 13(a) of the plan); (ii) modify the requirements as to eligibility for participation in the plan; (iii) allow for the repricing of Stock Options or SARs for which the stockholder approval is required by the stock exchange on which the Class A Common Stock is listed; (iv) allow for the repurchasing of Stock Options or SARS for cash or otherwise (other than pursuant to Section 13(a) of the plan); or (v) otherwise require stockholder approval to be effective under Section 422 of the Code or by the stock exchange on which the Class A Common Stock is listed. The Subcommittee may amend the terms of any outstanding Benefit or any provision of the Share Plan as the Subcommittee deems necessary in its sole discretion and without a participant’s prior consent to ensure compliance with Section 409A of the Code. The award of any Benefit under the Share Plan shall be subject to the receipt by the Company of consideration required under applicable state law.
The Share Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, distribution (other than normal cash dividends) to stockholders or any extraordinary dividend or distribution of cash or other assets to stockholders of the Company.
Section 13(b) of the Share Plan provides the “default” treatment of Benefits in the event of a Change in Control (as defined in the Share Plan), which generally contemplates “double trigger” vesting unless the Benefits are not assumed are substituted. Notwithstanding, the Subcommittee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits.

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The Subcommittee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Subcommittee as necessary to comply with applicable foreign laws. The Subcommittee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.
Certain Federal Income Tax Consequences
The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the Share Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary, which does not address state, local or non-U.S. tax law.
Incentive Stock Options
Incentive stock options (“ISOs”) granted under the Share Plan are intended to meet the requirements of Section 422(b) of the Code for “incentive stock options.” An employee who receives an ISO does not recognize taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the option generally until three months prior to the exercise thereof. If after exercising an ISO, an employee disposes of the Class A Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Class A Common Stock pursuant to the exercise of such ISO (the “applicable holding period”), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price thereof. If, however, an employee does not hold the shares so acquired for the applicable holding period – thereby making a “disqualifying disposition” – the employee will recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Class A Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee.
Non-Qualified Stock Options and Stock Appreciation Rights
Non-qualified stock options (“NSOs”) granted under the Share Plan are options that do not qualify as ISOs. An individual who receives a NSO or a SAR generally will not recognize any taxable income upon the grant of such NSO or SAR. However, the individual generally will recognize ordinary income upon exercise of a NSO in an amount equal to the excess of the fair market value of the shares of Class A Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a NSO or a SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a SAR for shares or upon the exercise of a NSO, the Company may satisfy the liability in whole or in part by withholding shares of Class A Common Stock from those that otherwise would be issuable to the individual, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR.
Other Awards
With respect to other Benefits under the Share Plan that are settled either in cash or in shares of Class A Common Stock that are either transferable or not subject to a substantial risk of forfeiture

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(as defined in the Code and the regulations thereunder), individuals generally will recognize ordinary income equal to the amount of cash or the fair market value of the Class A Common Stock received. With respect to Benefits under the Share Plan that are settled in shares of Class A Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture – absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a “Section 83(b) election”) – an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Class A Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized by an individual with respect to the receipt of cash, shares of Class A Common Stock or other property under the Share Plan will be subject to both wage withholding and other employment taxes. Thereafter, any further gain or loss recognized upon the ultimate sale or disposition of the shares is treated as capital gain or loss. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the individual, if any, and at the same time such ordinary income is recognized.
Dividends and Dividend Equivalents
To the extent Benefits under the Share Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Share Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents when such individual receives such dividends.
Change in Control
In general, if the total amount of payments to a “disqualified individual” (as defined in Section 280G of the Code) that are contingent upon a “change in ownership or effective control” of the Company (as defined in Section 280G of the Code), which could include Benefits under the Share Plan that vest upon or in connection with a Change in Control or Benefits granted in connection with a Change in Control, equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual taxable compensation from the Company or its subsidiaries for the five calendar years preceding the change in ownership or effective control), then, subject to certain exceptions, the payments may be treated as “parachute payments” (as defined in Section 280G of the Code), in which case a portion of such payments (the amount that exceeds one times the disqualified individual’s base amount) would not be non-deductible by the Company and the individual would be subject to a 20% excise tax on such portion of the payments.
Internal Revenue Code Section 409A
Awards of NSOs, SARs, or other Benefits under the Share Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these Benefits fail to meet certain requirements under Code Section 409A, such Benefits will be subject to taxation upon vesting and tax penalties in the year that they vest and subsequent years. It is the intent of the Company that awards under the Share Plan will be structured and administered in a manner that complies with the requirements of, or satisfies an exception from, Code Section 409A. However, neither the Subcommittee nor the Company is obligated to ensure that Benefits are exempt from or comply with Code Section 409A or to take any action to ensure such exemptions or compliance.
New Plan Benefits under the Share Plan
Future awards under the Share Plan will be granted at the discretion of the Subcommittee. Consequently, the type, number, recipients and other terms of such awards cannot be determined

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at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table,” the “Grants of Plan-Based Awards in Fiscal 2024” and the “Outstanding Equity Awards at June 30, 2024” found in this Proxy Statement.
Other Information
The closing price of a share of Class A Common Stock on September 9, 2024 was $86.91 per share. Approval of the Share Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting virtually or by proxy at the 2024 Annual Meeting. If stockholders do not approve the Share Plan amendments, the Share Plan will continue to be effective in accordance with its terms, and the Company will consider its alternatives.
The table below shows the outstanding Benefits, as of September 9, 2024, that have been granted to certain individuals or groups of individuals under the Share Plan since its inception in November 2001.
Name of Individual or Group (Position)	Shares of Class A Common Stock Underlying Outstanding Options, RSUs, PSUs and PVUs(1)
William P. Lauder, Executive Chairman	158,353
Fabrizio Freda, President and Chief Executive Officer	1,356,858
Jane Hertzmark Hudis, Executive Group President	232,479
Stéphane de La Faverie, Executive Group President	164,486
Tracey T. Travis, Executive Vice President and Chief Financial Officer	342,064
Current Executive Officers (as a group)(2)	3,132,100
Current Directors who are not Executive Officers (as a group)	0
Each Nominee for Election as Director
Paul J. Fribourg	0
Jennifer Hyman	0
Arturo Nuñez	0
Barry S. Sternlicht	0
All current Employees who are not Executive Officers (as a group)	14,054,413

(1)
Outstanding equity as of September 9, 2024. PSUs are shown at maximum payout; however, the payouts will be based on actual achievement.

(2)
Includes shares underlying Benefits listed separately for Mr. W. Lauder, Mr. Freda, Mr. de La Faverie, Ms. Hertzmark Hudis, and Ms. Travis, as well as shares underlying Benefits for all other current Executive Officers.

The Board recommends a vote FOR the proposal to approve the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

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Proxy Procedure and Expenses of Solicitation
The Company will hold the votes of all stockholders in confidence from its directors, officers, and employees, except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates the stockholder’s vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.
All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.
Solicitation may be undertaken by mail, telephone, electronic means, and personal contact by directors, officers, and employees of the Company without additional compensation. In addition, the Company has engaged the firm of Sodali & Co to assist in the solicitation of proxies for a fee of  $10,000 plus reimbursement of out-of-pocket expenses.
Stockholder Proposals and Director Nominations for the 2025 Annual Meeting
If a stockholder intends to present a proposal for action at the 2025 Annual Meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company after the 2024 Annual Meeting and no later than May 22, 2025. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.
The Company’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. To be timely for the 2025 Annual Meeting, the notice must be received by the Company on any date beginning no earlier than June 21, 2025 and ending on July 21, 2025. In order to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice to the Secretary of the Company that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than September 9, 2025. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2025 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.
Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

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Other Information
Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary New York, New York September 19, 2024
The Annual Report to Stockholders, which includes financial statements, is available, together with this Proxy Statement, at www.proxyvote.com. The Annual Report does not form any part of the material for the solicitations of proxies.

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APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In the “Proxy Statement Summary” and in the “Compensation Discussion and Analysis,” the Company presents certain non-GAAP financial information. We use certain non-GAAP financial measures, among other financial measures, to evaluate our operating performance, which represent the manner in which we conduct and view our business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze our operating performance from period-to-period. In the future, we expect to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While we consider the non-GAAP measures useful in analyzing our results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.
The following tables present Net Sales, Operating Margin, and Diluted EPS adjusted to exclude, where applicable, the impact of returns and charges associated with restructuring and other activities; the fiscal 2024, 2023, 2022, 2021 and 2020 other intangible asset impairments; the fiscal 2024, 2023, 2022 and 2021 impact from changes in fair value of DECIEM acquisition-related stock options (net of the portion attributable to redeemable noncontrolling interest; fiscal 2024 is also inclusive of payroll tax); the fiscal 2024, 2021 and 2020 goodwill impairments; the fiscal 2021 and 2020 changes in the fair value of contingent consideration, long-lived asset impairments and gain on previously held equity method investment (fiscal 2021 is net of the portion attributable to redeemable noncontrolling interest); and the effects of foreign currency translation on Net Sales and Diluted EPS. The tables below provide reconciliations between these non-GAAP financial measures and the most directly comparable U.S. GAAP measures. Also shown in the table below is information about our adjusted Return on Invested Capital financial measures disclosed in this Proxy Statement.
Financial Metric ($ in millions)	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020
Net Sales as reported	$15,608	$15,910	$17,737	$16,215	$14,294
Returns associated with restructuring and other activities	1	27	4	14	—
Net Sales as adjusted	$15,609	$15,937	$17,741	$16,229	$14,294
As Reported, year-over-year variance	(2)%	(10)%	9%	13%	(4)%
Adjusted, year-over-year variance	(2)%	(10)%	9%	14%	(4)%
Adjusted, year-over-year variance, constant currency(1)	(1)%	(7)%	10%	11%	(3)%
As Reported Net Sales growth	(2)%	(10)%	9%
Impact of Acquisitions, Divestitures and Brand Closures, net	—%	1%	(2)%
Impact of Foreign Currency Translation	1%	4%	1%
Returns associated with restructuring and other activities	—%	—%	—%
Organic Net Sales growth(2)	(2)%	(6)%	8%
Certain amounts may not sum due to rounding

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Financial Metric	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020
Operating Margin as reported	6.2%	9.5%	17.9%	16.1%	4.2%
Goodwill, other intangible and long-lived asset impairments	3.0%	1.3%	1.3%	1.2%	10.0%
Changes in fair value of contingent consideration	—	—	—	—	(0.1)%
Returns and charges associated with restructuring and other activities	0.8%	0.5%	0.8%	1.4%	0.6%
Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax	0.2%	0.1%	(0.3)%	0.2%	—%
Operating Margin as adjusted	10.2%	11.4%	19.7%	18.9%	14.7%
Certain amounts may not sum due to rounding
Financial Metric	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020
Diluted EPS as reported	$1.08	$2.79	$6.55	$7.79	$1.86
Goodwill, other intangible and long-lived asset impairments	1.19	0.44	0.50	0.40	3.31
Changes in fair value of contingent consideration	—	—	—	(0.01)	(0.04)
Other income, net, primarily the gain on previously held equity method investment	—	—	—	(2.30)	(1.20)
Returns and charges associated with restructuring and other activities	0.27	0.18	0.31	0.48	0.19
Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax (less portion attributable to redeemable noncontrolling interest)	0.05	0.05	(0.12)	0.09	—
Diluted EPS as adjusted	$2.59	$3.46	$7.24	$6.45	$4.12
As Reported, year-over-year variance	(61)%	(57)%	(16)%	100+%	(61)%
Adjusted, year-over-year variance	(25)%	(52)%	12%	57%	(23)%
Adjusted, year-over-year variance, constant currency(1)	(22)%	(49)%	12%	54%	(22)%
Return on Invested Capital, as reported	7.7	10.4	22.2	22.5	17.4
Return on Invested Capital, as adjusted (PSUs)(3)	8.7	N/A(5)	26.6	24.6	18.5
Return on Invested Capital, as adjusted (Annual Incentive Bonus)(4)	7.7	11.2	22.1	N/A(5)	18.5
Certain amounts may not sum due to rounding

(1)
We operate on a global basis, with the majority of our net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, we present certain Net Sales and Diluted EPS information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of our underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. Beginning in fiscal 2022, we calculate constant currency information by translating current-period results using monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities. Prior to fiscal 2022, constant currency information was calculated using the prior-year period weighted-average exchange rates.

(2)
Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation.

(3)
Excludes returns and charges associated with restructuring and other activities and the impact of changes in the fair value of contingent consideration in each period, where applicable. Fiscal 2024, 2022, 2021 and 2020 also excludes the impact of goodwill and other intangible asset impairments. Fiscal 2022, 2021 and

A-2 | 2024 Proxy Statement

2020 also excludes long-lived asset impairments. Fiscal 2024, 2022, 2021 and 2020 also excludes the impact from acquisitions. Fiscal 2021 and 2020 also excludes the gain on previously held equity method investment.
(4)
Excludes returns and charges associated with restructuring and other activities in each period, where applicable. Fiscal 2024, 2023, 2022 and 2020 also excludes other intangible asset impairments. Fiscal 2024 and 2020 also excludes goodwill impairments. Fiscal 2024, 2023 and 2022 also excludes the impact of changes in fair value of DECIEM acquisition-related stock options (fiscal 2024 is also inclusive of payroll tax). Fiscal 2023 also excludes expenses associated with the acquisition of TOM FORD and the Balmain licensing agreement. Fiscal 2022 and 2020 also excludes long-lived asset impairments. Fiscal 2020 also excludes the gain on previously held equity method investment and the incremental net loss associated with the acquisition of Dr.Jart+. Fiscal 2020 also excludes the impact of changes in the fair value of contingent consideration.

(5)
ROIC as a performance measure was not applicable for the respective period.

2024 Proxy Statement | A-3

   APPENDIX B
THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002
SHARE INCENTIVE PLAN
(Amended and Restated as of November 8, 2024)
1.   Purpose.   The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (as amended and restated as of the date set forth above) (the “Plan”) is intended to provide incentives which will attract, retain, motivate and reward highly competent officers, directors and key employees of The Estée Lauder Companies Inc. (the “Company”) and its subsidiaries and affiliates (collectively, the “Company Group”), by providing them opportunities to acquire shares of the Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein. Additionally, the Plan is intended to assist in further aligning the interests of the Company Group’s officers, directors and key employees to those of its other stockholders. The Plan shall apply solely for Benefits granted on and following the date of this amendment and restatement, November 8, 2024 (the “2024 Amendment”). Any Benefit granted prior to the 2024 Amendment shall be subject to the terms and conditions of the plan in effect on the grant date.
2.   Administration.
(a)   The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members (which may be the Compensation Committee or the Stock Plan Subcommittee) and shall be comprised, unless otherwise determined by the Board, of at least two members who qualify as “Non-Employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Benefit granted by the Committee which Benefit is otherwise validly granted under the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable, including the right to establish the terms and conditions of Benefits, to accelerate the vesting or exercisability of Benefits and to cancel Benefits. The Committee may determine the extent to which any Benefit under the Plan is required to comply, or not comply, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company Group against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.
(b)   The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any

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opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.
(c)   Notwithstanding any provision of the Plan to the contrary, the Board may from time to time reserve to a committee (the “Employee Equity Award Committee”), comprised of one or more members of the Board whether or not such member(s) serve on the Committee, any or all of the authority and responsibility of the Committee under the Plan (other than with respect to Sections 13 and 21 of the Plan), except that the Employee Equity Award Committee shall have no authority and responsibility with respect to Benefits granted (or to be granted) to (i) executive officers of the Company, (ii) members of the Board, or (iii) any individual who is subject to the reporting and liability provisions of Section 16 of the Exchange Act. To the extent and during such time as the Board has so reserved any authority and responsibility to the Employee Equity Award Committee, the Employee Equity Award Committee shall have all of the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 2(c) and in Sections 13 and 21 of the Plan) shall include the Employee Equity Award Committee. To the extent that any action of the Employee Equity Award Committee under the Plan made within such authority conflicts with actions taken by the Committee, the actions of the Committee shall control.
3.   Participants.   Participants will consist of such officers, directors (including non-employee directors) and key employees of the Company Group as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company Group and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.
4.   Type of Benefits.   Benefits under the Plan may be granted in any one or a combination of the following (collectively, “Benefits”): (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (each as described below). Benefits shall be evidenced by agreements (which need not be identical across participants) in such forms as the Committee may from time to time approve (each a “Benefit Agreement”); provided, however, that in the event of any conflict between the provisions of the Plan and any Benefit Agreement and subject to Section 12 hereof, the provisions of the Plan shall prevail.
5.   Common Stock Available Under the Plan; Minimum Vesting.
(a)   Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 13 hereof, the maximum number of shares of Class A Common Stock that is available for issuance to participants (including permitted assignees) and their beneficiaries under the Plan, shall be 98,000,000 (the “Maximum Aggregate Share Amount”), which may be authorized and unissued or treasury shares. Any shares of Class A Common Stock covered by a Benefit granted under the Plan, which are forfeited, canceled, expired or, in the case of a Benefit other than a Stock Option, is settled in cash, shall again be available for issuance under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Class A Common Stock available for Benefits but shall not apply for purposes of determining the maximum number of shares of Class A Common Stock that may be delivered through ISOs (as defined below) under the Plan.
(b)   Shares of Class A Common Stock withheld or tendered (either actually or by attestation) to satisfy tax withholding obligations for Benefits granted under the Plan or

B-2 | 2024 Proxy Statement

any shares of Class A Common Stock withheld or tendered to pay the exercise price of Stock Options under the Plan shall be counted against the shares of Class A Common Stock available for issuance under the Plan and shall not be available again for grant. Shares of Class A Common Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity (“Assumed Awards”) shall not reduce the maximum number of shares of Class A Common Stock available for issuance under the Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or its subsidiaries or affiliates acquiring another entity (or an interest in another entity). This Section 5(b) shall apply only for purposes of determining the aggregate number of shares of Class A Common Stock available for Benefits but shall not apply for purposes of determining the maximum number of shares of Class A Common Stock that may be delivered through ISOs under the Plan.
(c)   Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Class A Common Stock that may be delivered through Stock Options that are intended to be ISOs shall be the Maximum Aggregate Share Amount. Subject to any adjustments made in accordance with Section 13 hereof, the maximum number of shares with respect to which Benefits may be granted under the Plan to any non-employee director of the Company in any fiscal year of the Company shall not exceed 24,000 shares of Class A Common Stock.
(d)   Any Benefit granted under the Plan following the 2024 Amendment (other than such Benefits representing (in the aggregate) a maximum of 600,000 shares of Class A Common Stock, subject to adjustment in accordance with Section 13 hereof) shall be granted subject to a minimum earning/vesting period of at least twelve (12) months, such that no such Benefits shall vest or be earned prior to the first anniversary of the applicable grant date. Notwithstanding the foregoing, the Committee may provide for Benefits to be earned or vested prior to the first anniversary of the applicable grant date (i) due to the participant’s death, disability, retirement qualification, leave of absence or termination of employment, or upon a divestiture, reduction in force or sale or disposition of a subsidiary or division or any other similar event, in each case as determined by the Committee, (ii) as provided in Section 13 hereof or (iii) in connection with the grant of an Assumed Award in replacement of an award scheduled to vest within twelve (12) months following the date of grant of such Assumed Award.
6.   Stock Options.   Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Class A Common Stock at set terms. Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code (“ISOs”), or Stock Options which do not constitute ISOs (“Nonqualified Stock Options”). The Committee will have the authority to grant to any participant one or more ISOs, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). In no event shall dividends or dividend equivalents be paid with respect to Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:
(a)   Exercise Price.   Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, except in the case of Assumed Awards to the extent permitted by Section 409A of the Code and subject to subsection (d) below, that the per-share exercise price shall not be less than 100% of the Fair Market Value of the Class A Common Stock on the date the Stock Option is granted.
(b)   Payment of Exercise Price.   The exercise price may be paid in cash or cash-equivalent or, so long as the Class A Common Stock is publicly traded on a nationally recognized established securities market, using a “sell-to-cover” or “cashless-for-cash” method through the Company’s designated broker or electronic trading platform. To

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facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms or electronic trading platforms. The Company, in its sole discretion, may establish, decline to approve, or terminate any program with any broker or electronic trading platform. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Plan. In determining which method(s) a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate, and the Committee may impose any conditions or terms as it deems appropriate.
(c)   Exercise Period.   Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in the Benefit Agreement relating to the option grant.
(d)   Limitations on Incentive Stock Options.   ISOs may only be granted to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Class A Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively)) shall not exceed $100,000 and any Stock Options exercisable in excess of the $100,000 limit shall be treated as nonqualified Stock Options. For purposes of the preceding sentence, ISOs will be taken into account in the order in which they are granted. The per-share exercise price of an ISOs shall not be less than 100% of the Fair Market Value of the Class A Common Stock on the date of grant, and no ISOs may be exercised later than ten years after the date it is granted; provided, however, that ISOs may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the exercise price is fixed at not less than 110% of the Fair Market Value of the Class A Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.
(e)   Post-Employment Exercises.   To the extent permissible under applicable law, the exercise of any Stock Option after termination of employment shall be subject to satisfaction of the conditions precedent that the participant neither (i) competes with the Company or any of its subsidiaries, or takes employment with, or renders services to, a competitor of the Company or any of its subsidiaries, nor (ii) conducts himself or herself in a manner adversely affecting the business of the Company or any of its subsidiaries.
7.   Stock Appreciation Rights.
(a)   The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, Stock Options. A Stock Appreciation Right is a right to receive a payment in cash, Class A Common Stock or a combination thereof, in an amount equal to the excess of  (x) the Fair Market Value, or other specified valuation (which shall be no more than the Fair Market Value), of a specified number of shares of Class A Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which, except in the case of Assumed Awards, to the extent permitted by Section 409A of the Code, shall be no less than the Fair Market Value on the date of grant) of such shares of Class A Common Stock on the date the right is granted, all as determined by the Committee; provided, however, that if a Stock

B-4 | 2024 Proxy Statement

Appreciation Right is granted in tandem with or in substitution for a Stock Option, subject to Section 409A of the Code, the Fair Market Value designated in the Benefit Agreement may be the Fair Market Value on the date such Stock Option was granted. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time; provided that, in no event shall dividends or dividend equivalents be paid with respect to Stock Appreciation Rights.
(b)   Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times, and subject to such terms and conditions, as shall be determined by the Committee; provided, however, that no Stock Appreciation Right shall be exercisable later than ten years after the date it is granted. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in the Benefits Agreement evidencing such Stock Appreciation Right.
(c)   To the extent permissible under applicable law, the exercise of any Stock Appreciation Right after termination of employment shall be subject to satisfaction of the conditions precedent that the participant neither (i) competes with the Company or any of its subsidiaries, or takes employment with, or renders services to, a competitor of the Company or any of its subsidiaries, nor (ii) conducts himself or herself in a manner adversely affecting the business of the Company or any of its subsidiaries.
8.   Stock Awards.   The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Class A Common Stock issued or transferred to participants with or without payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines to be appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods. The Committee may require a participant to deliver a duly signed stock power, endorsed in blank, relating to the Class A Common Stock covered by a Stock Award. The Committee may also require that the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company note any restrictions with respect to the Class A Common Stock covered by a Stock Award until the restrictions thereon shall have lapsed. The Benefit Agreement evidencing a Stock Award shall specify whether the participant shall have, with respect to the shares of Class A Common Stock subject to a Stock Award, all or some of the rights of a holder of shares of Class A Common Stock of the Company, including the right to receive dividends and to vote the shares of Class A Common Stock subject to a Stock Award; provided, that, if a participant has the right to receive dividends with respect to the shares of Class A Common Stock subject to a Stock Award, such dividends shall be subject to the same vesting terms as the related Stock Award.
9.   Performance Awards.
(a)   Benefits may be granted with performance-vesting terms, including, without limitation, the metrics set forth in Section 11 hereof  (“Performance Awards”). Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant; provided, that for Performance Awards subject to Section 409A of the Code, these determinations must be made on or before the date of grant of the Performance Award, unless otherwise permitted under Section 409A of the Code. Performance Awards may be awarded as short-term or long-term incentives. Performance targets may be based upon Company Group-wide, divisional and/or individual performance, or other factors as determined by the Committee.
(b)   The Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Committee deems

2024 Proxy Statement | B-5

necessary or desirable unless at the time of establishment of such targets the Committee shall have precluded its authority to make such adjustments.
(c)   Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee, in its sole discretion, may require or permit the deferral of the receipt of Performance Awards upon such terms as the Committee deems appropriate.
10.   Stock Units.   The Committee may, in its discretion, grant Stock Units to participants hereunder. A “Stock Unit” means a notional account representing one share of Class A Common Stock. Stock Units shall be evidenced by a Benefit Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Each Benefit Agreement evidencing a Stock Unit grant shall specify the vesting requirements, the duration of any applicable deferral period, the performance or other conditions (including upon the termination of a participant’s service due to death, disability or other reason) under which the Stock Unit may be forfeited and such other provisions as the Committee shall determine. A Stock Unit granted by the Committee shall provide for payment in either shares of Class A Common Stock, cash or a combination thereof, as determined by the Committee. Shares of Class A Common Stock issued pursuant to this Section 10 may be issued with or without payments or other consideration therefor, as may be required by applicable law or as may be determined by the Committee. On or before the grant date, the Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right. A “Dividend Equivalent Right” means the right to receive the amount of any dividend paid on the share of Class A Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units and shall be subject to the same vesting and payment terms as the related Stock Unit.
11.   Performance Metrics.   As determined by the Committee in its sole discretion, either the granting or vesting of Performance Awards may be based on achievement of goals in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria may be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit and/or margin; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating income and/or margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) gross income and/or margin; (xiv) return on invested capital; (xv) total return to stockholders; (xvi) cash flows; or (xvii) any other performance metric as determined by the Committee. In addition, Performance Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including, among other things, acquisitions, restructurings, discontinued operations, changes in foreign currency exchange rates, extraordinary items and other unusual or non- recurring items, and the cumulative effects of accounting changes.
12.   Foreign Laws.   The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions which the Committee determines to be necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no Benefits may be granted and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.
13.   Adjustment Provisions; Change in Control.
(a)   If there is any change in the Class A Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse

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stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Committee will adjust, in a fair and equitable manner, the Plan and each outstanding Benefit under the Plan to prevent dilution or enlargement of participants’ rights under the Plan. The Committee will make this adjustment each time one of the changes identified above occurs by (i) adjusting the number of shares of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that may be issued under the Plan or that are subject to other share limitations under the Plan, the number of shares of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that are subject to outstanding Benefits, and/or where applicable, the exercise price or purchase price applicable to outstanding Benefits, (ii) granting a right to receive one or more payments of securities, cash and/or property (which right may be evidenced as an additional Benefit under this Plan) in respect of any outstanding Benefit, or (iii) providing for the settlement of any outstanding Benefit (other than a Stock Option or Stock Appreciation Right) in such securities, cash and/or property as would have been received had the Benefit been settled in full immediately prior to the change. However, any adjustment or change or other action under this Section 13 shall comply with or otherwise ensure exemption from Section 409A of the Code, as applicable. Appropriate adjustments also may be made by the Committee to the terms of any Benefits under the Plan to reflect such changes or distributions (and any extraordinary dividend or distribution of cash or other assets) and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.
(b)   Notwithstanding any other provision of this Plan, in the event of a Change in Control (as defined below), if  (I) the Company is not the surviving entity following such Change in Control, and the surviving entity following such Change in Control or the acquiring entity (such surviving entity or acquiring entity, the “Acquiror”) does not assume the outstanding Benefits or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Benefits, then (i) the time-vesting condition applicable to any Benefit shall be deemed satisfied and (ii) the performance-vesting condition applicable to any Performance Award shall be deemed achieved at the greater of the target level or actual performance (taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined, which date shall not be later than the end of the applicable performance period), in each case as determined by the Committee in its discretion; or (II) the Company is the surviving entity following a Change in Control, or the Acquiror assumes the outstanding Benefits or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Benefits (the “Replacement Awards”), then all such Benefits or Replacement Awards shall remain outstanding and be governed by their respective terms and the provisions of the Plan; provided, that the performance-vesting condition applicable to any Performance Award shall be deemed achieved at the greater of the target level or actual performance (taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined, which date shall not be later than the end of the applicable performance period), in each case as determined by the Committee in its discretion, and such Performance Awards shall remain subject only to time-based vesting over the remainder of the applicable performance period (as determined by the Committee); provided, that, if a participant’s employment with the Company Group or the Acquiror (as applicable) is terminated by the Company Group or the Acquiror (as applicable) without “cause” or by the participant for “good reason” (each as defined in the applicable Benefit Agreement or, if not defined, then such termination

2024 Proxy Statement | B-7

protection shall not apply), in either case, within twenty-four (24) months following a Change in Control, then all outstanding Benefits or Replacement Awards shall immediately become fully vested and exercisable and all restrictions will immediately lapse. Any Stock Options or Stock Appreciation Rights which vest in accordance with the preceding sentence (other than ISOs) may be exercised by the participant in accordance with the Plan and the applicable Benefit Agreement at any time within three years after such termination (or such longer period of time provided in the applicable Benefit Agreement or under rules established by the Committee (or the applicable plan administrator)); provided, that, a Stock Option or Stock Appreciation Right may not be exercised on any date beyond the expiration date of such Stock Option or Stock Appreciation Right. Notwithstanding the foregoing, the Committee, in its discretion, may take such other actions (including (i) with respect to the payment or settlement of Benefits and (ii) actions that are inconsistent with the actions listed above) as it deems appropriate with respect to outstanding Benefits, provided, that all such actions (including such actions listed above) ensure Benefits and Replacement Awards are compliant with, or exempt from, Section 409A of the Code. To the extent Benefits are not converted to Replacement Awards upon a Change in Control, the Committee, in its discretion, may determine that each holder of such a Benefit shall receive a cash payment in exchange for cancellation of the Benefit and, in the case of a Stock Option or Stock Appreciation Right outstanding hereunder the payment may be, with respect to each share of Class A Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such shares of Class A Common Stock (which, for this purpose, may be the price per share of Class A Common Stock implied by such transaction) immediately prior to the occurrence of such Change in Control over the exercise price or purchase price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. If the preceding sentence would result in a Stock Option or Stock Appreciation Right receiving zero consideration in respect thereof, such Stock Option or Stock Appreciation Right may be terminated without consideration. For purposes of this Section 13(b), “Plan” shall include the plan governing Replacement Awards and “Benefit Agreement” shall include the agreement governing Replacement Awards. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred upon any of the following events:
(i)   On or after the date that there are no shares of Class B Common Stock, par value $0.01 per share, of the Company outstanding, any person as such term is used in Section 13(d) of the Exchange Act or person(s) acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, any employee benefit plan sponsored by the Company Group or any member of the Lauder family or any family-controlled entities) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) and “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 30% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or
(ii)   during any period of twelve consecutive months, either (A) the individuals who at the beginning of such period constitute the Company’s Board of Directors or any individuals who would be “Continuing Directors” (as defined below) cease for any reason to constitute at least a majority thereof or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or
(iii)   the consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or
(iv)   the consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation

B-8 | 2024 Proxy Statement

or merger with a wholly-owned subsidiary of the Company in which all shares of the Company’s common stock outstanding immediately before the effectiveness of that consolidation or merger are changed into or exchanged for common stock of the subsidiary) or (B) in which all shares of the Company’s common stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which (x) the holders of the shares of the Company’s common stock immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the shares of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.
Notwithstanding the foregoing, (I) none of the following shall constitute a Change in Control: (A) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities, without other changes that would constitute a Change in Control; or (B) any spin-off of a division or subsidiary of the Company to its stockholders and (II) if  “Change in Control” is used as a payment date for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the event must also constitute a “change in control event” within the meaning of Section 409A of the Code.
For purposes of this Section 13, “Continuing Directors” shall mean (x) the directors of the Company in office on November 8, 2024 and (y) any successor to any such director and any director, appointed after November 8, 2024, whose appointment or election is endorsed by a majority of the Continuing Directors at the time of his or her nomination or election.
14.   Nontransferability.   Each Benefit granted under the Plan to a participant shall not be transferable other than by will or the laws of descent and distribution, and, if applicable, shall be exercisable, during the participant’s lifetime, only by the participant. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in the applicable Benefit Agreement on the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, a Benefit Agreement, other than a Benefit Agreement evidencing the grant of an ISO, may permit the transferability of a Benefit by a participant solely to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons (and/or the participant) or partnerships, corporations, limited liability companies or other entities owned solely by such persons (and/or the participant), including trusts for such persons (and/or the participant), subject to any restriction included in the applicable Benefit Agreement.
15.   Other Provisions.   The award of any Benefit under the Plan also may be subject to such other provisions (whether or not applicable to a Benefit awarded to any other participant) as the Committee determines appropriate, including without limitation for the forfeiture of, or restrictions on resale or other disposition of, Class A Common Stock acquired under any form of Benefit, or for the acceleration of exercisability, payment or vesting of Benefits. The award of any Benefit under the Plan shall be subject to the receipt by the Company of consideration required under applicable state law.
16.   Fair Market Value.   For purposes of this Plan and any Benefits awarded hereunder, “Fair Market Value” shall be the closing price of the Class A Common Stock on the date of determination (or on the last preceding trading date if the Class A Common Stock was not traded on such date) if the Class A Common Stock is readily tradeable on a national securities exchange or other market system. If the Class A Common Stock is not readily tradeable, Fair

2024 Proxy Statement | B-9

Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Class A Common Stock; provided that, for purposes of determining the exercise price or grant price of Stock Options and Stock Appreciation Rights, Fair Market Value will be determined in accordance with the requirements of Section 409A of the Code and the regulations thereunder.
17.   Withholding Taxes.   All cash payments or distributions made pursuant to the Plan shall be net of the minimum amount required to be withheld pursuant to applicable federal, state, local, foreign and other tax-related requirements arising in connection with the Benefits (the “Withholding Taxes”). Notwithstanding the foregoing, if the Company proposes or is required to distribute Class A Common Stock pursuant to the Plan, the Committee may, in its sole discretion, prescribe any method for satisfying the Withholding Taxes that it determines to be consistent with applicable law and the purposes of the Plan, including (i) requiring the participant to remit to the Company or to the entity that employs such participant an amount in cash or cash-equivalent sufficient to satisfy such Withholding Taxes prior to the delivery of Class A Common Stock; (ii) withholding the Withholding Taxes from any other sums due or to become due to the participant; (iii) permitting a Benefit holder to pay all or a portion of the Withholding Taxes by electing to have the Company or its subsidiary withhold shares of Class A Common Stock having a fair market value, determined based on the average of the high and low trading prices of Class A Common Stock on the date of vesting or settlement (as applicable) (or if the date of vesting or settlement (as applicable) does not fall on a trading day, such average price on the trading day immediately preceding the date of vesting or settlement (as applicable)) equal to the amount of the Withholding Taxes (the “Net-Settle Method”); and (iv) permitting a Benefit holder to use a “sell-to-cover” or “cashless-for-cash” method through the Company’s designated broker or electronic trading platform; provided that, unless the Committee determines otherwise, the Withholding Taxes with respect to Stock Units shall be satisfied using the Net-Settle Method.
18.   Tenure.   A participant’s right, if any, to continued employment with the Company Group as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan. For the purposes of this Plan, in respect of participants who are non-employee directors, the term “employment” shall mean service.
19.   Unfunded Plan.   The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company Group and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
20.   No Fractional Shares.   No fractional shares of Class A Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated with respect to that Benefit.
21.   Duration, Amendment and Termination.   No Benefit shall be granted more than ten years after November 8, 2024. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (a) increase the aggregate number of shares of Class A Common Stock that may be delivered under the Plan (other than

B-10 | 2024 Proxy Statement

pursuant to Section 13(a) hereof); (b) modify the requirements as to eligibility for participation in the Plan; (c) allow for the repricing of Stock Options or Stock Appreciation Rights for which the stockholder approval is required by the stock exchange on which the Class A Common Stock is listed; (d) allow for the repurchasing of Stock Options or Stock Appreciation Rights for cash or otherwise (other than pursuant to Section 13 hereof); or (e) otherwise require stockholder approval to be effective under Section 422 of the Code or by the stock exchange on which the Class A Common Stock is listed. Notwithstanding anything to the contrary contained herein, the Committee may amend the terms of any outstanding Benefit or any provision of the Plan as the Committee deems necessary to ensure compliance with Section 409A of the Code.
22.   Governing Law.   This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).
23.   Compliance with Section 409A of the Code and Section 457A of the Code
(a)   General.   The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code, such that there are no adverse tax consequences, interest, or penalties pursuant to Section 409A of the Code as a result of the Benefits. The Plan shall be interpreted in accordance with such intention and, the Committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or outstanding Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of a Benefit. Any deferral of a Benefit must be exempt from or comply with Section 409A of the Code. If any Benefit or payment under the Plan or a Benefit Agreement is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. In no event shall any member of the Company Group or any of their respective employees, directors, representatives or agents be liable for any additional tax, interest or penalties that may be imposed on a participant under Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.
(b)   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or any Benefit Agreement, any payment(s) of  “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her “separation from service” (as defined below) shall be delayed for the first six (6) months following such “separation from service” and shall instead be paid (in a manner set forth in the Benefit Agreement) on the date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) or as soon as administratively practicable within 10 business days thereafter, but in no event later than the end of the applicable taxable year.
(c)   Separation from Service.   A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Benefit Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the payment thereof prior to a “separation from service” would violate Section 409A of the Code. For purposes of any such provision of the Plan or any Benefit Agreement relating to any such payments or benefits, references to a

2024 Proxy Statement | B-11

“termination,” “termination of employment,” “termination of continuous service” or like terms shall mean a “separation from service.”
(d)   Section 457A.   The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 457A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Benefits and Section 457. The Committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 457A, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.
(e)   No Guarantee.   Nothing in this Plan shall be a guarantee of any particular tax treatment.
24.   Recoupment Policy.   Benefits awarded under the Plan shall be subject to any recoupment policies adopted by the Company Group as they exist from time to time.
25.   Effective Date.   The Plan was originally effective as of July 26, 2001, and was subsequently amended and restated on numerous occasions, including most recently on November 8, 2024.

B-12 | 2024 Proxy Statement

THE ESTÉE LAUDER COMPANIES INC. 767 FIFTH AVENUENEW YORK, NY 10153 SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 7, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/EL2024You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 7, 2024. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V56586-P17187THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.THE ESTÉE LAUDER COMPANIES INC. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends a vote "FOR" each nominee in Item 1 and "FOR" Items 2, 3, and 4.1. Election of four (4) Class I DirectorsNominees:ForWithhold1a.Paul J. Fribourg!!1b.Jennifer Hyman!!1c.Arturo Nuñez!!1d.Barry S. Sternlicht!!2.Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for the 2025 fiscal year. 3.Advisory vote to approve executive compensation. 4.Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan. For Against Abstain! ! !! ! !! ! ! We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each stockholder named should sign.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.V56587-P17187ProxyTHE ESTÉE LAUDER COMPANIES INC.CLASS A COMMON STOCKANNUAL MEETING OF STOCKHOLDERSTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORSThe undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Rashida La Lande, and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 8, 2024, held virtually via www.virtualshareholdermeeting.com/EL2024, at 10:00 a.m. (Eastern Time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof.Continued and to be dated and signed on the reverse side.

THE ESTÉE LAUDER COMPANIES INC. 767 FIFTH AVENUENEW YORK, NY 10153 SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 7, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/EL2024You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 7, 2024. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V56588-Z88317THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.THE ESTÉE LAUDER COMPANIES INC. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends a vote "FOR" each nominee in Item 1 and "FOR" Items 2, 3, and 4.1. Election of four (4) Class I DirectorsNominees:ForWithhold1a.Paul J. Fribourg!!1b.Jennifer Hyman!!1c.Arturo Nuñez!!1d.Barry S. Sternlicht!!2.Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for the 2025 fiscal year. 3.Advisory vote to approve executive compensation. 4.Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan. For Against Abstain! ! !! ! !! ! ! We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each stockholder named should sign.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.V56589-Z88317ProxyTHE ESTÉE LAUDER COMPANIES INC.CLASS B COMMON STOCKANNUAL MEETING OF STOCKHOLDERSTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORSThe undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Rashida La Lande, and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 8, 2024, held virtually via www.virtualshareholdermeeting.com/EL2024, at 10:00 a.m. (Eastern Time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof.Continued and to be dated and signed on the reverse side.